As filed with the Securities and Exchange Commission on November 3, 2022

Registration No. 333-265756

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intchains Group Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3674	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o 9/F, A Block, No.333 Haiyang No.1 Road,

Lingang Science and Technology Park,

Pudong New Area, Shanghai, 201306,

the People’s Republic of China

+86 021 58961080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204 Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ning Zhang, Esq. Louise L. Liu, Esq. Morgan, Lewis & Bockius c/o Suites 1902-09, 19th Floor Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong, SAR +852 3551 8500	Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong, SAR +852 3923 1111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED November 3, 2022

3,575,000 American Depositary Shares

Intchains Group Limited

Representing 7,150,000 Class A Ordinary Shares

This is the initial public offering of American depositary shares, or ADSs, of Intchains Group Limited. We are offering 3,575,000 ADSs. Each ADS represents two Class A ordinary shares, par value US$0.000001 per share.

Prior to this offering, there has been no public market for the ADSs or our Class A ordinary shares. We anticipate that the initial public offering price of the ADSs will be between US$7.00 and US$9.00 per ADS.

Upon the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares, and we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our co-founders, namely, Mr. Qiang Ding and Mr. Chaohua Sheng, will beneficially own all of our issued Class B ordinary shares and will be able to exercise approximately 91.60% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming that the underwriters do not exercise their over-allotment option to purchase additional ADSs. As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, subject to certain conditions, and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

We have applied to have our ADSs listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “ICG”.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and are eligible for reduced public company reporting requirements.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 16 of this prospectus. We are not a Chinese operating company but a Cayman Islands holding company with operations conducted by our subsidiaries based in China. The “Company” and “our Company” refer to Intchains Group Limited, a Cayman Islands company. “We,” “us,” and “our” refer to Intchains Group Limited and its subsidiaries. We currently conduct our business through Jerryken Intelligent Technology (Shanghai) Co., Ltd., or Jerryken Shanghai, and Shanghai Intchains Technology Co., Ltd., or Shanghai Intchains, each an indirect wholly owned subsidiary of the Company, and two operating subsidiaries wholly owned by Shanghai Intchains. All of these four operating subsidiaries are established under the laws of the PRC. This operating structure may involve unique risks to investors. Under relevant PRC laws and regulations, foreign investors are permitted to own 100% of the equity interests in a PRC-incorporated company engaged in the business of IC design. However, the PRC government may implement changes to the existing laws and regulations in the future, which may result in the prohibition or restriction of foreign investors from owning equity interests in our PRC operating subsidiaries. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our ADSs” for a detailed discussion. There are significant legal and operational risks associated with being based in or having the majority of operations in China, including that changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless. Recent statements made and regulatory actions undertaken by Chinese government, such as the Opinions on Strictly Cracking Down on Illegal Securities Activities issued on July 6, 2021 by the Chinese government, and any other future laws and regulations could significantly limit or completely hinder our ability to conduct our business, accept foreign investments, or list on an U.S. or other foreign exchange. Our auditor, which is based in New York, is currently subject to inspection by the PCAOB at least every three years. However, our auditor’s China affiliate is located in, and organized under the laws of, the PRC. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC and, as summarized in the “Statement on Agreement Governing Inspections and Investigations of Audit Firms Based in China and Hong Kong” published on the U.S. Securities and Exchange Commission’s official website, the parties agreed to the following: (i) in accordance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation; (ii) the PCAOB shall have direct access to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) the PCAOB shall have the unfettered ability to transfer information to the SEC, in accordance with the Sarbanes-Oxley Act; and (iv) the PCAOB inspectors shall have access to complete audit work papers without any redactions, with view-only procedures for certain targeted pieces of information such as personally identifiable information. The PCAOB is required to reassess its determinations as to whether it is able to carry out inspection and investigation completely and without obstruction by the end of 2022. We cannot assure you that we will not be identified by the SEC under the Holding Foreign Companies Accountable Act, or the HFCA Act, as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. In addition, there can be no assurance that, if we have a “non-inspection” year, we will be able to take any remedial measures. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCA Act and, as a result, we cannot assure you that we will be able to maintain the listing of the ADRs on Nasdaq or that you will be allowed to trade the ADRs in the United States on the “over-the-counter” markets or otherwise. Should the ADRs become not listed or tradeable in the United States, the value of the ADRs could be materially affected. See “Risk Factors—Risks Relating to Doing Business in the PRC” for a detailed discussion.

Intchains Group Limited holds all of the equity interests in its PRC subsidiaries through subsidiaries incorporated in the British Virgin Islands, or BVI, and Hong Kong. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure. Within our direct equity ownership structure, funds from foreign investors can be directly transferred to our PRC subsidiaries by way of capital injection or in the form of a shareholder loan from Intchains Group Limited following this offering. If the Company plans to distribute dividends to its shareholders, our PRC operating subsidiaries will transfer the funds to the Company through our subsidiaries incorporated in the BVI and Hong Kong, and the Company will then distribute dividends to all shareholders in proportion to the shares they hold, regardless of the citizenship or domicile of the shareholders. For the three years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, except for unsecured and interest-free inter-company funding of RMB11,040,000 transferred between our PRC subsidiaries in connection with our purchase of a 17.51% of equity interest in Shanghai Intchains Technology Co., Ltd and inter-company transactions that occurred in the ordinary course of business, no cash or other asset transfers occurred among Intchains Group Limited and its subsidiaries, and no dividends or distributions from a subsidiary were made to Intchains Group Limited or other investors. See “Corporate History and Structure” for additional details.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discount and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)

In addition to the underwriting discounts listed above, we have agreed to issue, upon closing of this offering, warrants to Maxim Group LLC (or its permitted assignees) to purchase a number of our ADSs equal to an aggregate of three percent (3.0%) of the total number of ADSs sold in this offering, or the Underwriter’s Warrants. The Underwriter’s Warrants will have an exercise price equal to 125% of the offering price of the ADSs sold in this offering and may be exercised on a cashless basis. The registration statement of which this prospectus is a part also covers the Underwriter’s Warrants and the ADSs representing our Class A ordinary shares issuable upon the exercise thereof. See “Underwriting” for additional information regarding total underwriter compensation.

The underwriters have an option to purchase up to an aggregate of 536,250 additional ADSs from us at the initial public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the ADSs against payment in U.S. dollars on                , 2022.

Maxim Group LLC

Prospectus dated                   , 2022

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we filed with the Securities and Exchange Commission. We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADS.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who came into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

Until                 , 2022 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

INTCHAINS

Our mission:

XIHE

8 & 100%

8 advanced process IC tapeouts with 100% successful rate

As of September 30, 2022

85%

85% gross profit margin for the nine months ended September 30,2022

5 out of 9

5 out of 9 algorithm are leading the market

5-8 months

Shorter time-to-market product launch

INTCHAINS

Blockchain Algorithms

Decentralized app

Alg: Blake2b

Alg: Blake2b+SHA3

Alg: Sha512MD160

Smart contract

Alg: Blake2s

Alg: Eaglesong

Blockchain infrastructure

Alg: Scrypt

More in future...

Our future

Xihe

Keep iterate new advanced process and develop new algorithm

Wangshu

Develop heterogeneous computing chip platform

Globalization

Global operation to find blockchain market opportunities

People strategy

Strengthen our talent pool

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” section and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the financial statements and the related notes, before deciding whether to invest in our ADSs. This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., or Frost & Sullivan, an independent third-party research firm, to provide information regarding our industry and market position in mainland China. We refer to this report as the Frost & Sullivan report.

Overview

We are a provider of integrated solutions consisting of high-performance computing ASIC chips and ancillary software and hardware for blockchain applications. We utilize a fabless business model and specialize in the front-end and back-end of IC design, which are the major components of the IC product development chain. We have established strong supply chain management with a leading foundry, which helps to ensure our product quality and stable production output.

Our products consist of high-performance computing ASIC chips that have high computing power and superior power efficiency as well as ancillary software and hardware, which cater to the evolving needs of the blockchain industry. We have built a proprietary technology platform named “Xihe” Platform, which allows us to develop a wide range of ASIC chips with high efficiency and scalability. We design our ASIC chips in-house, which enables us to leverage proprietary silicon data to deliver products reflecting the latest technological developments ahead of our competitors. As of September 30, 2022, we had completed a total of eight tape-outs using our “Xihe” Platform for 22nm ASIC chips, achieving a 100% success rate for all our tape-outs.

Our strong commitment to advanced research and development enables us to innovate continuously and create ASIC chips with superior performance to power ratio at reasonable cost. According to Frost & Sullivan, we have a leading market share in ASIC chips designed for several key blockchain algorithms including Blake2bsha3, sha512MD160, Cryptonight V4, Eaglesong and Blake2s, in terms of the accumulative computing power sold for the years ended December 31, 2019, 2020 and 2021. We will continue to devote significant resources to design and tailor our ASIC chips for use in high-technology applications.

As a result of fast-increasing market demand for our products, we have been growing rapidly. Our total revenue increased from RMB35.8 million for 2019 to RMB54.6 million for 2020, and further increased significantly to RMB631.8 million (US$88.8 million) for 2021. Our total revenue increased significantly from RMB330.3 million for the nine months ended September 30, 2021 to RMB440.1 million (US$61.9 million) for the nine months ended September 30, 2022. We recognized net loss of RMB3.0 million for 2019, net income of RMB8.2 million for 2020 and net income of RMB450.1 million (US$63.3 million) for 2021. Our net income increased significantly from RMB251.6 million for the nine months ended September 30, 2021 to RMB342.5 million (US$48.2 million) for the nine months ended September 30, 2022.

Our Competitive Strengths

We believe that the following strengths have contributed to our success and will continue to differentiate us from our competitors:

•	Leading fabless provider of high-performance computing ASIC chips for several key blockchain algorithms

•	Innovative technology platform enabling fast time-to-market product launch and higher gross profit margin

•	Broad product portfolio tailored to capture market growth potential

•	Leading provider of high-performance computing ASIC chips for blockchain algorithms used by individual end users

•	Close and stable relationships with our major suppliers

•	Visionary and experienced management team as well as talented research and development personnel

Our Strategies

We intend to become a leading provider of integrated solutions that include both high-performance computing chips and advanced computing systems and structures. Through our research and development efforts, we plan to integrate general computing power and specialized computing power represented by ASIC by way of enhancing computing systems and structures. We intend to pursue the following strategies:

•	Continue to develop and iterate our “Xihe” Platform and “Wangshu” Platform to maintain our advantages in technology development and diversify our product offerings

•	Develop software systems based on high-performance computing chips to achieve synergistic development of high-performance computing chips and software systems

•	Expand our overseas operations

•	Strengthen our talent pool

Summary of Risk Factors

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 16, including the risks described under the subsections headed “Risks Relating to Our Business and Industry”, “Risks Relating to Doing Business in the PRC” and “Risks Relating to the ADSs and this Offering”, and the other information contained in this prospectus before you decide whether to purchase our ADSs.

We face risks and uncertainties in realizing our business objectives and executing our strategies, including:

•	There is no assurance that a cryptocurrency will maintain its long-term value, and volatility in the market prices of cryptocurrencies may adversely affect our business and results of operations.

•

The industry in which we operate is characterized by constant changes. If we fail to innovate or to provide products that meet the expectations of our customers, we may be unable to attract new customers or retain existing customers, and as a result our business and results of operations may be adversely affected;

•

We are subject to risks associated with legal, political or other conditions or developments regarding holding, using or mining of cryptocurrencies and related products and services, which could negatively affect our business, financial condition, and results of operations;

•

We derive a significant portion of our revenue from our ASIC chips. If the market for ASIC chips used in cryptocurrency mining machines ceases to exist or diminishes significantly, our business and results of operations would be materially harmed.

•

Our ASIC chips business depends mainly on supplies from a single third-party foundry, and any failure to obtain sufficient foundry capacity from this foundry would significantly delay the shipment of our products;

•	We may be unable to make the substantial investments in research and development that are required to remain competitive in our business.

•

If we fail to adequately protect our intellectual property rights, our ability to compete effectively or to defend ourselves from litigation could be impaired, which could reduce our total revenue and increase our costs;

•

The loss of any member of our senior management team, or our failure to attract, train and retain qualified personnel, especially our research and development personnel, could impair our ability to grow our business and effectively execute our business strategy;

•	Our research and development activities may not result in the successful development of new products;

•

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors or their affiliates that are located in China. The delisting of our ADSs, or the threat of such delisting, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections;

•

As a business operating in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. New regulations and policies, which may be adopted with little notice, could result in a material change in our operations and/or the value of our ADSs;

•

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Although our business is not of the type currently subject to government review in China prior to a foreign securities offering, any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the PRC government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless;

•

The approval of the CSRC, or CAC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law, and, if required, we cannot predict whether we will be able to obtain such approval or complete such filing;

•

The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our ADSs. The Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals;

•

Changes to and uncertainties in the legal system of the PRC may have a material adverse impact on our business, financial condition and results of operations. Legal protections available to you under the legal system of the PRC may be limited;

•	You may experience difficulties enforcing judgments against us and our management in the PRC; and

•

Our corporate structure may restrict our ability to receive dividends from, and transfer funds to, our PRC operating subsidiaries, which could restrict our ability to act in response to changing market conditions in a timely manner.

Corporate History and Structure

We conduct our operations in China through our subsidiaries incorporated under the laws of the PRC. In this offering, investors will be purchasing ADSs representing Class A ordinary shares issued by our Cayman Islands holding company, Intchains Group Limited, which is the ultimate owner of 100% of the equity interests in the PRC subsidiaries. Our Cayman Islands holding company does not conduct operations. We began our operations in December 2017 when Shanghai Intchains Technology Co., Ltd., or Shanghai Intchains, was founded in Shanghai, China.

With the growth of our business and in order to facilitate international capital raising, we underwent an offshore reorganization in the second half of 2021. Intchains Group Limited was incorporated in the Cayman Islands as our offshore holding company in June 2021 and became the ultimate holding company of our operating subsidiaries in December 2021.

The structure of cash flows within our corporate organization, together with a summary of the applicable PRC regulations, is as follows:

1. We do not have a variable interest entities structure, or VIE structure. Intchains Group Limited directly controls Jerryken Intelligent Technology (Shanghai) Co., Ltd., or WFOE, as well as Shanghai Intchains and our other two operating subsidiaries in the PRC through its wholly owned subsidiaries, namely, Intchains BVI and Intchains HK. See “Corporate History and Structure” for additional details.

2. Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter into Intchains Group Limited at the close of this offering, the funds can be directly transferred to WFOE by way of capital injection; WFOE can also transfer the funds into the other PRC subsidiaries of Intchains Group Limited through a capital injection or by providing a shareholder loan after the conversion of currency from U.S. dollar to RMB in accordance with the PRC foreign exchange laws and regulations.

If the Company intends to distribute dividends, our PRC subsidiaries will transfer the dividends to Intchains HK in accordance with the laws and regulations of the PRC including but not limited to laws and regulations on withholding tax on dividend distributions, Intchains HK will then transfer the dividends to Intchains Group Limited through Intchains BVI, then the dividends will be distributed from Intchains Group Limited to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. For the three years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2022, except for unsecured and interest-free inter-company funding of RMB11,040,000 transferred from Shanghai Intchains to WFOE for its settlement on the purchase of a 17.51% equity interest in Shanghai Intchains (see “Corporate History and Structure” for details of such share transfer) and inter-company transactions that occurred in the ordinary course of business, no cash or other asset transfers occurred among Intchains Group Limited and its subsidiaries; and no dividends or distributions of a subsidiary were made to Intchains Group Limited or other investors. For the foreseeable future, Intchains Group Limited intends to retain most, if not all, of its available funds and any future earnings to operate and expand its business. We have no intention to declare or pay any dividends in the near future on our ordinary shares or the ADSs representing our ordinary shares.

4. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capital. These reserves are not distributable as cash dividends. See “Regulations Relating to Dividend Distributions” for more information.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, implemented a series of capital control measures, including stricter vetting procedures for mainland China-based companies to remit foreign currency for overseas acquisitions and dividend payments. The Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control promulgated by SAFE in January 2017, stipulates several capital control measures with respect to outbound remittances of profits from domestic entities to offshore entities, including the following: (1) under the principle of genuine transaction, banks shall check board resolutions regarding profit distributions, the original version of tax filing records and audited financial statements; and (2) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, domestic entities are required to make detailed explanations of sources of capital and utilization arrangements, and to provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC- resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect of the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

We have been advised by Jingtian & Gongcheng, our PRC legal adviser, that (i) we have obtained all necessary permissions or approvals and authorizations in mainland China in all material aspects in relation to conducting our IC design business operations in mainland China; and (ii) we are not required to obtain any permission or approval from any Chinese authority to issue securities to foreign investors or in connection with this offering under Chinese laws or regulations in effect. Except for the business licenses issued by the local branch of the State Administration for Market Regulation, which our PRC subsidiaries have obtained and are in full force and effect as of the date of this prospectus, Intchains Group Limited and our PRC subsidiaries are not required to obtain other licenses, approvals or permits to conduct our IC design business operations in mainland China.

To the best of our knowledge, as of the date of this prospectus, there are no laws or regulations that are or will be adopted in the near future by PRC government authorities that would prevent us from maintaining the business licenses we have obtained or would require us to obtain additional licenses or qualifications in order to operate our IC design business.

Our Corporate Structure

The chart below illustrates our corporate structure as of the date of this prospectus:

For a more detailed description of our history and a diagram that illustrates our current corporate structure as of the date of this prospectus, see “Corporate History and Structure.”

Corporate Information

The principal executive offices of our operating subsidiaries are located at 9/F, A Block, No.333 Haiyang No.1 Road, Lingang Science and Technology Park, Pudong New Area, Shanghai, 201306, the People’s Republic of China. Our telephone number at this address is +86 021 5896 1080 and our fax number is +86 021 5896 1085.

Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Our agent for service of process in the United States is Puglisi & Associates.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.intchains.com. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of the benefits of this extended transition period provided under the JOBS Act for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We are an “emerging growth company” as the term is used in the JOBS Act and, as such, we are subject to certain reduced public company reporting requirements. See the applicable disclosure under the section captioned “Risk Factors—Risks Relating to the ADSs and this Offering.”

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards. Currently, we plan to rely on home country practices with respect to our corporate governance after we complete this offering.

Conventions That Apply to This Prospectus

Except otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents two Class A ordinary shares;

•	“ASICs” are to application-specific ICs, meaning ICs designed for a specific application;

•	“CAGR” are to compound average growth rate;

•

“China” or the “PRC”, in each case, are to the People’s Republic of China, including Hong Kong, Macau and Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus. When used in the case of laws and regulations, of “China” or “the PRC”, it refers to only such laws and regulations of mainland China;

•	“Class A ordinary shares” are to our class A ordinary shares, par value US$0.000001 per share;

•	“Class B ordinary shares” are to our class B ordinary shares, par value US$0.000001 per share;

•	“EIT” are to enterprise income tax;

•	“IC” or “chips” are to integrated circuits;

•	“IoT” are to Internet-of-Things, the extension of internet connectivity into physical devices and everyday objects;

•	“iterate” or “iteration” are to the act of repeating a process, either to generate an unbounded sequence of outcomes, or with the aim of approaching a desired goal, target or result;

•

“mainland China” are to the People’s Republic of China, excluding, solely for the purpose of this prospectus, Hong Kong, Macau and Taiwan. The term “mainland Chinese” has a correlative meaning for the purpose of this prospectus;

•	“nm” are to nanometer;

•

“ordinary shares” or “shares” prior to the completion of this offering are to our ordinary shares of par value US$0.000001 per share, and upon and after the completion of this offering are to our Class A ordinary shares and Class B ordinary shares;

•	“PoW” are to proof-of-work;

•

“Risc-V” are to an open source instruction set architecture, which is a set of instructions that describes the way in which software talks to an underlying processor, and Risc-V’s open source nature means that anyone can build a processor to support it without paying high royalty fees;

•	“RMB” and “Renminbi” are to the legal currency of mainland China;

•	“SoC” are to a chip that integrates all components of a computer or other electronic systems;

•

“tape-out” are to the final result of the design process for ICs when the graphic for the photomask of the IC is sent to the fabrication facility, and a successful tape-out means all the stages in the design and verification process of ICs have been completed;

•	“US$” and “U.S. dollars” are to the legal currency of the United States;

•	“U.S. GAAP” are to generally accepted accounting principles in the United States; and

•	“we,” “us,” “our company,” “the Group” and “our” are to Intchains Group Limited, a Cayman Islands company and its subsidiaries.

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional ADSs, (b) references in this prospectus to this offering are to our offering of ADSs pursuant to this prospectus, and (c) information in this prospectus does not include the ordinary shares reserved for future issuance under our share incentive plan.

Our reporting currency is RMB. This prospectus contains translations from RMB to U.S. dollars solely for the convenience of the reader. Unless otherwise stated, the translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB7.1135 to US$1.00, the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2022. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and the reports. This prospectus contains statistical data and estimates published by Frost & Sullivan, an independent research firm, for which we paid a fee. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Impact of COVID-19

The COVID-19 outbreak has adversely affected (and a significant outbreak of other infectious diseases could result in an additional widespread health crisis that could adversely affect) the economies and financial markets worldwide, and our business could be materially and adversely affected by the COVID-19 outbreak and any such other outbreak. Furthermore, our business may be adversely affected if continued concerns relating to COVID-19 continue to restrict travel, or result in our personnel, vendors and services providers being unavailable to pursue their business objectives free of COVID-19 related restrictions. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions by different governments to contain COVID-19 or treat its impact, among others. If the disruptions caused by COVID-19 or other matters of global concern continue for an extended period of time, our ability to pursue our business objectives may be materially and adversely affected. In addition, our ability to raise equity and debt financing which may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

Recent Developments

Prices of alternative cryptocurrencies have stabilized since September 2022 after experiences declines generally in the second and third quarters of 2022. In response to recent shifts in market trends, we have examined the expected returns of cryptocurrency mining activities, prices of ASIC chips that are used in mining equipment for different alternative cryptocurrencies, and end users’ demonstrated faith and preferences for different alternative cryptocurrencies, and adjusted our product development and production plans accordingly. We plan to prioritize using our wafer supplies to manufacture ASIC chips that have relatively high profit margins, which will help maximize our profitability. We also intend to roll out new ASIC chips and blockchain applications during the remainder of 2022 to explore new market opportunities.

In 2022, many regions in China experienced a resurgence of COVID-19, and local governments of mainland China implemented pandemic control measures that put restrictions on travel and group gatherings. To mitigate the impact on our business, we intend to use more than one foundry facility operated by our Foundry Partner as well as explore cooperative opportunities with other established foundries. While we experienced delays in the first half of 2022 ranging from one to four days in custom clearance for ASIC chips from our Foundry Partner and transportation to our outsourced semiconductor assembly and testing service providers, our operations have returned to normal since the third quarter of 2022. We currently do not expect disruptions to our supply chain in the foreseeable future.

THE OFFERING

Offering price:	We currently estimate that the initial public offering price will be between US$7.00 and US$9.00 per ADS.

ADSs Offered by us:	3,575,000 ADSs (or 4,111,250 ADSs if the underwriters exercise the option to purchase additional ADSs in full).

ADSs Outstanding Immediately After This Offering	3,575,000 ADSs (or 4,111,250 ADSs if the underwriters exercise the option to purchase additional 536,250 ADSs in full).

Ordinary Shares Outstanding Immediately After This Offering	124,797,000 ordinary shares, comprised of 59,709,000 Class A ordinary shares and 65,088,000 Class B ordinary shares (or 125,869,500 ordinary shares, comprised of 60,781,500 Class A ordinary shares and 65,088,000 Class B ordinary shares if the underwriters exercise the option to purchase additional 536,250 ADSs in full).

Option to Purchase Additional ADSs	We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 536,250 additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

The ADSs	Each ADS represents two Class A ordinary shares, par value US$0.000001 per share.

The depositary will hold the Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement, the form of which is filed as an exhibit to the registration statement that includes this prospectus.

We do not expect to pay any cash dividends on our Class A ordinary shares in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American

Depositary Shares.” You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Listing	We have applied to have our ADSs listed on the Nasdaq under the symbol ICG. Our ADSs and ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2022.

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$23.6 million (or US$27.5 million if the underwriters exercise their option to purchase additional ADSs in full) from this offering, assuming an initial public offering price of US$8.00 per ADS, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We intend to use our net proceeds from this offering for (i) the continuing development and enhancement of our “Xihe” Platform and “Wangshu” Platform; (ii) the establishment of research and development centers in China, Singapore and selected locations overseas, research and development projects in cooperation with software companies in China and overseas, and the expansion of our research and development team; (iii) the establishment of an overseas operating center in Singapore, which will have business operation management functions, end application development capabilities and sales operations; (iv) the purchase of wafers and other raw materials from qualified suppliers; and (v) other working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.

Depositary	Deutsche Bank Trust Company Americas.

Lock-Up	We, our directors and executive officers and all other existing holders of 5.0% or more of our outstanding shares have agreed with the underwriters not to offer, issue, sell, encumber, transfer or otherwise dispose of any of our securities, including our ADSs and ordinary shares for a period of six months after the completion of this offering without the consent of the representatives of the underwriters. See “Underwriting” for more information.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations and comprehensive (loss) income data and cash flow data for the years ended December 31, 2019, 2020 and 2021 and summary consolidated balance sheets data as of December 31, 2020 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the U.S. GAAP. The following summary consolidated statements of operations and comprehensive (loss) income data and cash flows data for the nine months ended September 30, 2021 and 2022, summary consolidated balance sheets data as of September 30, 2022, have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary Consolidated Statements of Operations and Comprehensive (Loss) Income

	Years ended December 31,				For the nine months ended September 30,
	2019	2020	2021		2021	2022
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	RMB’000	US$’000
Net revenue
Products revenue	35,816	54,603	631,838	88,822	330,331	440,076	61,865
Total net revenue	35,816	54,603	631,838	88,822	330,331	440,076	61,865
Cost of revenue	(29,581)	(23,331)	(113,955)	(16,020)	(47,547)	(67,030)	(9,423)
Gross profit	6,235	31,272	517,883	72,802	282,784	373,046	52,442
Operating expenses:
Research and development expenses	(9,062)	(22,481)	(53,153)	(7,472)	(25,416)	(38,429)	(5,403)
Sales and marketing expenses	(1)	(91)	(3,006)	(423)	(1,846)	(2,989)	(420)
General and administrative expenses	(5,036)	(3,165)	(14,403)	(2,025)	(5,404)	(9,867)	(1,387)
Total operating expenses	(14,099)	(25,737)	(70,562)	(9,920)	(32,666)	(51,285)	(7,210)
(Loss) Income from operations:
Interest income	16	37	2,518	354	1,146	7,658	1,077
Interest expense and guarantee fee	(132)	(168)	(197)	(28)	(98)	(58)	(8)
Foreign exchange (loss)/gains, net	(55)	348	(238)	(34)	(95)	3,566	501
Other income	5,323	2,495	740	104	519	19,196	2,699
(Loss)/Income before income tax expenses	(2,712)	8,247	450,144	63,278	251,590	352,123	49,501
Income tax expense	(238)	—	—	—	—	9,575	1,346
Net (loss)/ income and total comprehensive (loss)/income	(2,950)	8,247	450,144	63,278	251,590	342,548	48,155
Weighted average number of shares used in per share calculation(1):
— Basic and diluted	100,000,000	100,000,000	100,870,300	100,870,300	100,000,000	117,647,000	117,647,000
Net (loss)/earnings per share
— Basic and diluted	(0.03)	0.08	4.46	0.63	2.52	2.91	0.41

Note:

(1)	Retroactively restated to reflect the 1:100 split of our ordinary shares effected on July 8, 2022, as described in Note 1 to our consolidated financial statements included in this prospectus.

Summary Consolidated Balance Sheets

	As of December 31,			As of September 30,
	2020	2021		2022
	RMB’000	RMB’000	US$’000	RMB’000	US$’000
ASSETS
Current assets:
Cash and cash equivalents	19,627	502,420	70,629	703,105	98,841
Accounts receivable	6,530	—	—	—	—
Inventories	9,481	66,818	9,393	76,598	10,768
Prepayments and other current assets	7,616	38,124	5,360	42,923	6,035
Amount due from a related party	—	—	—	—	—
Total current assets	43,254	607,362	85,382	822,626	115,644

Non-current assets:
Property, equipment, and software, net	406	1,623	229	4,441	625
Right of use assets	239	2,275	320	1,566	220
Prepayments on long-term assets	—	—	—	112,856	15,865
Total non-current assets	645	3,898	549	118,863	16,710

Total assets	43,899	611,260	85,931	941,489	132,354

LIABILITIES, AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	621	6,583	926	2,259	318
Short-term debts	—	—	—	—	—
Contract liabilities	—	3,002	422	1,115	157
Income tax payable	—	—	—	2,377	334
Lease liabilities	239	934	131	963	135
Amounts due to related parties	4,803	—	—	—	—
Provision for warranty	—	463	65	385	54
Accrued liabilities and other current liabilities	3,997	20,615	2,898	12,905	1,814

Total current liabilities	9,660	31,597	4,442	20,004	2,812

Non-current liabilities:
Lease liabilities	—	1,267	178	541	76
Other non-current liabilities	46	—	—	—	—

Total non-current liabilities	46	1,267	178	541	76

Total liabilities	9,706	32,864	4,620	20,545	2,888

Total shareholders’ equity	34,193	578,396	81,311	920,944	129,466
Total liabilities and shareholders’ equity	43,899	611,260	85,931	941,489	132,354

Summary Consolidated Statements of Cash Flow

	Years ended December 31,				For the nine months ended September 30,
	2019	2020	2021		2021	2022
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	RMB’000	US$’000
Net cash (used in) provided by operating activities	(5,987)	15,586	395,420	55,587	220,332	316,209	44,452
Net cash used in investing activities	(165)	(251)	(1,770)	(249)	(1,070)	(115,524)	(16,240)
Net cash provided by financing activities	3,388	251	89,143	12,532	4,099	—	—
Net (decrease)/increase in cash and cash equivalents	(2,764)	15,586	482,793	67,870	223,361	200,685	28,212
Cash and cash equivalents, at the beginning of year	6,805	4,041	19,627	2,759	19,627	502,420	70,629
Cash and cash equivalents, at the end of year	4,041	19,627	502,420	70,629	242,988	703,105	98,841

Key Operating Data

The following table sets forth the breakdown of revenue, sales volume and average selling price (per unit) of ASIC chips delivered for the periods indicated:

	Years ended December 31,									For the nine months ended September 30,
	2019			2020			2021			2021			2022
	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit
	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)
ASIC chips
ICQ510	3,312	362,000	9.15	15,189	1,308,351	11.61	—	—	—	—	—	—	—	—	—
SIPC100	211	3,500	60.29	884	66,240	13.35	—	—	—	—	—	—	—	—	—
ICQ520	—	—	—	1,313	114,789	11.44	—	—	—	—	—	—	—	—	—
ICT560	—	—	—	10,486	622,015	16.86	83,770	1,437,544	58.27	29,437	439,816	66.93	42,793	598,264	71.53
ICT570	—	—	—	1,111	34,885	31.85	7,380	74,592	98.94	4,227	49,712	85.03	5,197	34,464	150.80
ICT580	—	—	—	1,075	36,350	29.57	—	—	—	—	—	—	3,858	32,880	117.34
ICC590	—	—	—	18,553	123,130	150.68	131,975	1,169,405	112.86	71,744	622,281	115.29	48,924	517,096	94.61
ICA585	—	—	—	—	—	—	—	—	—	—	—	—	148,079	328,924	450.19
ICA586	—	—	—	—	—	—	108,092	411,944	262.39	64,097	231,656	276.69	70,797	166,756	424.55
ICA588	—	—	—	—	—	—	206,823	1,706,716	121.18	119,275	894,300	133.37	61,605	533,100	115.56
ICA589	—	—	—	—	—	—	22,065	306,952	71.88	16,620	253,560	65.55	5,692	60,756	93.69
IAA561	—	—	—	—	—	—	—	—	—	—	—	—	19,148	252,727	75.77
ICC551	—	—	—	—	—	—	—	—	—	—	—	—	3,570	43,848	81.42
Total	3,523	365,500	9.64	48,611	2,305,760	21.08	560,105	5,107,153	109.67	305,400	2,491,325	122.59	409,663	2,568,815	159.48

RISK FACTORS

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

There is no assurance that a cryptocurrency will maintain its long-term value, and volatility in the market prices of cryptocurrencies may adversely affect our business and results of operations.

As a relatively new product based on technologies developed in recent years, cryptocurrencies have only recently been accepted as a means of payment for goods and services by selected industries and in selected markets, and the use of cryptocurrencies by consumers to make payment remains limited. Additionally, as the value of most cryptocurrencies is not anchored by any reserve currency or precious metal, nor is it backed by any government or commercial enterprise, the long-term value of cryptocurrencies is uncertain, which may further increase the volatility in cryptocurrency prices. Banks and other established financial institutions may refuse to process funds for cryptocurrency transactions, process wire transfers to or from cryptocurrency exchanges, or maintain accounts for persons or entities transacting in cryptocurrencies.

Meanwhile, a significant portion of cryptocurrency demand is generated by speculators and investors seeking to profit from the short or long term holding of cryptocurrencies. The prices of cryptocurrencies may also be impacted by evolving and uncertain regulatory environment and the development of blockchain technology. According to Frost & Sullivan, the prices of alternative cryptocurrencies have experienced significant fluctuations during their limited history and may continue to fluctuate significantly in the future. As a result of the foregoing, the prices of cryptocurrencies have been quite volatile during its limited history.

Our business and financial condition highly correlate with market prices of cryptocurrencies. Our ASIC chip is the core component of the cryptocurrency mining machine. We price our ASIC chips with reference to the market price of cryptocurrencies and the expected economic return of cryptocurrency mining, among other factors. In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively, almost all of our revenue was generated from the sales of ASIC chips for cryptocurrency mining machines. Any wild fluctuations in the market price of cryptocurrencies may have a material adverse impact on our business, financial condition and results of operations. In addition, if there is a steep increase in the market price of cryptocurrencies, market demand for our ASIC chips is also likely to surge. In the event that our production and service capabilities cannot quickly catch up, we may lose our customers and market share. In addition, if market demand increases beyond our expectations, we may not be able to maintain an adequate inventory level of our finished goods, and may lose sales and market share to our competitors as a result.

On the other hand, if the market price of cryptocurrencies falls significantly, economic returns for mining activities as well as demand for our ASIC chips will likely drop rapidly. We may be exposed to increased inventory risks due to accumulating excessive inventory of our products or raw materials, parts and components for our products.

The industry in which we operate is characterized by constant changes. If we fail to innovate or to provide products that meet the expectations of our customers, we may be unable to attract new customers or retain existing customers, and as a result our business and results of operations may be adversely affected.

The industry in which we operate is characterized by constant changes, including rapid technological evolution, continual shifts in customer demand, frequent introductions of new products and solutions and constant emergence of new industry standards and practices. For example, algorithms used for mining a certain cryptocurrency may change from time to time, and our customers may demand ASIC chips with the latest algorithms that meet their requirements. Thus, our success will depend, in part, on our ability to respond to these changes in a cost-effective and timely manner. We need to anticipate the emergence of new technologies and assess their market acceptance. We also need to invest significant resources in research and development in order to keep our products competitive in the market.

However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research and development results, which could result in excessive research and development expenses or delays. Given the fast pace with which blockchain technologies have been and will continue to be developed, we may not be able to timely upgrade our technologies in an efficient and cost-effective manner, or at all. In addition, new developments in deep learning, IoT, computer vision, blockchain and cryptocurrency could render our products obsolete or unattractive. If we are unable to keep up with the technological developments and anticipate market trends, or if new technologies render our technologies or solutions obsolete, customers may no longer be attracted to our products. As a result, our business, results of operations and financial condition would be materially and adversely affected.

As our current ASIC chips are mainly designed for cryptocurrency mining, any limitation on the usage and adaptation of cryptocurrency and any actual or perceived adverse development in the cryptocurrency market, which is rapidly and continuously evolving, can adversely affect our results of operations. As there is no wide consensus with respect to the value and application of cryptocurrency, any future development may continue to affect the price of cryptocurrency and as a result affect the demand for our current ASIC chips. In addition, any event or rumor that generates negative publicity for the cryptocurrency industry and market, such as allegations that cryptocurrency is used for money laundering or other illicit activities, could result in harm to our reputation, which in turn may negatively affect our results of operations.

Decentralization, or the lack of control by a central authority, is a key reason that cryptocurrencies have attracted many committed users. However, the decentralized nature of cryptocurrency is subject to growing discussion and suspicion. Individuals, companies or groups, as well as cryptocurrency exchanges that own vast amounts of cryptocurrencies, can affect the market price of cryptocurrency. Furthermore, mining equipment production and mining pool locations are becoming centralized. The suspicion about the decentralized nature of cryptocurrency may cause our customers to lose confidence in the prospects of the cryptocurrency industry. This in turn could adversely affect the market demand for our ASIC chips and our business.

We are subject to risks associated with legal, political or other conditions or developments regarding holding, using or mining of cryptocurrencies and related products and services, which could negatively affect our business, financial condition, and results of operations.

End users of our products are based across the world. As such, changes in government policies, taxes, general economic and fiscal conditions, as well as political, diplomatic or social events, expose us to financial and business risks. In particular, changes in domestic or overseas policies and laws regarding holding, using and/or mining of cryptocurrencies and related products and services could result in an adverse effect on our business operations and results of operations. Moreover, if any domestic or international jurisdiction where we operate or sell our ASIC chips prohibits or restricts cryptocurrency mining activities, we may face legal and other liabilities and may experience a material loss of revenue.

There are significant uncertainties regarding future regulations pertaining to the holding, using or mining of cryptocurrencies and related products and services, which may adversely affect our results of operations. While cryptocurrency has gradually gained more market acceptance and attention, it is anonymous and may be used for black market transactions, money laundering, tax evasion, terrorism or other illegal activities. As a result, governments may seek to regulate, restrict, control or ban the mining, use and holding of cryptocurrencies and related products and services. Our existing policies and procedures for the detection and prevention of money laundering and terrorism-funding activities through our business activities have only been adopted in recent years and may not completely eliminate instances in which we or our products may be used by other parties to engage in money laundering and other illegal or improper activities. We cannot assure you that there will not be a failure in detecting money laundering or other illegal or improper activities which may adversely affect our reputation, business, financial condition and results of operations.

With advances in technology, cryptocurrencies are likely to undergo significant changes in the future. It remains uncertain whether cryptocurrency will be able to cope with, or benefit from, those changes. In addition, as cryptocurrency mining employs sophisticated and high computing power devices that need to consume a lot of electricity to operate, future developments in the regulation of energy consumption, including possible restrictions on energy usage in the jurisdictions where we sell our products, may also affect our business operations and the demand for our current ASIC chips. There has been public backlash surrounding the environmental impact of cryptocurrency mining, particularly the large consumption of electricity, and governments of various jurisdictions have responded. For example, in the United States, certain local governments of the state of Washington have discussed measures to address environmental impact of cryptocurrency-related operations, such as the high electricity consumption of cryptocurrency mining activities. Pursuant to the Announcement on Prevention of Risks from Offering and Financing of Cryptocurrencies promulgated by seven PRC governmental authorities including the PBOC on September 4, 2017, and Guarding against the Speculative Risks of Cryptocurrency Trading promulgated by the National Internet Finance Association of China, the China Banking Association; and the Payment & Clearing Association of China on May 18, 2021, illegal activities in offering and financing of cryptocurrencies, including initial coin offerings (ICOs), are forbidden in the PRC because such activities may be considered to constitute illegal offering of securities or illegal fundraising. Furthermore, financial institutions and payment institutions shall not engage in businesses related to cryptocurrency offering or financing transactions. Pursuant to the Circular of the Regulating Cryptocurrency Mining Activities promulgated by eleven PRC governmental authorities including the PBOC on September 3, 2021, which aims to dispose of the “hidden risks” in cryptocurrency mining as it pursues China’s carbon-neutrality goals, and cryptocurrency mining is to be classified as a phased-out industry. This circular does not outlaw cryptocurrency mining completely, rather it orders local authorities to clamp down on illegal mining activities with plans to gradually phase out the industry. Investing in and constructing new mining projects will not be allowed and the existing mining projects will be given time to exit, and the entire industrial chain of the upstream and downstream of cryptocurrency mining activities will be tighten regulated. On September 15, 2021, ten PRC governmental authorities including the People’s Bank of China, or the PBOC, issued the Notice on Further Preventing and Disposing of Risks in Cryptocurrency Trading and Speculation. This notice reiterates that cryptocurrencies do not have the same legal status as legal currencies, and emphasizes that cryptocurrency-related businesses are illegal financing activities such as conducting exchanges between legal currencies and cryptocurrencies, exchanges among different cryptocurrencies, trading cryptocurrencies as a central counterparty, matching and pricing services for cryptocurrency transactions, token issuance and financing, and cryptocurrencies derivatives transactions. Cryptocurrency exchanges providing services to domestic residents are also illegal financial activities, and the relevant domestic staff and subjects providing marketing and promotion, payment and settlement, and technical support services for them will be investigated for knowingly participating in the cryptocurrency industry.

We derive a significant portion of our revenue from our ASIC chips. If the market for ASIC chips used in cryptocurrency mining machines ceases to exist or diminishes significantly, our business and results of operations would be materially harmed.

Historically, we derived a significant portion of our revenue from the sales of our proprietary ASIC chips, and this is expected to continue in the foreseeable future. In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, sales of our ASIC chips accounted for 9.8%, 89.0%, 88.6%, 92.5% and 93.1% of our revenue, respectively. If the market for ASIC chips used in cryptocurrency mining machines ceases to exist or diminishes significantly, we would experience a significant loss of sales, cancelation of orders, or loss of customers for our ASIC chips. If we cannot maintain the scale and profitability of our ASIC chips, our business, results of operations and ability to continue to grow will suffer. Furthermore, excess inventories, inventory markdowns, brand image deterioration and margin squeeze caused by declining economic returns for miners or pricing competition for our ASIC chips could all have a material and adverse impact on our business, financial condition and results of operations.

We generate all of our revenue from sales to customers in the PRC. Any adverse development in the regulatory environment in the PRC could have a negative impact on our business, financial condition and results of operations.

We sell all of our ASIC chips to distributors in the PRC which in turn sell our products to cryptocurrency miners. We generate all of our revenue from customers in the PRC. If there is any adverse development in the regulatory environment concerning cryptocurrency mining in the PRC, our business, financial condition and results of operations will be materially and adversely affected. For example, on September 15, 2021, ten PRC governmental authorities including the PBOC issued the Notice on Further Preventing and Disposing of Risks in Cryptocurrency Trading and Speculation. This notice reiterates that cryptocurrencies do not have the same legal status as legal currencies, and emphasizes that cryptocurrency-related businesses are illegal financing activities such as conducting exchanges between legal currencies and cryptocurrencies, exchanges among different cryptocurrencies, trading cryptocurrencies as a central counterparty, matching and pricing services for cryptocurrency transactions, token issuance and financing, and cryptocurrencies derivatives transactions. See “Regulation — Regulations and Government Policies Relating to the Cryptocurrency” for details. There is no assurance that we will be able to effectively respond to any changes in PRC industrial policies as well as their implementation and interpretation. To the extent we are not able to generate sufficient sales from overseas markets to offset any decrease in demand from our PRC customers, our business and results of operations will be negatively impacted. In particular, if the PRC government completely bans the mining, even the upstream and downstream industry of the mining, possession and use of cryptocurrency, we will not be able to sell our products in the PRC, and we may not be able to generate sufficient sales overseas to make up for such loss of business in the PRC.

In addition, PRC government authorities have broad powers to adopt regulations and other requirements affecting or restricting our operations, including tax policies. Moreover, these relevant regulatory authorities possess significant powers to enforce applicable regulatory requirements in the event of our non-compliance, including the imposition of fines, sanctions or the revocation of licenses or permits to operate our business. We cannot assure you that we will not face administrative fines or penalties concerning our operations or our subsidiaries, which could have a material adverse impact on our results of operation.

Our ASIC chips business depends mainly on supplies from a single third-party foundry, and any failure to obtain sufficient foundry capacity from this foundry would significantly delay the shipment of our products.

As a fabless IC design company, we do not own any IC fabrication facilities. A leading semiconductor foundry has been our major third-party foundry partner for our ASIC chips business (the “Foundry Partner”). In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, the value of the ICs we purchased from the Foundry Partner accounted for 60.6%, 84.0%, 45.3%, 47.4% and 58.9%, respectively, of our total procurement for the respective periods. It is important for us to have a reliable relationship with the Foundry Partner and other future foundry service providers to ensure adequate product supply to respond to customer demand.

We cannot guarantee that the Foundry Partner will be able to meet our manufacturing requirements. The ability of the Foundry Partner to provide us with foundry services is limited by its technology migration, available capacity and existing obligations. If the Foundry Partner fails to succeed in its technology migration, it will not be able to deliver to us qualified ICs, which will significantly affect our technological advancement and shipment of ASIC chips. This could in turn result in lost sales and have a material adverse effect on our relationships with our customers and on our business and financial condition. In addition, we do not have a guaranteed level of production capacity from the Foundry Partner. We do not have long-term contracts with the Foundry Partner, and we source our supplies on a purchase order basis and prepay the purchase amount. As a result, we depend on the Foundry Partner to allocate to us a portion of its manufacturing capacity sufficient to meet our needs, to produce products of acceptable quality and at acceptable final test yields and to deliver those products to us on a timely basis and at acceptable prices. If the Foundry Partner raises its prices or is unable or unwilling to meet our required capacity for any reason, such as shortages or delays in the shipment of semiconductor equipment or raw materials required to manufacture our ICs, or if our business relationships with the Foundry Partner deteriorate, we may not be able to obtain the required capacity and would have to seek alternative foundries, which may not be available on commercially reasonable terms, or at all. Moreover, it is possible that other customers of the Foundry Partner that are larger and/or better financed than we are, or that have long-term contracts with it, may receive preferential treatment in terms of capacity allocation or pricing. In addition, if we do not accurately forecast our capacity needs, the Foundry Partner may not have available capacity to meet our immediate needs or we may be required to pay higher costs to fulfill those needs, either of which could materially and adversely affect our business, operating results or financial condition.

In particular, the production of our ASIC chips may require advanced IC fabrication technologies, and foundries other than the Foundry Partner might not have sufficient production capacity for such technologies, if at all, to meet our requirements. This may expose us to risks associated with engaging new foundries. For example, using foundries with which we have not established relationships could expose us to potentially unfavorable pricing, unsatisfactory quality or insufficient capacity allocation.

Other risks associated with our dependence on a single third-party foundry include limited control over delivery schedules and quality assurance, lack of capacity in periods of excess demand, unauthorized use of our intellectual property and limited ability to manage inventory and parts. In particular, although we have entered into confidentiality agreements with our Foundry Partner for the protection of our intellectual property, it may not protect our intellectual property with the same degree of care as we use to protect our intellectual property. See “—If we fail to adequately protect our intellectual property rights, our ability to compete effectively or to defend ourselves from litigation could be impaired, which could reduce our total revenue and increase our costs.” If we fail to properly manage any of these risks, our business and results of operations may be materially and adversely affected.

Moreover, if the Foundry Partner suffers any damage to its facilities, suspends manufacturing operations, loses benefits under material agreements, experiences power outages or computer virus attacks, lacks sufficient capacity to manufacture our products, encounters financial difficulties, is unable to secure necessary raw materials from its suppliers or suffers any other disruption or reduction in efficiency, we may encounter supply delays or disruptions.

Mining difficulty for any reason would negatively affect the economic returns of cryptocurrency mining activities, which in turn would decrease the demand for and/or pricing of our products.

The difficulty of cryptocurrency mining, or the amount of computational resources required for a set amount of reward for recording a new block, directly affects the expected economic returns for cryptocurrency miners, which in turn affects the demand for our ASIC chips. Cryptocurrency mining difficulty is a measure of how much computing power is required to record a new block and it is affected by the total amount of computing power in the cryptocurrency network. The cryptocurrency algorithm is designed so that one block is generated within a certain time period, no matter how much computing power is in the network. Thus, as more computing power joins the network, and assuming the rate of block creation does not change, the amount of computing power required to generate each block increases and hence the mining difficulty also increases. In other words, based on the current design of the cryptocurrency network, cryptocurrency mining difficulty would increase together with the total computing power available in the cryptocurrency network, which is in turn affected by the number of cryptocurrency mining machines in operation. As a result, strong growth in sales of our ASIC chips can contribute to further growth in the total computing power in the network, thereby driving up the difficulty of cryptocurrency mining and resulting in downward pressure on the expected economic return of cryptocurrency mining and the demand for, and pricing of, our products.

Cryptocurrency exchanges and wallets, and to a lesser extent, the cryptocurrency network itself, may suffer from hacking and fraud risks, which may erode user confidence in cryptocurrency which would in turn decrease the demand for our ASIC chips that are used in cryptocurrency mining machines.

Cryptocurrency transactions are entirely digital and, as with any virtual system, are at risk from hackers, malware and operational glitches. Hackers can target cryptocurrency exchanges and cryptocurrency transactions so as to gain access to thousands of accounts and digital wallets where cryptocurrencies are stored. Cryptocurrency transactions and accounts are not insured by any type of government program and all cryptocurrency transactions are permanent because there is no third party or payment processor. Cryptocurrency has suffered from hacking and cyber-theft as such incidents have been reported by several cryptocurrency exchanges and miners, highlighting concerns about the security of cryptocurrency and therefore affecting its demand and price. Also, the price and exchange of cryptocurrency may be affected due to fraud risk. While cryptocurrency uses private key encryption to verify owners and register transactions, fraudsters and scammers may attempt to sell false cryptocurrencies. All of the above may adversely affect the operation of the cryptocurrency network which would erode user confidence in cryptocurrency, and which would negatively affect demand for our products

Cryptocurrency mining activities are energy-intensive. The availability and cost of electricity will restrict the geographic locations of mining activities, thereby restricting the geographic locations of miners and sales of our products.

Cryptocurrency mining activities are inherently energy-intensive and electricity costs account for a significant portion of the overall mining costs. The availability and cost of electricity will restrict the geographic locations of mining activities. Any shortage of electricity supply or increase in electricity cost in a jurisdiction may negatively impact the viability and the expected economic return for cryptocurrency mining activities in that jurisdiction, which may in turn decrease the sales of our ASIC chips in that jurisdiction.

In addition, the significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for cryptocurrency mining activities or government measures restricting or prohibiting the use of electricity for cryptocurrency mining activities. Any such development in the jurisdictions where we sell our ASIC chips that are used in cryptocurrency mining machines could have a material and adverse effect on our business, financial condition and results of operations.

Failure at tape-out or failure to achieve the expected final test yields for our ASIC chips could negatively impact our operating results.

The tape-out process is a critical milestone in our business. A successful tape-out means all the stages in the design and verification process of our ASIC chips have been completed, and the product is ready to be sent for manufacturing. A tape-out will be either a success or a failure, and in the latter case design modifications will be needed. The tape-out process is very costly, and repeated failures can significantly increase our costs, lengthen our product development period and delay our product launch. While we have consistently achieved successful initial tape-outs in the initial batch historically, we cannot assure you that we will be able to continue to have a high tape-out success rate in the future.

Once tape-out is successful, the ASIC design is sent for manufacturing, and the final test yield is a measurement of the production success rate. The final test yield is a function of both of product design, which is developed by us, and process technology, which typically belongs to a third-party foundry, such as the Foundry Partner in our case. While we have historically achieved high final test yields, such as 97% in 2019, 99% in

2020, 99% in 2021, 98% in the nine months ended September 30, 2021 and 99% in the nine months ended September 30, 2022, we cannot assure you that we will be able to maintain such high final test yields in the future. Low final test yields can result from either a product design deficiency or a process technology failure or a combination of both. As such, we may not be able to identify problems causing low final test yields until our product designs go to the manufacturing stage, which may substantially increase our per unit costs and delay the launch of new products.

For example, if the Foundry Partner experiences manufacturing inefficiencies or encounters disruptions, errors or difficulties during production, we may fail to achieve acceptable final test yields or experience product delivery delays. We cannot be certain that the Foundry Partner will be able to develop, obtain or successfully implement process technologies needed to manufacture future generations of our products on a timely basis. Moreover, during the periods in which foundries are implementing new process technologies, their manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller geometry process technologies could have a material and adverse effect on us, particularly if our competitors transition to such technologies before us.

In addition, resolution of yield problems requires cooperation among us, the Foundry Partner and package and test partners. We cannot assure you that the cooperation will be successful and that any yield problems can be fixed.

Any failure of our products to meet the necessary quality standards could adversely affect our reputation, business and results of operation.

The quality of our products is critical to the success of our business and depends significantly on the effectiveness of our and of our manufacturing service providers’ quality control systems. In our efforts to quickly meet new market trends and demand and to adopt new technologies, our products may not have adequate time to go through our normal rigorous testing procedures and final inspection, which could result in instances where our products cannot reach the required performance standard, or our products are found to be defective. These instances could result in our customers suffering losses. Defects detected before product delivery to our customers may result in additional costs for remediation and rework. Defects detected after the delivery and installation of our products may result in our incurring further costs relating to inspection, installation, remediation or product return, which may result in damages to our reputation, loss of customers, government fines and disputes and/or litigation.

In addition, we outsource a portion of our product manufacturing process to certain production partners, and in those instances we require these production partners to purchase parts and components from other third-party suppliers. Although we carry out quality inspections for the manufacturing process and the parts and components purchased by our production partners, we cannot assure you that we will always be able to detect defects in the manufacturing process or the parts and components purchased. Any defect in our third party manufacturing process or parts and components purchased by them may lead to defects in our finished products, which may in turn increase our costs as well as damage our reputation and market share. We may not be able to procure contractual or other indemnities from the suppliers of the defective parts and components adequately, or at all. We may be subject to product liability claims and litigation for compensation which could result in substantial and unexpected expenditures and could materially and adversely affect our cash flow and operating results.

We may be unable to make the substantial investments in research and development that are required to remain competitive in our business.

Advances in cryptocurrency mining technology and the semiconductor industry have led to increased demand for ICs of higher speed and power efficiency for solving computational problems of increasing complexity. In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, we incurred research and development expenses of RMB9.1 million, RMB22.5 million, RMB53.2 million (US$7.5 million),

RMB25.4 million and RMB38.4 million (US$5.4 million), respectively. We are committed to investing in new product development in order to stay competitive in our markets. We are driven by market demand, and we intend to continue to broaden and enhance our product portfolio in order to deliver the most effective solutions to our customers. Nevertheless, if we are unable to generate enough revenue or raise enough capital to make adequate research and development investments going forward, our product development and relevant research and development initiatives may be restricted or delayed, or we may not be able to keep pace with the latest market trends and satisfy our customers’ needs, which could materially and adversely affect our results of operations. Furthermore, our research and development expenditures may not yield the expected results that enable us to roll out new products, which in turn will harm our prospects and results of operations.

Failure to maintain inventory levels in line with the approximate level of demand for our products could cause us to lose sales, expose us to increased inventory risks and subject us to increases in holding costs, risk of inventory obsolescence, increases in markdown allowances and write-offs, any of which could have a material adverse effect on our business, financial condition and results of operations.

To operate our business successfully and meet our customers’ demands and expectations, we must maintain a certain level of finished goods inventory to ensure immediate delivery when required. However, forecasts are inherently uncertain. If our forecasted demand is lower than actual demand, we may not be able to maintain an adequate inventory level of our finished goods or produce our products in a timely manner, and we may lose sales and market share to our competitors. On the other hand, we may also be exposed to increased inventory risks due to accumulated excess inventory of our products or raw materials, parts and components for our products. Excess inventory levels may lead to increases in inventory holding costs, risks of inventory obsolescence and provisions for write-downs. The carrying value of our inventories were RMB9.5 million, RMB66.8 million (US$9.4 million) and RMB76.6 million (US$10.8 million) as of December 31, 2020 and 2021 and September 30, 2022, respectively.

The average selling prices of our products may decrease from time to time due to technological advancement and we may not be able to pass such decreases onto our suppliers, which may in turn adversely affect our profitability.

The IC design industry is characterized by rapid launches of new products, continuous technological advancements and changing market trends and customer preferences, all of which have generally translated to a shorter life cycle and a gradual decrease in the average selling prices of products over time. Because we compete in the environment of rapidly-evolving technology advancement and market trends and developments of the IC design industry, there are no assurances that we will be able to pass on any decrease in average selling prices of our products to our suppliers. In the event that average selling prices of our products unusually or significantly decrease and such decreases cannot be offset by a corresponding decrease in the prices of the principal components of our products, our gross profit margins may be materially and adversely affected, which in turn, may adversely affect our profitability.

If we are unable to effectively execute our growth strategies, maintain our rapid growth trends and manage risks associated with expanding the scale of our operations, our ability to grow our business and establish our overseas market may be negatively affected.

We have experienced rapid growth and significantly expanded our business in recent years. Our total revenue grew from RMB35.8 million for 2019 to RMB54.6 million for 2020 and further grew significantly to RMB631.8 million (US$88.8 million) for 2021. Our total revenue increased significantly from RMB330.3 million for the nine months ended September 30, 2021 to RMB440.1 million (US$61.9 million) for the nine months ended September 30, 2022. We may not be able to grow our revenue in the future if we are not able to successfully execute our product development and diversification, geographic expansion and other growth plans. In addition, our rapid growth has placed and will continue to place significant demands on our management and our administrative, operational, research and development and financial resources.

To accomplish our growth strategies and manage the future growth of our operations, we will be required to enhance our research and development capabilities, improve our operational and financial systems and internal controls, and expand, train and manage our growing employee base. Furthermore, we need to maintain and expand our relationships with our customers, suppliers, research institutions, third-party manufacturers and other third parties. Moreover, as we introduce new products or enter new markets, we may face new market, technological, operational and regulatory risks and challenges with which we are unfamiliar.

Our current and planned operations, personnel, systems, internal procedures and controls may not be adequate to support our future growth and expansion. The success of our growth strategies depends on a number of external factors, such as the growth of the semiconductor market and the demand for cryptocurrency, the level of competition we face and evolving customer behavior and preferences. If we are unable to execute our growth strategies or manage our growth effectively, we may not be able to capture market opportunities or respond to competitive pressures, which may materially and adversely affect our business prospects and results of operations.

As part of our growth strategy, we plan to expand our sales outside of the PRC. As we continue to grow our business and expand our operations globally, we will continue to sell our products into new jurisdictions in which we have limited or no experience and in which our brands may be less recognized. The expansion exposes us to a number of risks, including:

•	difficulty in managing multinational operations;

•	we may face competitors in the overseas markets who are more dominant and have stronger ties with customers and greater financial and other resources;

•	fluctuations in currency exchange rates;

•	challenges in providing customer services and support in these markets;

•	challenges in managing our international sales channels effectively;

•	unexpected transportation delays or interruptions or increases in international transportation costs;

•	difficulties in and costs of exporting products overseas while complying with the different commercial, legal and regulatory requirements of the overseas markets in which we offer our products;

•	difficulty in ensuring that our customers comply with the sanctions imposed by the Office of Foreign Assets Control of the U.S., or OFAC, on various foreign states, organizations and individuals;

•	inability to obtain, maintain or enforce intellectual property rights;

•	inability to effectively enforce contractual or legal rights or intellectual property rights in certain jurisdictions under which we operate;

•	changes in a specific country or region’s political or economic conditions or policies;

•	unanticipated changes in prevailing economic conditions and regulatory requirements; and

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governmental policies favoring domestic companies in certain foreign markets or trade barriers including export requirements, tariffs, taxes and other restrictions and charges. In particular, there have been concerns over the exit of the United Kingdom from the European Union, a worldwide trend in favor of nationalism and protectionist trade policy and the ongoing trade dispute between the United States and China as well as other potential international trade disputes, all of which could cause turbulence in international markets. These government policies or trade barriers could increase the prices of our products and make us less competitive in such countries.

If we are unable to effectively manage these risks, our ability to expand our business abroad will be impaired, which could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our limited operating history and rapid revenue growth may make it difficult for us to forecast our customer demand and our business development, or to assess the volatility in our business.

As the markets for ASIC chips are relatively young and still developing, we cannot forecast longer-term demand or order patterns for our products. We commenced our operation in December 2017. Because of our limited operating history and historical data, as well as the limited visibility into future demand trends for our products, we may not be able to accurately forecast our future revenue and budget our operating expenses accordingly. As most of our expenses are fixed in the short-term or incurred in advance of anticipated total revenue, we may not be able to adjust our expenses in a timely manner in order to offset any shortfall in revenue.

We have experienced fluctuations in orders during our limited operating history, and we expect such volatility to occur in the future. For example, foundries need other electronic components to manufacture our ASIC chips. These electronic components are also used in the manufacture of traditional consumer electronic products. As a result, to the extent there are cycles and fluctuations in the consumer electronics industry, they may have an impact on the supply of our raw materials. If we or our foundry partner are unable to secure raw materials due to these factors, or if any of our third-party manufacturing service providers are unable to increase production of new or existing products to meet any increases in demand, our total revenue would be adversely affected and our reputation with our customers may be damaged.

We rely on a limited number of third parties to package and test our products.

In addition to IC fabrication, we rely on a limited number of production partners, including the ASE Group and ACCESS for IC packaging and testing services. We also maintain collaborative relationships with several semiconductor component manufacturers. Reliance on these third parties for the testing and packaging of our ASIC chips presents significant risks to us, including the following:

•	limited control over delivery schedules, quality assurance, final test yields and production costs;

•	potential failure to obtain, or delay in obtaining, key process technologies;

•	failure by us to find an alternative supplier;

•	capacity shortages during periods of high demand;

•	shortages of materials;

•	unauthorized use of our intellectual property;

•	limited warranties on ICs or products supplied to us; and

•	potential increases in prices.

The ability and willingness of our production partners to adequately and timely perform is largely beyond our control. If one or more of these production partners fail to perform its obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. If any of our production partners fail to deliver quality products and components to us on time and at reasonable prices, we could face difficulties in fulfilling our customers’ orders, our total revenue could decline and our business, financial condition and results of operations would be adversely affected.

Our prepayments to suppliers may subject us to counterparty risk associated with such suppliers and negatively affect our liquidity and cash position.

We may incur net cash outflows at an early stage of our production because we are required to prepay the Foundry Partner before the service is provided in order to secure the foundry service provider’s production capacity. As of December 31, 2020 and 2021 and September 30, 2022, the outstanding balance of prepayments we made to our foundry service providers amounted to approximately RMB5.7 million, RMB31.6 million

(US$4.4 million) and RMB24.0 million (US$3.4 million), respectively. The amount of our prepayments can significantly increase at the beginning of our launch of advanced products in the future. We are subject to counterparty risk exposure to our suppliers. Any failure by our suppliers to perform their contractual obligations in a timely manner and/or in accordance with our requested quality may result in us not being able to fulfill customers’ orders accordingly. In such event, we may not be able to receive back the prepayments in a timely manner or in full, or at all, notwithstanding that our suppliers are obligated to return such prepayments upon meeting certain conditions. Furthermore, such prepayments also put cash pressure on us and if the cash outflows for the prepayments significantly exceed the cash inflows during any period, our future liquidity and cash position will be adversely affected.

We had a concentration of credit risk because we derived our revenue from a limited number of customers

We sell our ASIC chips to distributors, who then install the chips in end applications and sell the products embedded with our chips to end users, including both companies and individuals. Our customer base consists of distributors located in the PRC. For the year ended December 31, 2019, we derived our revenue from five customers, with the top two customers contributing approximately 97.9% of our total revenue. For the year ended December 31, 2020, we had 12 customers, among which two customers each accounted for over 10% of our total revenue with one accounting for approximately 60.4% and the other accounting for 15.1%. For the year ended December 31, 2021, we had 24 customers with three contributing more than 10% of our revenue each, accounting for 24.6%, 22.9% and 17.8%, respectively, of our revenue. For the nine months ended September 30, 2022, we had five customers with three contributing more than 10% of our total revenue each, accounting for 45.6%, 34.1% and 18.3%, respectively. Generally, we either require prepayment in full or offer alternate payment plans for customers to prepay a certain percentage with the remainder to be settled after delivery of our products. We cannot assure you that we will not see concentration of accounts receivable from a small number of customers in the future. In such case, if any of these customers defaults on its payment obligations to us, we will not be able to recover the related accounts receivable, and our business, financial condition and results of operations may be materially and adversely affected.

Power shortages, labor disputes and other factors may result in constraints on our production activities.

The production of our ASIC chips is dependent on adequate supplies of power and labor. If our production partner experiences power shortages or labor disputes for any reason, it would likely result in disruptions to the production activities we outsource to them. For example, in October 2021, one of our production partners in Guangdong province had to reduce the number of workdays in a week due to government-mandated power outages. There can be no assurance that our operations will not be affected by power shortages, labor disputes or other factors in the future, thereby causing material production disruptions and delays in our delivery schedule. In such event, our business, results of operations and financial condition could be materially and adversely affected.

We face intense competition and our competitors may employ aggressive pricing strategies, which can lead to a price reduction of our products and material adverse effect on our results of operations.

We operate in highly competitive industries for ASIC chips used in cryptocurrency mining solutions, and we may look to enter into markets with very competitive landscapes. Our competitors include many well-known domestic and international players, and we face competitors that are larger than us and have advantages over us in terms of economies of scale and financial and other resources. We expect that competition in our markets will continue to be intense, as we compete not only with existing players that have been focusing on the design of ASIC chips, but also new entrants that include well-established players in the semiconductor industry, or players that have not been predisposed to this industry in the past. Some of these competitors may also have stronger brand names, greater access to capital, longer histories, longer relationships with their suppliers or customers and more resources than we do. Furthermore, these competitors may be able to adapt to changes in the industry more promptly and efficiently. Intense competition from existing and potential competitors could result in material price reductions in the products we sell or a decrease in our market share. Aggressive pricing strategies by our competitors and an abundant supply of ASIC chips in the market may cause us to reduce the prices of our products and also negatively affect the demand for our products or harm our profitability. If we fail to compete effectively and efficiently or fail to adapt to changes in the competitive landscape, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to adequately protect our intellectual property rights, our ability to compete effectively or to defend ourselves from litigation could be impaired, which could reduce our total revenue and increase our costs.

We develop and protect our intellectual property portfolio by registering our patents, copyrights, IC layout design rights, utility models, trade secret laws and confidentiality agreements, non-compete agreements and nondisclosure agreement with our employees and others to protect our proprietary rights. However, we cannot assure you that the strategies and steps we are taking are sufficient to protect our intellectual property rights or that, notwithstanding legal protection, others do not or will not infringe or misappropriate our intellectual property rights. If we fail to adequately protect our intellectual property rights, or if changes in laws diminish or remove the current legal protections available to them, the competitiveness of our products may be eroded and our business could suffer. As of the date of this prospectus, we have registered two trademarks and a total of six patents in the PRC, including two inventions and four utility model patents. As of the same date, we have registered ten software copyrights and 23 IC layout-design rights in the PRC. The rights granted to us under our patents, IC layout-design rights and copyrights, including prospective rights sought in our pending patent applications, may not be meaningful or provide us with any commercial advantage. In addition, they could be opposed, contested, circumvented or designed around by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. Any failure of our patents, copyrights and IC layout-design rights to adequately protect our technologies may allow our competitors to offer similar products or technologies. We may not be able to protect our intellectual property rights in some countries where our products may be sold in the future. Even if intellectual property rights are granted outside of the PRC, effective enforcement in those countries may not be available to us, primarily due to the relatively weak legal regime protecting intellectual property rights in those countries and the difficulties to defend and enforce such rights. Accordingly, we may not be able to effectively protect our intellectual property rights in those countries. Many companies have encountered substantial intellectual property infringement in the PRC as well as in many of the countries where we may sell our products in the future.

Monitoring unauthorized use of our intellectual property is difficult and costly. Unauthorized use of our intellectual property may already have occurred or may occur in the future without our knowledge. Any failure by us to effectively protect our intellectual property could reduce the value of our technologies and impair our ability to compete. We may in the future need to initiate infringement claims or litigation. Litigation can be expensive and time-consuming and may divert the efforts of our technical staff and managerial personnel, which could result in lower total revenue and higher expenses, whether or not such litigation results in a determination favorable to us.

We may face intellectual property infringement claims or other related disputes, which could be time-consuming, costly to defend or settle and result in the loss of significant rights and lower sales.

As is typical in the semiconductor industry, we may be subject to infringement claims from time to time or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties that may cover some of our technology, products and services. The semiconductor industry is characterized by companies that hold large numbers of patents and other intellectual property rights and that vigorously pursue, protect and enforce these rights. Patent litigation has increased in recent years owing to increased assertions made by intellectual property licensing entities and to increasing competition and overlap of product functionality in our markets. Additionally, we have in the past entered into and may continue in the future continue to enter into licensing agreements with third parties for the use of their proprietary technologies, primarily software development tools, in the development of our products. As with any business relationship, we may face disputes and lawsuits related to those intellectual property licensing agreements. As our operations continue to grow in size and scale, the likelihood of us becoming involved in intellectual property related lawsuits and disputes to protect or defend our intellectual property rights and the use of third-party intellectual property rights will likely increase.

In addition, it is extremely difficult for us to monitor all of the patent applications that have been filed in the PRC, the United States or in other countries or regions and to determine whether, if such pending patents are granted, such patents would have a material and adverse effect on our business if our product and service offering were to infringe upon them.

Third parties may file claims against us or our customers alleging that our products, processes, or technologies infringe their patents or intellectual property rights. Regardless of their merits or resolutions, such claims would likely be costly to defend or settle and could divert the efforts and attention of our management and technical personnel. In addition, some of our customer agreements in the future may require us to indemnify and defend our customers from third-party infringement claims and to pay damages in the case of adverse rulings. As such, claims of this sort also could harm our relationships with our customers and may deter future customers from doing business with us. We do not know whether we could prevail in any such proceeding given the complex technical issues and inherent uncertainties involved in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

•	cease the manufacturing, use or sale of the infringing products, processes or technologies;

•	stop shipment to certain geographic areas;

•	pay substantial damages for infringement;

•	expend significant resources to develop non-infringing processes, technologies or products;

•	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	cross-license our technology to a competitor in order to resolve an infringement claim, which could weaken our ability to compete with that competitor; or

•	pay substantial damages to our customers to discontinue their use of or replace infringing products sold to them with non-infringing products.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

We have identified two material weaknesses in our internal controls as of December 31, 2021. If we fail to maintain an effective system of internal controls, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of the ADSs may be adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2019, 2020 and 2021, we and our independent registered public accounting firm identified two material weaknesses in our internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The two material weaknesses identified relate to the following: (a) during its audit, our independent registered public accounting firm noted that our internal control over financial reporting was not effective due to (i) inadequate segregation of duties and effective risk assessment; (ii) lack of personnel adequately trained in U.S. GAAP; and (iii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both U.S. GAAP and SEC guidelines for reporting and compliance; and (b) we do not have control in place to ensure that all Board meetings are documented in the meeting minutes.

In addition, we and our independent registered public accounting firm identified a significant deficiency relating to our cash management in connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2019 and 2020. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting. During its audit, our independent registered public accounting firm noted that our bank reconciliations were not signed by the preparer and reviewer. This significant deficiency was subsequently fully remedied and no longer existed in 2021.

We have begun and will continue to implement measures to address the material weaknesses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.” However, the implementation of those measures may not fully remediate these material weaknesses in a timely manner. In the future, we may determine that we have additional material weakness or other deficiencies, or our independent registered public accounting firm may disagree with our management’s assessment of the effectiveness of our internal controls. Our failure to correct these material weakness or our failure to discover and address any other material weakness could result in inaccuracies in our financial statements and impair our ability to comply with the applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We have incurred negative cash flows from operating activities in the past and can provide no assurance of our future operating results.

We have experienced negative cash flows from operating activities in the amount of RMB6.0 million for the year ended December 31, 2019. We will need to generate and sustain increased revenue levels in future periods in order to increase profitability, and, even if we do, we may not be able to maintain or increase our level of profitability over the long term. We cannot assure you that we will be able to generate positive cash flow from operating activities in the future or that we will be able to continue to obtain financing on acceptable terms or at all. Our ability to achieve profitability and positive cash flow from operating activities will depend on a mix of factors, some of which are beyond our control, including the price of cryptocurrencies, our ability to grow our business and our ability to secure favorable commercial terms from suppliers.

The loss of any member of our senior management team, or our failure to attract, train and retain qualified personnel, especially our research and development personnel, could impair our ability to grow our business and effectively execute our business strategy.

Since our inception, the growth and expansion of our business operations have been dependent upon the business strategies and foresight of our senior management. Our future success depends, in large part, on the continued contributions of our senior management team, specifically our founders Mr. Qiang Ding and Mr. Chaohua Sheng.

In addition, our future success depends on our ability to retain, attract and incentivize qualified personnel, including our management, sales, marketing, finance and especially research and development personnel. As the driver of our technological and product innovations, our research and development personnel represent a very significant asset of ours. As the technology in the semiconductor industry is advancing at a quick pace, there is an increasing need for skilled engineers. Many companies across the world are struggling to find suitable candidates for their research and development positions. The process of hiring employees with the combination of skills and characteristics required to implement our strategy can be extremely competitive and time-consuming. We cannot assure you that we will be able to attract adequate personnel as we continue to pursue our business strategies.

Moreover, we cannot assure you that we will be able to retain key existing employees. The loss of any of our founders, senior management or research and development team members could harm our ability to implement our business strategies and respond to the rapidly changing market conditions in which we operate, or could result in other operating risks. The loss of one or more of our key employees, especially our key research and development personnel which includes our founders, or our inability to retain, attract and motivate qualified research and development personnel, could have a material adverse effect on our business, financial condition and results of operations.

Our research and development activities may not result in the successful development of new products.

We are committed to various research and development activities for the growth of our business. These activities and efforts include launch of new products in the field of IoT through the development of our two technology platforms to diversify our product offerings and broaden the applications of our proprietary technologies. For details of our research and development, please refer to the section headed “Business — Our Strategies” in this prospectus.

There is no assurance that any research and development activities conducted by us will be completed within the anticipated time frame or that the costs of such research and development activities can be fully or partially recovered. We cannot assure you that we can ultimately commercially produce and market new products. Furthermore, if our research and development activities do not result in the successful development of new products, our reputation, business prospects, financial conditions and results of operations could be materially and adversely affected.

Our corporate actions are significantly influenced by our co-founders, who have the ability to exert significant influence over important corporate matters that require approval of shareholders while their interests may differ from those of the other shareholders. This may deprive you of the opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

Immediately prior to the completion of this offering, our outstanding share capital will be re-designated into Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to ten votes at general meetings of our shareholders. Immediately after the completion of this offering, our co-founders Mr. Qiang Ding and Mr. Chaohua Sheng, will beneficially own 100% of our issued and outstanding Class B ordinary shares, representing approximately 91.60% of the aggregate voting power of our issued and outstanding share capital assuming the underwriters do not exercise their option to purchase additional ADSs. The interests of our co-founders may differ from the interests of other shareholders. This concentration of ownership and the protective provisions in our amended and restated memorandum and articles of association, which will become effective upon the completion of this offering, may, among other things, discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. We may not be able to enter into other transactions that could be beneficial to us without the consent of our co-founders. As a result of the foregoing, the value of your investment could be materially reduced.

We will be a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of this offering, we will be a “controlled company” as defined under the rules of Nasdaq because Mr. Qiang Ding, one of our co-founders, the chairman of the board of directors and chief executive officer, will hold more than 50% of the aggregate voting power of our total issued and outstanding share capital. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including exemptions from the rule that a nomination and corporate governance committee composed entirely of independent directors and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We may engage in acquisitions or strategic alliances that could disrupt our business, result in increased expenses, reduce our financial resources and cause dilution to our shareholders. We cannot assure you that such acquisitions or strategic alliances may be successfully implemented.

Although we have not engaged in acquisitions or strategic alliances in the past, we may look for potential acquisitions or strategic alliances in the future to expand our business. However, we may not be able to find suitable acquisition candidates, complete acquisitions on favorable terms, if at all, or integrate any acquired business, products or technologies into our operations. If we do complete acquisitions, they may be viewed negatively by customers or investors and they may not enable us to strengthen our competitive position or achieve our goals. In addition, any acquisitions that we make could lead to difficulties in integrating personnel, technologies and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Moreover, acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities and increase our expenses. Future acquisitions may reduce our cash available for operations and other uses, and could result in increases in amortization expenses related to identifiable intangible assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt. We cannot predict the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating results.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could (i) subject us to civil and criminal penalties, (ii) have a negative impact on our reputation, or (iii) expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches to date. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Preferential tax treatment currently available to us in the PRC could be discontinued or reduced.

As a foreign-invested enterprise in the PRC in IC design industry, according to Announcement on Corporate Income Tax Policies for Promoting High-quality Development of the Integrated Circuit and Software Industries issued by the Ministry of Finance and other relevant authorities on December 11, 2020, our PRC subsidiary Shanghai Intchains qualifies for preferential tax treatment which allows it to be exempt from paying EIT for the first two years after it begins to generate taxable income, and to pay EIT at half of the statutory rate for the following three years. Shanghai Intchains expects to generate taxable income for the first time for the year ending December 31, 2021. When the benefits we currently receive under this preferential tax treatment expire in the future and if we do not receive any new and comparable preferential tax treatment, our financial condition and results of operations may be materially and adversely affected. In addition, we received tax refund of VAT, EIT, personal income tax and stamp duty from local government at certain percentages according to agreements entered annually since 2019. We cannot assure you that we will continue to qualify for these tax abatements or refunds in the future, or that the policies providing for them will remain in effect.

Shanghai Intchains was certified as a High-tech Enterprise in Shanghai, and has also been entitled to an EIT rate of 15.0% from October 28, 2019 to October 28, 2022. Under the PRC Enterprise Income Tax Law, or the

EIT Law, and its relevant regulations, PRC companies are typically subject to an income tax rate of 25% under the EIT Law. Meanwhile, we shall, in accordance with the requirements of the tax authority and other relevant authorities, retain and submit our financial statements together with details of our research and development activities and other technological innovation activities for future reference to enjoy the preferential tax treatment. As advised by Jingtian & Gongcheng, our PRC legal adviser, if we fail to provide materials retained for future reference, we will not be entitled to enjoy the preferential tax treatment, as well as other benefits conferred under the accreditations.

We require various approvals, licenses, permits and certifications to operate our business. Any failure to obtain or renew any of these approvals, licenses, permits or certifications could materially and adversely affect our business and results of operations.

In accordance with the laws and regulations in the jurisdictions in which we operate, we are required to maintain various approvals, licenses, permits and certifications in order to operate our business. Complying with such laws and regulations may require substantial expense, and any non-compliance may expose us to liability. In the event of non-compliance, we may have to incur significant expenses and divert substantial management time to rectify any such non-compliance. In the future, if we fail to obtain all the necessary approvals, licenses, permits and certifications, we may be subject to fines or the suspension of operations at the production facilities and research and development facilities that do not have all the requisite approvals, licenses, permits and certifications, which could materially and adversely affect our business and results of operations. See “Regulation” for further details on the requisite approvals, licenses, permits and certifications necessary for our business operations. We may also experience adverse publicity arising from non-compliance with government regulations, which would negatively impact our reputation.

We cannot assure you that we will be able to fulfill all the conditions necessary to obtain and maintain all required government approvals, or that relevant government officials will always, if ever, exercise their discretion in our favor, or that we will be able to comply with any new laws, regulations or policies. There may also be delays on the part of government authorities in reviewing our applications and granting approvals, whether due to the lack of human resources or the imposition of new rules, regulations, government policies or their implementation, interpretation and enforcement. If we are unable to obtain, or if we experience material delays in obtaining, necessary government approvals, our operations may be substantially disrupted, which could materially and adversely affect our business, financial condition and results of operations.

We may be involved in legal and other disputes from time to time arising out of our operations, including disputes with our raw material or component suppliers, production partners, customers or employees.

We may from time to time be involved in disputes with various parties arising out of our operations, including raw material or electronic components suppliers, production partners, customers or employees. These disputes may lead to protests or legal or other proceedings and may result in damage to our reputation, substantial costs and diversion of resources and management’s attention from our core business activities. In addition, we may encounter compliance issues with regulatory bodies in the course of our operations, in respect of which we may face administrative proceedings or unfavorable decisions that may result in liabilities and cause delays to our production and delivery. We may be involved in other proceedings or disputes in the future that may have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our insurance coverage is limited and may not be adequate to cover potential losses and liabilities. A significant uninsured loss or a loss in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition.

We do not maintain any insurance covering our properties, equipment, inventory or employees, and we do not carry any business interruption or product liability insurance or any third-party liability insurance to cover claims in respect of personal injuries or any damages arising from accidents on our properties or in relation to our operations. The occurrence of certain incidents including severe weather, earthquake, fire, war, power outages, flooding and the consequences resulting from them may not be covered by our insurance policies adequately, or at all. If we were subject to substantial liabilities we could incur costs and losses that could materially and adversely affect our results of operations and financial condition.

We may need additional capital but may not be able to obtain it in a timely manner and on favorable terms or at all.

Our operations may require additional capital or financing from time to time in order to achieve further growth. We may require additional cash resources due to the future growth and development of our business. Our future capital requirements may be substantial as we seek to expand our operations and diversify our product offering. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities.

Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations and cash flows and the liquidity of international capital and lending markets. In addition, our loan agreements may contain financial covenants that restrict our ability to incur additional indebtedness or to distribute dividends. Any indebtedness that we may incur in the future may also contain operating and financial covenants that could further restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. A large amount of bank borrowings and other debt may result in a significant increase in interest expense while at the same time exposing us to increased interest rate risks. Equity financings could result in dilution to our shareholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our ordinary shares or ADSs. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations.

We face risks related to natural disasters, health epidemics or pandemics, and other outbreaks, most notably those related to the outbreak of COVID-19.

Our business could be adversely affected by the effects of epidemics or pandemics, including COVID-19, avian influenza, severe acute respiratory syndrome (SARS), influenza A (H1N1), ebola or any other epidemic or pandemic. Any such occurrences could cause severe disruption to our daily operations, including our fulfillment infrastructure and our customer service centers, and may even require a temporary closure of our facilities.

The outbreak of COVID-19 has spread throughout the world. On March 11, 2020, the World Health Organization declared the outbreak a global pandemic. Many businesses and social activities in China and other countries and regions have been severely disrupted starting in the first quarter of 2020, including those of our suppliers, customers and employees. This global outbreak has also caused market panics, which materially and negatively affected the global financial markets, such as the plunge of global stocks on major stock exchanges in March 2020. Such disruption and the potential slowdown of the world’s economy in 2020 and beyond could have a material adverse effect on our results of operations and financial condition. We and our customers experienced and may continue to experience significant business disruptions and suspension of operations due to quarantine measures to contain the spread of the pandemic, which may cause shortage in the supply of raw materials, increase the likelihood of default from our customers and delay our product delivery. The pandemic has also led to great volatility in the cryptocurrency price, which may negatively affect the demand for our ASIC chips both in terms of the price and the quantity. Our business operations were disrupted, and may continue to be disrupted, if any of our employees are suspected of having contracted any contagious disease or condition, since it could require our employees to be quarantined or our offices to be closed down and disinfected. All of these had, and may continue to, have a material adverse effect on our results of operations and financial condition in the near term. We are closely monitoring the development of the COVID-19 pandemic and continuously evaluating any further potential impact on our business, results of operations and financial condition, which we believe will depend on the duration and degree of the pandemic. If the outbreak persists or escalates, we may be subject to further negative impact on our business operations and financial condition.

The occurrence of any of the foregoing or other natural or man-made disasters could cause damage or disruption to us, our employees, operations, markets and customers, which could result in significant delays in deliveries or substantial shortages of our products and could adversely affect our business, financial condition, results of operations or prospects.

Any global systemic economic and financial crisis could negatively affect our business, results of operations, and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of the PRC’s economic growth since 2012, which may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and the PRC. There have also been concerns over unrest several geographic areas in the world, which have resulted in volatility in financial and other markets. There have also been concerns over the United Kingdom leaving the European Union as well as the significant potential changes to United States trade policies, treaties and tariffs, including trade policies and tariffs regarding the PRC. There have also been concerns about the economic effect of the tensions in the relationship between the PRC and surrounding Asian countries. There could be in the future a number of domino effects from such turmoil on our business, including significant decreases in orders from our customers; insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies; and counterparty failures negatively impacting our operations. Any systemic economic or financial crisis could cause revenue for the semiconductor industry as a whole to decline dramatically and could materially and adversely affect our results of operations.

If counterfeit products are sold under our brand names and trademarks, our reputation and financial results could be materially and adversely affected.

Third-party merchants and dealers are separately responsible for sourcing counterfeit products that are sold under our brand names and trademarks. Counterfeit products may be defective or inferior in quality as compared to authentic products. If our customers are not satisfied by counterfeit products sold under our brand names and trademarks, we may be subject to reputational damage. We believe our brand and reputation are important to our success and our competitive position. The discovery of counterfeit products sold under our brand names and trademarks may severally damage our reputation and cause customers to refrain from making future purchases from us, which would materially and adversely affect our business operations and financial results.

Risks Relating to Doing Business in the PRC

Changes in the political and economic policies of the Chinese government or in relations between China and the United States may materially and adversely affect our business, financial condition, results of operations and the market price of our ADSs.

Due to our extensive operations in China, our business, results of operations, financial condition and prospects may be influenced to a significant degree by economic, political, legal and social conditions in China or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, allocation of resources and legal system. While China’s economy has experienced significant growth over the past four decades, growth has been uneven across different regions and among various economic sectors. The Chinese government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are currently applicable to us. In addition, in the past the Chinese government implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operations. In July 2021, the Chinese government provided new guidance to and placed restrictions on mainland China-based companies raising capital outside of mainland China. In light of the recent developments in China and the overall risks with the China-based variable interest entities, or VIE, structure, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. Although we do not have a VIE structure, due to our extensive operations in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with our operations and our business in China and United States, as well as the market price of our ADSs, may also be adversely affected.

The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our ADSs.

We have been advised by Jingtian & Gongcheng, our PRC legal adviser, that we have obtained all necessary permissions or approvals and authorizations in mainland China in all material aspects in relation to conducting our IC design business operations in mainland China. Except for the business licenses issued by the local branch of the State Administration for Market Regulation, which our PRC subsidiaries have obtained and are in full force and effect as of the date of this prospectus, Intchains Group Limited and our PRC subsidiaries are not required to obtain other licenses, approvals or permits to conduct our IC design business operations in mainland China.

To the best of our knowledge, as of the date of this prospectus, there are no laws or regulations that are or will be adopted in the near future by PRC government authorities that would prevent us from maintaining the business licenses we have obtained or would require us to obtain additional licenses or qualifications in order to operate our IC design business.

However, the Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our business operations that could require us to seek permission from Chinese authorities to continue to operate our business, we may be unable to obtain such approval requirements or maintain our business licenses which may adversely affect our business, financial condition and results of operations, and could have a material adverse effect on the trading price of the ADSs. Furthermore, recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in mainland China that are to be conducted in foreign markets, as well as foreign investment in mainland China-based issuers like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer ADSs to our investors, and could cause the value of our ADSs to significantly decline or become worthless.

Changes in U.S. and Chinese regulations may adversely impact our business, our operating results, our ability to raise capital and the market price of our ADSs.

The U.S. government, including the SEC, has made statements and taken certain actions that led to changes to United States and international relations, and will impact companies with connections to China, including imposing several rounds of tariffs affecting certain products manufactured in China, imposing certain sanctions and restrictions in relation to China and issuing statements indicating enhanced review of companies with significant China-based operations. On October 7, 2022, the Bureau of Industry and Security (“BIS”) under the Commerce Department of the U.S. issued rules aimed at restricting China’s ability to obtain advanced computing chips, develop and maintain supercomputers, and manufacture advanced semiconductor products (the “Rule”). Although the Rule is intended to restrict China’s ability to purchase and manufacture certain high-end chips used in military applications, it may result in negative impact on companies that provide advanced computing chips, products containing such chips, or items related to supercomputers and semiconductors to customers based in China. The Rule sets forth the following restrictions, among others, (i) adding certain advanced and high-performance computing chips and computer products that contain such chips to the Commerce Control List of BIS (“CCL”); (ii) adding new license requirements for items destined for an end use relating to supercomputer or semiconductor development or production in China; (iii) adding certain semiconductor manufacturing equipment and related items to the CCL; and (iv) adding new license requirements for items intended for any semiconductor fabrication facility in China that fabricates ICs meeting specified criteria. Historically, we provided integrated solutions consisting of high-performance computing ASIC chips and ancillary software and hardware for blockchain applications only. While it does not appear that the Rule is directly applicable to us, we cannot assure you that regulatory authorities will not reach a different conclusion. Should our products be deemed to come within the purview of the Rule, our business, financial condition and results of operations may be materially and adversely affected.

It is unknown whether and to what extent new U.S. government legislation, executive orders, tariffs, laws or regulations will be adopted, or the effect that any such actions would have on companies with significant connections to China, on our industry or on us. Any unfavorable government policies on cross-border relations and/or international trade, including increased scrutiny on companies with significant China-based operations, capital controls or tariffs, may affect our ability to raise capital, the market price of our ADSs or prevent us from selling our products in certain countries. Furthermore, the SEC has issued statements primarily focused on companies with significant China-based operations, such as us.

If any new legislation, executive orders, tariffs, laws and/or regulations are implemented, if existing trade agreements are renegotiated, if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tensions or if the Chinese government exerts more oversight and control over securities offerings that are conducted in the United States, such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the market price of our ADSs.

While we have implemented internal control measures to mitigate our risk exposure to international sanctions, sanctions laws and regulations are constantly evolving, and new persons and entities are regularly added to the list of sanctioned persons. Further, new requirements or restrictions could come into effect which might increase the scrutiny on our business or result in one or more of our business activities being deemed to have violated sanctions. Our business and reputation could be adversely affected if the authorities of the United States, the European Union, the United Nations or any other jurisdictions were to determine that any of our future activities constitutes a violation of the sanctions they impose or provides a basis for a sanctions designation of our group.

The approval of the CSRC, CAC or other Chinese regulatory agencies may be required in connection with this offering under Chinese law. and, if required, we cannot predict whether we will be able to obtain such approval or complete such filing.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) purport to require offshore special purpose vehicles that are controlled by Chinese companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of Chinese domestic companies or assets in exchange for the shares of the offshore special purpose vehicles shall obtain approval from the China Securities Regulatory Commission, or the CSRC, prior to publicly listing their securities on an overseas stock exchange.

Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of our ADSs on the Nasdaq under the M&A Rules. As of the date of this prospectus, we, or any of our subsidiaries have not applied for, received or been denied approval from any Chinese authorities to issue securities in this offering and/or the listing and trading of our ADSs on the Nasdaq nor have we, or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

On December 28, 2021, the Cyberspace Administration of China, or the CAC, together with other PRC governmental authorities, promulgated the Measures for Cybersecurity Review, or Cybersecurity Measures, which took effect on February 15, 2022. Pursuant to the Cybersecurity Measures, online platform operators holding personal information of more than one million users and seeking a listing outside China must file for a cybersecurity review with the Cybersecurity Review Office before conducting any listing on a foreign stock exchange. In addition, the purchase of network products and services of a critical information infrastructure operator, or CIIO, and data processing activities of an online platform operator that affect or may affect national security, shall be subject to a cybersecurity review. Alternatively, relevant governmental authorities in the PRC may initiate a cybersecurity review if such governmental authorities determine any network products and services and data processing activities affect or may affect national security.

On November 14, 2021, the CAC published the Regulations on the Administration of Cyber Data Security (Draft for Comments), or Draft Cyber Data Regulations, pursuant to which a “data processor” processing personal information of more than one million individuals and seeking a listing outside China must file for a cybersecurity review. Also, a data processor shall also be subject to cybersecurity review if it conducts other activities that affect or may affect national security. As of the date of this prospectus, the Draft Cyber Data Regulations is still in draft form and is not yet legally effective.

As we do not operate any online platform in China, we are not an “online platform operator” holding personal information of more than one million users which is required to file for a cybersecurity review for this offering pursuant to the Cybersecurity Measures and we are not an CIIO, or an “online platform operator” holding personal information of more than one million users or conducting data processing activities or affect or may affect national security which shall be subject to the cybersecurity review. Therefore, the Measures for Cybersecurity Review will not have material impact on our business and our offering. However, we cannot guarantee that the relevant PRC regulatory authority will not take a view that is contrary to or otherwise different from the opinion stated above. Currently, the Cybersecurity Measures and the Draft Cyber Data Regulations have not materially affected our business and operations, but in anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we face potential risks if we are deemed as a CIIO or an “online platform operator” or a “data processor” who collects, stores, uses and processes important data under the PRC cybersecurity laws and regulations.

Furthermore, on July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law, pursuant to which Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures have been or are expected to be adopted under the umbrella of or in addition to the Cyber Security Law and Data Security Law.

In consequence of the aforesaid regulatory guidance, on December 24, 2021, the CSRC issued Administrative Measures of the State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment) and Administrative Measures for the Record-filing of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment), which explicitly provide that domestic enterprises seeking to list their securities overseas would be required make certain filings with the CSRC. If the foregoing regulatory guidance is finally adopted and made effective, we would be required to file with the CSRC for this offering and the listing and trading of our ADSs on the Nasdaq, and we cannot assure you that the filing would fully comply with CSRC requirements. See “Regulation—M&A Rules and Overseas Listing.”

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters including data privacy and cross-border investigation and enforcement of legal claims. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CSRC, the Cyberspace Administration of China, or the CAC, or any other Chinese authorities that have jurisdiction over our operations.

Based on the above and our understanding of the Chinese laws and regulations currently in effect as of the date of this prospectus, we are not required to submit an application to the CSRC or the CAC for the approval of this offering and the listing and trading of our ADSs on the Nasdaq. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other Chinese regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in mainland China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into mainland China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs. The CSRC, the CAC or other Chinese regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the ADSs.

Recent negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our ADSs.

We believe that recent negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the Public Company Accounting Oversight Board (United States), or the PCAOB, also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ADSs to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors or their affiliates that are located in China. The delisting of our ADSs, or the threat of such delisting, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the U.S.

Our auditor, the independent registered public accounting firm that issued the audit report included with our most recent annual report in the prospectus, as auditor of companies that are traded publicly in the United States and as a firm registered with the PCAOB is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor, which is based in New York, is currently subject to inspection by the PCAOB at least every three years. However, our auditor’s China affiliate is located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities.

On March 18, 2021, the SEC adopted on an interim basis rules disclosure requirements for companies with PCAOB member auditors whom the PCAOB has determined that it cannot inspect their operations within a foreign jurisdiction (“Covered Issuers”). Covered companies are required to disclose in their annual reports on Form 20-F: (i) that, during the period covered by the form, the registered public accounting firm has prepared an audit report for the issuer; (ii) the percentage of the shares of the issuer owned by governmental entities in the foreign jurisdiction in which the issuer is incorporated or otherwise organized; (iii) whether governmental entities in the applicable foreign jurisdiction with respect to that registered public accounting firm have a controlling financial interest with respect to the issuer; (iv) the name of each official of the Chinese Communist Party (“CCP”) who is a member of the board of directors of the issuer or the operating entity with respect to the issuer; and (v) whether the articles of incorporation of the issuer (or equivalent organizing document) contains any charter of the CCP, including the text of any such charter. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted rules governing its procedures for making determinations as to its inability to inspect or investigate registered firms headquartered in a particular foreign jurisdiction or which has an office in a foreign jurisdiction (a “PCAOB-Identified Firm”). Promptly after the effective date of this rule, the PCAOB will make determinations under the HFCA Act to the extent such determinations are appropriate. Thereafter, the PCAOB will consider, at least annually, whether changes in facts and circumstances support any additional determinations. The PCAOB will make additional determinations as and when appropriate, to allow the SEC on a timely basis to identify Covered Issuers pursuant to the SEC rules. The rule became effective when the SEC approved the rule on November 4, 2021. On December 2, 2021, the SEC finalized its rules regarding disclosure by Covered Issuers. In addition, the release discussed the procedures the SEC will follow in implementing trading prohibitions for Covered Issuers. A foreign company would have to be designated a Covered Issuer three years in a row to be subject to a trading prohibition on that basis. The trading suspension would prohibit trading of the Covered Issuer’s securities on any exchange or in the over-the-counter markets. The trading prohibition will be terminated if the Covered Issuer certifies to the SEC that the issuer has retained a registered public accounting firm that the PCAOB has inspected to the satisfaction of the SEC and files financial statements that include an audit report signed by the non-PCAOB-Identified Firm. The SEC is not required to engage in rulemaking to implement the trading prohibition provisions of the HFCA Act. Neither the Act nor the SEC’s release create an obligation for an exchange to delist the Covered Issuer, but the SEC noted that under existing listing rules of the exchanges, a trading prohibition would be grounds for delisting.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the PCAOB entered into a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the PRC and, as summarized in the “Statement on Agreement Governing Inspections and Investigations of Audit Firms Based in China and Hong Kong” published on the U.S. Securities and Exchange Commission’s official website, the parties agreed to the following: (i) in accordance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation; (ii) the PCAOB shall have direct access to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) the PCAOB shall have the unfettered ability to transfer information to the SEC, in accordance with the Sarbanes-Oxley Act; and (iv) the PCAOB inspectors shall have access to complete audit work papers without any redactions, with view-only procedures for certain targeted pieces of information such as personally identifiable information. The PCAOB is required to reassess its determinations as to whether it is able to carry out inspection and investigation completely and without obstruction by the end of 2022.

The auditor of our PRC-based subsidiaries is located in the PRC and that auditor is an affiliate of our New York based auditor that signs our audit report. We cannot assure you that the PCAOB will be able to inspect and investigate our auditor’s China affiliate, or that it will be able to obtain complete access to the audit work papers, audit personnel and other information it needs to conduct such inspection or investigation. Given the current question as to how “retain” should be understood for purposes of the HFCA Act, we cannot assure you that we will not be identified by the SEC as an issuer that has retained an auditor that has a branch or office that is located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction as a result of the fact that the auditor of our China affiliates is located in, and organized under the laws of, the PRC. In addition, there can be no assurance that, if we have a “non-inspection” year, we will be able to take remedial measures in response thereto. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCA Act, so we cannot assure you that we will be able to maintain the listing of the ADRs on Nasdaq or that you will be allowed to trade the ADRs in the United States on the “over-the-counter” markets or otherwise. Should the ADRs not be listed or tradeable in the United States, the value of the ADRs could be materially affected.

This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in the ADRs are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s China affiliate’s audit procedures or quality control procedures as compared to auditor outside of China that are subject to PCAOB inspections, which could cause investors and potential investors in the ADRs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Economic, political and social conditions as well as governmental policies in the PRC could adversely affect our business, prospects, financial condition and financial results.

A majority of our business operations is currently conducted in the PRC and we derive a majority of our revenue from the PRC. The PRC economy differs from the economies of most developed countries in many aspects, including:

•	political structure;

•	level of government involvement and control;

•	growth rate and level of development;

•	level and control of capital investment and reinvestment;

•	control of foreign exchange;

•	allocation of resources; and

•	legal systems.

The PRC economy has been transitioning from a centrally planned economy to a more market-oriented economy for approximately four decades as the PRC government has implemented economic reform measures to utilize market forces in the development of the PRC economy. We cannot predict whether changes in the economic, political and social conditions of the PRC and in its laws, regulations and policies will have any adverse effect on our current or future business, financial condition or results of operations.

More specifically, many of the economic reforms carried out by the PRC government are unprecedented or experimental and are expected to be refined and improved over time. This refining and adjustment process may not necessarily have a positive effect on our operations and business development. These actions, as well as other actions and policies of the government of the PRC, could cause a decrease in the overall level of economic activity in the PRC and the surrounding regions and, in turn, have an adverse impact on our business and financial condition.

Changes to and uncertainties in the legal system of the PRC may have a material adverse impact on our business, financial condition and results of operations. Legal protections available to you under the legal system of the PRC may be limited.

The PRC is still in the process of developing a comprehensive statutory framework. Since 1979, the PRC government has established a commercial law system, and significant progress has been made in promulgating laws and regulations relating to economic affairs and matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, many of these laws and regulations are relatively new, and the implementation and interpretation of these laws and regulations remain uncertain in many areas. It may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. Consequently, developments and changes in the PRC laws and regulations, including their interpretation and enforcement, may have a material and adverse effect on our business, financial condition and results of operations. Furthermore, the legal protections available to you under the PRC legal system may be limited.

You may experience difficulties enforcing judgments against us and our management in the PRC.

We are not a Chinese operating company but a Cayman Islands holding company. Substantially all of our assets are located outside of the United States, and substantially all of our current operations are conducted in the PRC. In addition, our current directors and executive officers, including Mr. Qiang Ding, Mr. Chaohua Sheng and Mr. Chaowei Yan, are nationals and residents of countries other than the United States. Substantially all or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the civil liability provisions of the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to make capital contributions into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect our financial position.

Under several regulations promulgated by SAFE, PRC residents and PRC corporate entities are required to register with and obtain approval from local branches of SAFE or designated qualified foreign exchange banks in mainland China in connection with their direct or indirect offshore investment activities. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the local branch of SAFE, with respect to any material change involving that offshore company, such as an increase or decrease in capital, transfer or swap of shares, merger or division. These regulations apply to all direct and indirect shareholders and beneficial owners of our company who are PRC residents, or PRC-Resident Shareholders, and may apply to any offshore acquisitions that we make in the future. To the best of our knowledge, as of the date of this prospectus, each of our principal shareholders who is required to make the foreign exchange registration under SAFE Circular 37 had completed such registration. However, we may not at all times be fully aware or informed of the identities of all the PRC residents holding direct or indirect interests in our company, and we cannot assure you that all of our shareholders and beneficial owners who are PRC residents will comply with these foreign exchange regulations.

If any PRC-Resident Shareholder fails to make the required registration or update a previously filed registration, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may also be prohibited from injecting additional capital into our PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability on the related PRC-Resident shareholder or our PRC subsidiaries under the PRC laws for evasion of applicable foreign exchange restrictions.

Our corporate structure may restrict our ability to receive dividends from, and transfer funds to, our PRC operating subsidiaries, which could restrict our ability to act in response to changing market conditions in a timely manner.

We are a Cayman Islands holding company and a certain portion of our operations are conducted through our operating subsidiaries. The ability of our operating subsidiaries to make dividend and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations.

In particular, under the PRC law, each of our PRC operating subsidiaries may only pay dividends after 10% of its net profit has been set aside as reserve funds, unless such reserves have reached at least 50% of its registered capital. In addition, the profit available for distribution from our PRC operating subsidiaries is determined in accordance with generally accepted accounting principles in the PRC. This calculation may differ if it were performed in accordance with U.S. GAAP. As a result, we may not have sufficient distributions from our PRC operating subsidiaries to enable necessary profit distributions to our shareholders in the future, which would be based upon our financial statements prepared under U.S. GAAP.

Distributions by our PRC operating subsidiaries to us other than as dividends may be subject to governmental approval and taxation. Any transfer of funds from our company to our PRC operating subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. These limitations on the free flow of funds between us and our PRC subsidiaries could restrict our ability to act in response to changing market conditions in a timely manner.

Dividends payable by us to our foreign investors and gains on the sale of the ADSs may become subject to withholding taxes under the PRC tax laws.

Under the EIT Law and EIT Implementation Rules, our foreign corporate shareholders may be subject to a 10% income tax upon any gains realized from the transfer of their ADSs and dividends distributable to such foreign corporate shareholder, if such income is regarded as income from “sources within the PRC.” According to the EIT Implementation Rules, whether income generated from transferring equity investments is to be regarded as sources within the PRC or from foreign territory shall depend upon the locations in which the enterprises accepting the equity investment are located. However, it is unclear whether income received by our shareholders will be deemed to be income from sources within the PRC and whether there will be any exemption or reduction in taxation for our foreign corporate shareholders due to the promulgation of the EIT Law. If our foreign corporate shareholders are required to pay PRC income tax on the transfers of the ADSs that they hold or on the gains on the sale of the ADSs by them, the value of our foreign corporate shareholders’ investments in the ADSs may be materially and adversely affected.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business operations.

We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholders’ loans or capital contributions after completion of this offering. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with SAFE or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and reported to with the Ministry of Commerce or its local counterparts.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Administration Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises, or SAFE Circular 19. SAFE Circular 19, however, allows foreign invested enterprises in mainland China to use their registered capital settled in RMB converted from foreign currencies to make equity investments, but the registered capital of a foreign invested company settled in RMB converted from foreign currencies remains not allowed to be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, SAFE further issued the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which, among other things, amended certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that RMB capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law provides that enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of the PRC as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the enterprise income tax, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the circular mentioned above sets out criteria for determining whether “de facto management bodies” are located in the PRC for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of the PRC that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents like us and some of our subsidiaries. Therefore, although all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities disagree with our assessment and determine that we are a “resident enterprise” we may be subject to enterprise income tax at a rate of 25% on our worldwide income and dividends paid by us to our non-PRC shareholders as well as capital gains recognized by them with respect to the sale of the ADSs may be subject to a PRC withholding tax.

This will have an impact on our effective tax rate, a material adverse effect on our net income and results of operations, and may require us to withhold tax on our non-PRC shareholders.

Government control of foreign currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Under existing PRC foreign exchange regulations, payments of certain current account items can be made in foreign currencies without prior approval from the local branch of SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The restrictions on foreign exchange transactions under capital accounts could also affect the ability of our subsidiaries in the PRC to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Risks Relating to the ADSs and this Offering

An active trading market for our Class A ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

Prior to this offering, there has been no public market for our ADSs or our Class A ordinary shares underlying our ADSs. We intend to apply for listing our ADSs on the Nasdaq, but we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected.

The initial public offering price for the ADSs was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not fall below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our ADSs.

We believe that recent litigation and negative publicity surrounding companies with operations in China that are listed in the United States has negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors not to invest in China-based companies listed in the United States. The SEC and the Public Company Accounting Oversight Board (PCAOB) also issued a joint statement on April 21, 2020 reiterating the disclosure, financial reporting and other risks involved in investments in companies that are based in emerging markets, as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny regarding our company or business, regardless of its lack of merit, could cause the market price of our ADSs to fall, could divert management resources and energy and could cause us to incur expenses in defending ourselves against rumors.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial trading price declines. The trading performances of other PRC companies’ securities after their offerings may affect the attitudes of investors toward PRC companies listed in the United States in general, and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume of our ADSs may be highly volatile due to factors specific to our own operations, including the following:

•	variations in our revenue, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our products or our industry;

•	additions or departures of key personnel;

•	the release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could, in turn, cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 3,575,000 ADSs (equivalent to 7,150,000 Class A ordinary shares) outstanding immediately after this offering, or 4,111,250 ADSs (equivalent to 8,222,500 Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors and executive officers and all other existing holders of 5.0% or more of our outstanding shares have agreed with the underwriters not to offer, issue, sell, encumber, transfer or otherwise dispose of any of our securities, including our ADSs and ordinary shares for a period of six months after the completion of this offering without the consent of the representatives of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs, and you may even lose your entire investment in the ADSs.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$5.55 per ADS. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase our ADS price, or that these net proceeds will be placed only in investments that generate income or appreciate in value.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial

We will adopt a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Based on our dual-class share structure, holders of Class A ordinary shares are entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares are entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. However, the creation of any pledge, charge, encumbrance or other third party right on any Class B ordinary shares to secure a holder’s contractual or legal obligations, except in cases where and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B ordinary shares, will not be considered as a sale, transfer, assignment or disposition and will not trigger the automatic conversion. In addition, the termination of directorship on the board or employment with us of any holder of Class B ordinary shares will not trigger the automatic conversion either.

Due to the disparate voting powers attached to these two classes of ordinary shares, our co-founders, namely, Mr. Qiang Ding and Mr. Chaohua Sheng, will beneficially own all of our issued Class B ordinary shares, representing 52.16% of our total issued and outstanding share capital immediately after the completion of this offering and they will be able to exercise 91.60% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering, assuming that the underwriters do not exercise their over-allotment option to purchase additional ADSs. You will experience further dilution to the extent that additional Class B ordinary shares are issued in the future. As a result, our founders will have considerable influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, that would exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of the total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from stock indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

We will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including a provision that entitles each Class B ordinary share to ten votes in respect of all matters subject to a shareholders’ vote. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties form seeking to obtain control of our company in a tender offer or similar transaction. Although we expect to issue all of our authorized Class B ordinary shares upon the completion of this offering, if any of such Class B ordinary shares are converted into Class A ordinary shares or canceled for any reasons, our board of directors will have the authority without further action by our shareholders to issue additional Class B ordinary shares, which will be dilutive to our Class A ordinary shareholders. In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise. We could issue preferred shares quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obligated to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We may follow the home country practice for certain corporate governance practices after the closing of this offering which may differ from the requirements of the Nasdaq. If we choose to follow the home country practice, our shareholders may be afforded fewer protections than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, all of our current directors and executive officers, including Mr. Qiang Ding, Mr. Chaohua Sheng and Mr. Chaowei Yan, are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the civil liability provisions of the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforcement of Civil Liabilities.”

Fluctuations in the exchange rate between the RMB and the U.S. dollar could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government ended its policy of pegging the value of the RMB to the U.S. dollar. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, the RMB is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB had depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one-year period. Starting from the beginning of 2019, the RMB has depreciated significantly against the U.S. dollar again. In early August 2019, the PBOC set the RMB’s daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of the RMB to the U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and RMB internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

Substantially all of our revenue and costs are denominated in RMB. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the RMB may materially and adversely affect our results of operations and financial position reported in RMB when translated into U.S. dollars, and the value of, and any dividends payable on, the ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company until the fifth anniversary from the date of our initial listing.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We intend to avail ourselves of the extended transition period.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities laws and regulations in the United States that apply to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your ordinary shares.

As a holder of the ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares represented by your ADSs in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares represented by your ADSs in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying ordinary shares represented by your ADSs unless you cancel and withdraw such ordinary shares. Under our amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is ten days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the underlying ordinary shares represented by your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the underlying ordinary shares represented by your ADSs are not voted as you requested.

The depositary for the ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not vote, the depositary may give us a discretionary proxy to vote the ordinary shares underlying the ADSs at shareholders’ meetings if we have timely provided the depositary with notice of meeting and related voting materials and (i) we have instructed the depositary that we wish a discretionary proxy to be given, (ii) we have informed the depositary that there is no substantial opposition as to a matter to be voted on at the meeting, and (iii) a matter to be voted on at the meeting would not have a material adverse impact on shareholders.

The effect of this discretionary proxy is that you cannot prevent the underlying ordinary shares represented by the ADSs from being voted, except under the circumstances described above. This may make it more difficult for holders to influence the management of the company. Holders of ordinary shares are not subject to this discretionary proxy.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. See “Description of American Depositary Shares” for more information.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. As the waiver relates to claims arising as a matter of contract in relation to the ADSs, we believe that, as a matter of construction of the clause, the waiver would likely to continue to apply to ADS holders who withdraw the Class A ordinary shares represented by the ADSs from the ADS facility with respect to claims arising before the withdrawal, and the waiver would most likely not apply to ADS holders who subsequently withdraw the Class A ordinary shares represented by ADSs from the ADS facility with respect to claims arising after the withdrawal. However, to our knowledge, there has been no case law on the applicability of the jury trial waiver to ADS holders who subsequently withdraw the Class A ordinary shares represented by the ADSs from the ADS facility.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs, including purchasers of ADSs in secondary market transactions, bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of increasing the cost of bringing a claim and limiting and discouraging lawsuits against us and the depositary. If a lawsuit is brought against either or both of us and the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act.

The deposit agreement may be amended or terminated without your consent.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. However, amendment to certain rights that may increase costs or prejudice a substantial right of ADS holders will not take effect until 30 days after notice thereof in accordance with the deposit agreement. See “Description of American Depositary Shares” for more information.

You, as holders of ADSs, may have fewer rights than holders of our ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights that are carried by the underlying ordinary shares represented by your ADSs indirectly in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying ordinary shares represented by your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares represented by your ADSs in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying ordinary shares represented by your ADSs unless you withdraw such ordinary shares and become the registered holder of such shares prior to the record date for the general meeting.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon the completion of this offering, we will become a public company and expect to incur significant legal, accounting and other public company expenses that we did not incur as a private company. The Sarbanes-

Oxley Act of 2002, as well as rules previously and subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or to incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. In addition, we will incur other additional costs associated with our public company reporting requirements under the SEC rules and regulations. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the requirements of the Nasdaq; these practices may afford fewer protection to shareholders than they would enjoy if we complied fully with the Nasdaq.

As a Cayman Islands exempted company listed on the Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance standards. We intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq that listed companies must have for as long as we qualify as a foreign private issuer including:

(a)	a nomination and corporate governance committee composed entirely of independent directors;

(b)	a compensation committee composed entirely of independent directors;

(c)	provide an annual certification by our chief executive officer that he or she is not aware of any non-compliance with any corporate governance rules of the Nasdaq;

(d)	have regularly scheduled executive sessions with only independent directors; or

(e)

seek shareholder approval for (i) the implementation and material revisions of the terms of share incentive plans, (ii) the issuance of more than 1% of our outstanding ordinary shares or more than 1% of our outstanding voting power to a related party, (iii) the issuance of more than 20% of our outstanding ordinary shares, and (iv) an issuance that would result in a change of control.

To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance standards applicable to U.S. domestic issuers

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill (which we have determined based on the expected price of the ADSs in this offering), we do not expect to be a passive foreign investment company, or a PFIC, in the current taxable year or in the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The composition of our assets and income may be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Because we have valued our goodwill based on the expected market value of the ADSs, a decrease in the price of the ADSs may also result in our becoming a PFIC.

If we are a PFIC for any taxable year during which you hold the ADSs or ordinary shares, our PFIC status could result in adverse United States federal income tax consequences to you if you are a United States Holder, as defined under “Taxation—U.S. Federal Income Tax Consequences.” For example, if we are or become a PFIC, you may become subject to increased tax liabilities under United States federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See “Taxation—U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules.” There can be no assurance that we will not be a PFIC for the current or any future taxable year. Our U.S. counsel expresses no opinion with respect to our PFIC status.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenue, costs or expenditures;

•	growth of and competition trends in our industry;

•	our expectations regarding demand for, and market acceptance of, our products;

•	our expectation regarding the use of proceeds from this offering;

•	general economic and business conditions in the markets in which we operate;

•	relevant government policies and regulations relating to our business and industry; and

•	assumptions underlying or related to any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$23.6 million, or US$27.5 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts, commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of US$8.00 per ADS (the mid-point of the estimated public offering price range shown on the front cover of this prospectus). Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, a US$1.00 increase (decrease) in the assumed initial public offering price of US$8.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$3.3 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

We currently intend to use the net proceeds from this offering for the following purposes:

•	approximately 25.0%, or US$5.9 million, is expected to be used for the continuing development and enhancement of our “Xihe” Platform and “Wangshu” Platform;

•

approximately 25.0%, or US$5.9 million, is expected to be used for (i) the establishment of research and development centers in China, Singapore and selected locations overseas, (ii) research and development projects in cooperation with software companies in China and overseas, and (iii) the expansion of our research and development team;

•

approximately 25.0%, or US$5.9 million, is expected to be used for the establishment of an overseas operating center in Singapore, which will have business operation management functions, end application development capabilities and overseas sales operations;

•	approximately 15.0%, or US$3.5 million, is expected to be used to purchase wafers and other raw materials from qualified suppliers; and

•	the balance of the net proceeds for other working capital and general corporate purposes.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations as holding company to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to complete or obtain these governmental filings, registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business operations.”

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no intention to declare or pay any dividends in the near future on our ordinary shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion in deciding whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

If we pay any dividends on our Class A ordinary shares, we will pay those dividends that are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to holders of ADSs in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022 presented on:

•	an actual basis; and

•

a pro forma as adjusted basis, to reflect the issuance and sale of the Class A ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$8.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the option to purchase additional ADSs.

You should read this table in conjunction with “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2022
	Actual(1)		Pro Forma(2) As adjusted
	RMB	US$	RMB	US$
	(in thousands, except for share and per share data)
Shareholders’ equity:
Ordinary shares (US$0.000001 par value; 50,000,000,000 shares authorized, 117,647,000 shares issued and outstanding as of September 30, 2022; pro forma as adjusted reflects 124,797,000 shares issued and outstanding assuming no exercise of the option to purchase additional ADSs)
Class A Ordinary shares (US$0.000001 par value; nil shares issued and outstanding on an actual basis as of September 30, 2022; and 59,709,000 shares outstanding on a pro forma as adjusted basis as of September 30, 2022)	—	—	—	—
Class B ordinary shares (US$0.000001 par value; nil shares issued and outstanding on an actual basis as of September 30, 2022; and 65,088,000 shares outstanding on a pro-forma as adjusted basis as of September 30, 2022)	—	—	—	—
Additional paid-in capital(3)	144,577	20,324	313,543	43,874
Statutory reserve	43,674	6,140	43,674	6,140
Retained earnings	732,693	103,002	732,693	103,002
Total shareholders’ equity	920,944	129,466	1,089,910	153,016
Total capitalization	920,944	129,466	1,089,910	153,016

(1)	Retroactively restated to reflect the 1:100 split of our ordinary shares effected on July 8, 2022, as described in Note 1 to our consolidated financial statements included in this prospectus.
(2)

Reflects the sale of Class A ordinary shares in this offering represented by ADSs at an assumed initial public offering price of US$8.00 per ADS, after deducting the estimated underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the option to purchase additional ADSs. The pro forma as adjusted information is for illustrative purposes only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. We estimate that net proceeds from this offering will be approximately US$23,550,000 (or US$27,539,700 if the underwriters exercise their option to purchase additional ADSs in full). The net proceeds of US$23,550,000 is calculated as follows:

US$28,600,000 gross offering proceeds, less underwriting discounts and commissions of US$2,002,000 and estimated offering expenses of US$3,048,000. The pro forma as adjusted total shareholders’ equity is the sum of the net proceeds of US$23,550,000 and the actual equity of US$129,466,000.

The net proceeds of US$27,539,700 is calculated as follows:

US$32,890,000 gross offering proceeds, less underwriting discounts and commissions of US$ 2,302,300 and estimated offering expenses of US$ 3,048,000. The pro forma as adjusted total shareholders’ equity is the sum of the net proceeds of US$ 27,539,700 and the actual equity of US$ 129,466,000.

(3)

Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$8.00 per ADS, the mid-point of the estimated range of the initial public offering price, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and shareholders’ equity by US$3.3 million.

DILUTION

If you invest in our ADSs, you will experience dilution to the extent of the difference between the initial public offering price per ADS you pay in this offering and the pro forma net tangible book value per ADS immediately after this offering. Dilution results from the fact that the assumed initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

We implemented a 1:100 split of our ordinary shares on July 8, 2022, as described in Note 1 to our consolidated financial statements included in this prospectus. Our net tangible book value as of September 30, 2022 was approximately US$129.5 million, or US$1.10 per ordinary share outstanding at that date, and US$2.20 per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value by the number of outstanding ordinary shares. Our net tangible book value is determined by subtracting total liabilities from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the initial public offering price of US$8.00 per ADS, which is the mid-point of the estimated public offering price range shown on the front cover of this prospectus and, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in such net tangible book value after September 30, 2022, other than to give effect to the issuance and sale of the ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$8.00 per ADS, which is the mid-point of the estimated public offering price range shown on the front cover of this prospectus and, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriter’s option to purchase additional ADSs and no other change to the number of ADS sold by us as set forth on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of September 30, 2022, would have been US$153.0 million, US$1.23 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and US$2.45 per ADS. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.13 per ordinary share, or US$0.25 per ADS, to existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of US$2.77 per ordinary share, or US$5.55 per ADS, to new investors in this offering. The following table illustrates such per ordinary share dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	4.00	US$	8.00
Net tangible book value as of September 30, 2022	US$	1.10	US$	2.20
Increase in net tangible book value attributable to price paid by new investors	US$	0.13	US$	0.25
Pro forma as adjusted net tangible book value after the offering	US$	1.23	US$	2.45
Dilution in net tangible book value to new investors in the offering	US$	(2.77)	US$	(5.55)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$8.00 per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$3.3 million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.03 per ordinary share and US$0.05 per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.47 per ordinary share and US$0.95 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes on a pro forma as adjusted basis as of September 30, 2022, the differences between the shareholders at our most recent fiscal year end and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total ordinary shares do not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary shares purchased		Total consideration		Average price per ordinary share equivalent (US$)	Average price per ADS equivalent (US$)
	Number	%	Amount	%
			(US$’000)
Existing shareholders(1)	117,647,000	94.3	22,542.00	44.0	0.19	0.38

New investors	7,150,000	5.7	28,600.00	56.0	4.00	8.00

Total	124,797,000	100.0	51,142.00	100.0

Note:

(1)	Assumes an initial public offering price of US$8.00 per ADS, the midpoint of the estimated range of the initial public offering price.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of foreign exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, our current directors and executive officers, including Mr. Qiang Ding, Mr. Chaohua Sheng and Mr. Chaowei Yan, are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise or to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the civil liability provision of the securities laws of the United States or any state in the United States.

In addition, Conyers Dill & Pearman has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the U.S., although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

However, the courts of the Cayman Islands are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

People’s Republic of China

Jingtian & Gongcheng, our PRC legal adviser, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case and that there must be a concrete claim, a factual basis, and a cause for the case. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The foreign shareholder must entrust PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies. However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We are a holding company incorporated in the Cayman Islands and conduct our operations in China through our PRC subsidiaries. We began our operations in December 2017 when Shanghai Intchains Technology Co., Ltd., or Shanghai Intchains, was founded in Shanghai, China.

With the growth of our business and in order to facilitate international capital raising, we underwent an offshore reorganization in the second half of 2021. In June 2021, Intchains Group Limited was incorporated in the Cayman Islands as our offshore holding company. Shortly after its incorporation, Intchains Group Limited incorporated a wholly-owned subsidiary in the British Virgin Islands, or BVI, namely, Intchains Investment (BVI) Limited, or Intchains BVI. In October 2021, Intchains Global Limited, or Intchains Global, was incorporated in the BVI as a wholly-owned subsidiary of Intchains Group Limited. In February 2022, Intchains Global acquired 100% equity interest in Intchains Pte. Ltd., or Intchains Singapore, a private limited company incorporated in Singapore, for the purpose of holding our planned business in Singapore. Following the incorporation of Intchains BVI, Intchains Technology (Hongkong) Limited, or Intchains HK, was incorporated in Hong Kong in July 2021 as a wholly-owned subsidiary of Intchains BVI. In September 2021, Intchains HK established Jerryken Intelligent Technology (Shanghai) Co., Ltd., or WFOE, as a wholly foreign owned entity in the PRC. In October 2021, Golden Stone Hong Kong Holding Limited, a then independent third party which is wholly owned by Mr. Zhaoyang Ma who is a principal shareholder, acquired 1% equity interest in Shanghai Intchains, upon completion of which, Shanghai Intchains became a sino-foreign equity joint venture. WFOE acquired approximately 82.49% equity interest in Shanghai Intchains in November 2021 and further acquired the remaining 17.51% equity interest in Shanghai Intchains in December 2021, and Intchains Group Limited became the ultimate holding company of our operating subsidiaries.

On July 8, 2022, we subdivided our authorized share capital from US$50,000 divided into US$0.0001 par value each to US$50,000 divided into US$0.000001 par value each.

Our Corporate Structure

We do not have a VIE structure. Intchains Group Limited owns 100% of Intchains Global and Intchains BVI. Intchains Global owns 100% of Intchains Singapore. Intchains BVI owns 100% of Intchains HK which owns 100% of WFOE. WFOE, in turn, owns 100% of Shanghai Intchains and our other two operating subsidiaries in the PRC. The chart below illustrates our corporate structure as of the date of this prospectus:

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations and comprehensive (loss) income data and cash flow data for the years ended December 31, 2019, 2020 and 2021 and summary consolidated balance sheets data as of December 31, 2020 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive (loss) income data and cash flows data for the nine months ended September 30, 2021 and 2022, summary consolidated balance sheets data as of September 30, 2022, have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our consolidated financial statements are prepared and presented in accordance with the accounting principles generally accepted in the United States of America, or the U.S. GAAP.

Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Year ended December 31,				For the nine months ended September 30,
	2019	2020	2021		2021	2022
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	RMB’000	US$’000
Net revenue
Products revenue	35,816	54,603	631,838	88,822	330,331	440,076	61,865
Total net revenue	35,816	54,603	631,838	88,822	330,331	440,076	61,865
Cost of revenue	(29,581)	(23,331)	(113,955)	(16,020)	(47,547)	(67,030)	(9,423)
Gross profit	6,235	31,272	517,883	72,802	282,784	373,046	52,442

Operating expenses:
Research and development expenses	(9,062)	(22,481)	(53,153)	(7,472)	(25,416)	(38,429)	(5,403)
Sales and marketing expenses	(1)	(91)	(3,006)	(423)	(1,846)	(2,989)	(420)
General and administrative expenses	(5,036)	(3,165)	(14,403)	(2,025)	(5,404)	(9,867)	(1,387)
Total operating expenses	(14,099)	(25,737)	(70,562)	(9,920)	(32,666)	(51,285)	(7,210)
(Loss) Income from operations:
Interest income	16	37	2,518	354	1,146	7,658	1,077
Interest expense and guarantee fee	(132)	(168)	(197)	(28)	(98)	(58)	(8)
Foreign exchange (loss)/gains, net	(55)	348	(238)	(34)	(95)	3,566	501
Other income	5,323	2,495	740	104	519	19,196	2,699
(Loss)/Income before income tax expenses	(2,712)	8,247	450,144	63,278	251,590	352,123	49,501
Income tax expense	(238)	—	—	—	—	9,575	1,346
Net (loss)/income and total comprehensive (loss)/income	(2,950)	8,247	450,144	63,278	251,590	342,548	48,155
Weighted average number of shares used in per share calculation(1):
— Basic and diluted	100,000,000	100,000,000	100,870,300	100,870,300	100,000,000	117,647,000	117,647,000
Net (loss)/earnings per share
— Basic and diluted	(0.03)	0.08	4.46	0.63	2.52	2.91	0.41

Note:

(1)	Retroactively restated to reflect the 1:100 split of our ordinary shares effected in July 2022, as described in Note 1 to our consolidated financial statements included in this prospectus.

Consolidated Balance Sheets

	As of December 31,			As of September 30,
	2020	2021		2022
	RMB’000	RMB’000	US$’000	RMB’000	US$’000
ASSETS
Current assets:
Cash and cash equivalents	19,627	502,420	70,629	703,105	98,841
Accounts receivable	6,530	—	—	—	—
Inventories	9,481	66,818	9,393	76,598	10,768
Prepayments and other current assets	7,616	38,124	5,360	42,923	6,035
Total current assets	43,254	607,362	85,382	822,626	115,644

Non-current assets:
Property, equipment and software, net	406	1,623	229	4,441	625
Right of use assets	239	2,275	320	1,566	220
Prepayments on long-term assets	—	—	—	112,856	15,865
Total non-current assets	645	3,898	549	118,863	16,710
Total assets	43,899	611,260	85,931	941,489	132,354

LIABILITIES, AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	621	6,583	926	2,259	318
Contract liabilities	—	3,002	422	1,115	157
Income tax payable	—	—	—	2,377	334
Lease liabilities	239	934	131	963	135
Amounts due to related parties	4,803	—	—	—	—
Provision for warranty	—	463	65	385	54
Accrued liabilities and other current liabilities	3,997	20,615	2,898	12,905	1,814
Total current liabilities	9,660	31,597	4,442	20,004	2,812

Non-current liabilities:
Lease liabilities	—	1,267	178	541	76
Other non-current liabilities	46	—	—	—	—
Total non-current liabilities	46	1,267	178	541	76
Total liabilities	9,706	32,864	4,620	20,545	2,888
Total shareholders’ equity	34,193	578,396	81,311	920,944	129,466
Total liabilities and shareholders’ equity	43,899	611,260	85,931	941,489	132,354

Consolidated Statements of Cash Flow

	Year ended December 31,				For the nine months ended September 30,
	2019	2020	2021		2021	2022
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	RMB’000	US$’000
Net cash (used in) provided by operating activities	(5,987)	15,586	395,420	55,587	220,332	316,209	44,452
Net cash used in investing activities	(165)	(251)	(1,770)	(249)	(1,070)	(115,524)	(16,240)
Net cash provided by financing activities	3,388	251	89,143	12,532	4,099	—	—
Net (decrease)/increase in cash and cash equivalents	(2,764)	15,586	482,793	67,870	223,361	200,685	28,212
Cash and cash equivalents, at the beginning of year	6,805	4,041	19,627	2,759	19,627	502,420	70,629
Cash and cash equivalents, at the end of year	4,041	19,627	502,420	70,629	242,988	703,105	98,841

Key Operating Data

The following table sets forth the breakdown of revenue, sales volume and average selling price (per unit) of ASIC chips delivered for the periods indicated:

	Years ended December 31,									For the nine months ended September 30,
	2019			2020			2021			2021			2022
	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit
	(RMB‘000)	(Unit)	(RMB)	(RMB‘000)	(Unit)	(RMB)	(RMB‘000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)
ASIC chips
ICQ510	3,312	362,000	9.15	15,189	1,308,351	11.61	—	—	—	—	—	—	—	—	—
SIPC100	211	3,500	60.29	884	66,240	13.35	—	—	—	—	—	—	—	—	—
ICQ520	—	—	—	1,313	114,789	11.44	—	—	—	—	—	—	—	—	—
ICT560	—	—	—	10,486	622,015	16.86	83,770	1,437,544	58.27	29,437	439,816	66.93	42,793	598,264	71.53
ICT570	—	—	—	1,111	34,885	31.85	7,380	74,592	98.94	4,227	49,712	85.03	5,197	34,464	150.80
ICT580	—	—	—	1,075	36,350	29.57	—	—	—	—	—	—	3,858	32,880	117.34
ICC590	—	—	—	18,553	123,130	150.68	131,975	1,169,405	112.86	71,744	622,281	115.29	48,924	517,096	94.61
ICA585	—	—	—	—	—	—	—	—	—	—	—	—	148,079	328,924	450.19
ICA586	—	—	—	—	—	—	108,092	411,944	262.39	64,097	231,656	276.69	70,797	166,756	424.55
ICA588	—	—	—	—	—	—	206,823	1,706,716	121.18	119,275	894,300	133.37	61,605	533,100	115.56
ICA589	—	—	—	—	—	—	22,065	306,952	71.88	16,620	253,560	65.55	5,692	60,756	93.69
IAA561	—	—	—	—	—	—	—	—	—	—	—	—	19,148	252,727	75.77
ICC551	—	—	—	—	—	—	—	—	—	—	—	—	3,570	43,848	81.42
Total	3,523	365,500	9.64	48,611	2,305,760	21.08	560,105	5,107,153	109.67	305,400	2,491,325	122.59	409,663	2,568,815	159.48

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a provider of integrated solutions consisting of high-performance computing ASIC chips and ancillary software and hardware for blockchain applications. We utilize a fabless business model and specialize in the front-end and back-end of IC design, which are the major components of the IC product development chain. We have established strong supply chain management with a leading foundry, which helps to ensure our product quality and stable production output.

Our products consist of high-performance computing ASIC chips that have high computing power and superior power efficiency as well as ancillary software and hardware, which cater to the evolving needs of the blockchain industry. We have built a proprietary technology platform named “Xihe” Platform, which allows us to develop a wide range of ASIC chips with high efficiency and scalability. We design our ASIC chips in-house, which enables us to leverage proprietary silicon data to deliver products reflecting the latest technological developments ahead of our competitors. As of September 30, 2022, we had completed a total of eight tape-outs using our “Xihe” Platform for 22nm ASIC chips, achieving a 100% success rate for all our tape-outs.

Our strong commitment to advanced research and development enables us to innovate continuously and create ASIC chips with superior performance to power ratio at reasonable cost. According to Frost & Sullivan, we have a leading market share in ASIC chips designed for several key blockchain algorithms including Blake2bsha3, sha512MD160, Cryptonight V4, Eaglesong and Blake2s, in terms of the accumulative computing power sold for the years ended December 31, 2019, 2020 and 2021. We will continue to devote significant resources to design and tailor our ASIC chips for use in high-technology applications.

As a result of fast-increasing market demand for our products, we have been growing rapidly. Our total revenue increased from RMB35.8 million for 2019 to RMB54.6 million for 2020, and further increased significantly to RMB631.8 million (US$88.8 million) for 2021. Our total revenue increased significantly from RMB330.3 million for the nine months ended September 30, 2021 to RMB440.1 million (US$61.9 million) for the nine months ended September 30, 2022. We recognized net loss of RMB3.0 million for 2019, net income of RMB8.2 million for 2020 and net income of RMB450.1 million (US$63.3 million) for 2021. Our net income increased significantly from RMB251.6 million for the nine months ended September 30, 2021 to RMB342.5 million (US$48.2 million) for the nine months ended September 30, 2022.

Major Factors Affecting Our Results of Operations

In addition to the general factors affecting the Chinese and global economy and our industry, our results of operations and financial condition are affected by a number of industry- and company-specific factors, including those set out below:

Expected economic returns on cryptocurrency mining activities and fluctuation of cryptocurrency price especially

Our revenue primarily consists of proceeds of sales of ASIC chips, which are, in general, determined by the demand and pricing of our ASIC chips. An increase in the economic return of cryptocurrency mining activities would generally stimulate the demand and average selling price for our ASIC chips. An increase in the cryptocurrency price is the most significant factor that could increase the expected economic returns generated by cryptocurrency mining activities. Other factors that may increase the economic return of cryptocurrency mining activities include, among others, increase in transaction fees, decrease in electricity costs or other operating costs, increase in computing power and efficiency of mining machines, reduction of difficulties of mining activities and increase in number of cryptocurrencies awarded for mining activities. According to Frost & Sullivan, the prices of alternative cryptocurrencies have experienced significant fluctuations during their limited history and may continue to fluctuate significantly in the future. The volatility of the cryptocurrency price may significantly affect our business of operations and financial condition.

A decrease in the expected economic returns of cryptocurrency mining activities and the cryptocurrency price may also lead to increase in inventory write-downs, credit sales and write-downs of advances to suppliers as a result of stagnant demand and decrease in the average selling price for our ASIC chips, which may significantly affect our gross margin and extend the billing cycle of our products.

Cryptocurrency prices have fluctuated significantly in the past few years and resulted in a corresponding fluctuation in our sales of ASIC chips. We expect that the cryptocurrency prices may continue to fluctuate in the future, and as such, we would expect to continue to experience a significant corresponding fluctuation in both sales volumes and average selling prices of ASIC chips, as well as write-downs of inventory, which may erode our profitability in the case of a significant cryptocurrency price drop. See “Risk Factors—Risks Relating to Our Business and Industry—There is no assurance that a cryptocurrency will maintain its long-term value, and volatility in the market prices of cryptocurrencies may adversely affect our business and results of operations.”

Market demand for our ASIC chips and development of blockchain technology and cryptocurrency markets

Our current ASIC chips are mainly used for cryptocurrency mining. According to Frost & Sullivan, sales of ASIC chips have surged at a CAGR of 8.2% from approximately US$21.8 billion in 2016 to approximately US$29.9 billion in 2020 and are expected to further increase at a CAGR of 10.2% to approximately US$48.7 billion in 2025. There can be no assurance that such expected growth rate will materialize in the future. Because market demand is dependent on the development of the blockchain technology, as well as innovations in cryptocurrency applications, our results of operations will significantly depend on our ability to keep pace with market demand to attract new customers or retain existing customers as well as to maintain or increase our market share. Our results of operations will also be significantly affected by developments in overall blockchain technology and cryptocurrency markets, and in particular, the cryptocurrency market. Cryptocurrency prices have fluctuated significantly in the past few years and resulted in a corresponding fluctuation in our sales of ASIC chips. The cryptocurrency market may be affected by various factors, including, among others, the cryptocurrency price and expected return on cryptocurrency related activities such as mining and trading, different views regarding the decentralized nature of cryptocurrencies, acceptance of cryptocurrencies as an investment instrument as well as a currency for payment, competing cryptocurrencies to cryptocurrency, and changes in the cryptocurrency algorithm and the mechanism of mining.

Performance and cost of our products

The pricing of and demand for our ASIC chips are closely related to their performance. In general, more advanced process technologies can accommodate designs that produce ASICs with higher power efficiency. The introduction of new process and design technologies also enables us to gradually lower the production costs of ASICs with comparable computing power. However, the application of such process technologies also commands high initial setup costs, particularly when the new production techniques first become available, which translates to higher per unit costs. Our new generation ASICs using the most advanced process technologies will need to achieve strong sales in order to justify the initial setup costs of the new production techniques and maintain our profitability. At the same time, as the most advanced production capabilities of IC foundries ramp up, the initial high unit cost for IC fabrication may also decrease, which will likely translate to lower fabrication costs and a positive effect on our business, results of operations and financial condition.

Competitiveness in research and development

We are a leading ASIC chip design company, and research and development is key to the success of our products. Our research and development expenses were RMB9.1 million, RMB22.5 million, RMB53.2 million (US$7.5 million), RMB25.4 million and RMB38.4 million (US$5.4 million) in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively. We continue to focus on enhancing our product planning and research and development capabilities to enable us to introduce or improve products that can well address evolving customer needs in a timely manner. As existing competitors may introduce new technologies or provide more competitive offerings and more companies may enter the market to compete with us, competition may intensify in the future and consequently our competitiveness and market share may be affected. As a result, our ability to continue offering new and enhanced ASIC chips for cryptocurrency mining as well as competitive products and technologies will have a significant impact on our results of operations.

Regulatory environment

We have historically generated all of our revenue from customers based in China. We intend to expand to overseas sales in the future to diversify our source of revenue. As such, we need to make efforts and incur costs to ensure that we are compliant with the existing laws and regulations relating to our business in the various jurisdictions that are material to our business and operations, and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. Our ability to anticipate and respond to potential changes in government policies and regulations will have a significant impact on our business operations in such countries and our overall results of operations. See “Risk Factors—Risks Relating to Our Business and Industry—We are subject to risks associated with legal, political or other conditions or developments regarding holding, using or mining of cryptocurrencies and related products and services, which could negatively affect our business, financial condition, and results of operations.”

Production capacity

As a fabless IC design company, we outsource the fabrication process of our ICs to our Foundry Partner, and we outsource the testing and packaging process to third-party testing and packaging partners. We work closely with a limited number of such production partners. We cannot guarantee that our third-party production partners will be able to meet our manufacturing requirements or capacity or that they will not raise their prices. As a result, our ability to quickly respond to market demand and meet production timelines, as well as to price our products competitively, is highly dependent on our collaboration with third-party production partners. If our production partners are unable to meet our production capacity requirements or deliver products that meet our quality standards on a timely basis, our results of operations will be adversely affected. We may also incur significant cash outflow at the early stages of our production process because we are required to make prepayments to some of our third-party production partners to secure their production capacity beforehand, which may affect our liquidity position. In addition, any failure by our third-party production partners to perform their obligations in a timely manner may subject us to counterparty risk and make it difficult or impossible for us to fulfill our customers’ orders, which would harm our reputation and negatively affect our business, results of operations and financial condition.

Key Components of Results of Operations

Revenue

We derive our revenue primarily from sales of ASIC chips, and we also derive revenue from ancillary software and hardware as a unified product. In 2019 and 2020, we also derived revenue from sales of customized IC products that we designed based on specifications and requirements of our customers. During 2019 and 2020, we accepted orders from customers to develop and design customized IC products consisting of ASIC chips, other hardware and embedded software that targeted a certain cryptocurrency or algorithm. These customized IC products and our standard products were substantially similar in terms of chip design. The intellectual property resulting from the customized IC products belongs to us. In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, we generated total revenue of RMB35.8 million, RMB54.6 million, RMB631.8 million (US$88.8 million), RMB330.3 million and RMB440.1 million (US$61.9 million), respectively. The following table sets forth the breakdown of our revenue for the periods indicated:

	Years ended December 31,				For the nine months ended September 30,
	2019	2020	2021		2021	2022
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	RMB’000	US$’000
Products revenue:
ASIC chips	3,523	48,611	560,105	78,738	305,400	409,663	57,590
Ancillary software and hardware	1,696	1,321	71,733	10,084	24,931	30,413	4,275
Customized IC products	30,597	4,671	—	—	—	—	—
Total	35,816	54,603	631,838	88,822	330,331	440,076	61,865

Revenue from sales of our ASIC chips is primarily affected by the number of ASIC chips sold and their average selling price. The following table sets forth the breakdown of sales volume and average selling price (per unit) of ASIC chips delivered for the periods indicated:

	Years ended December 31,									For the nine months ended September 30,
	2019			2020			2021			2021			2022
	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit
	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)	(RMB’000)	(Unit)	(RMB)
ASIC chips
ICQ510	3,312	362,000	9.15	15,189	1,308,351	11.61	—	—	—	—	—	—	—	—	—
SIPC100	211	3,500	60.29	884	66,240	13.35	—	—	—	—	—	—	—	—	—
ICQ520	—	—	—	1,313	114,789	11.44	—	—	—	—	—	—	—	—	—
ICT560	—	—	—	10,486	622,015	16.86	83,770	1,437,544	58.27	29,437	439,816	66.93	42,793	598,264	71.53
ICT570	—	—	—	1,111	34,885	31.85	7,380	74,592	98.94	4,227	49,712	85.03	5,197	34,464	150.80
ICT580	—	—	—	1,075	36,350	29.57	—	—	—	—	—	—	3,858	32,880	117.34
ICC590	—	—	—	18,553	123,130	150.68	131,975	1,169,405	112.86	71,744	622,281	115.29	48,924	517,096	94.61
ICA585	—	—	—	—	—	—	—	—	—	—	—	—	148,079	328,924	450.19
ICA586	—	—	—	—	—	—	108,092	411,944	262.39	64,097	231,656	276.69	70,797	166,756	424.55
ICA588	—	—	—	—	—	—	206,823	1,706,716	121.18	119,275	894,300	133.37	61,605	533,100	115.56
ICA589	—	—	—	—	—	—	22,065	306,952	71.88	16,620	253,560	65.55	5,692	60,756	93.69
IAA561	—	—	—	—	—	—	—	—	—	—	—	—	19,148	252,727	75.77
ICC551	—	—	—	—	—	—	—	—	—	—	—	—	3,570	43,848	81.42
Total	3,523	365,500	9.64	48,611	2,305,760	21.08	560,105	5,107,153	109.67	305,400	2,491,325	122.59	409,663	2,568,815	159.48

The average selling price of our ASIC chips changes from period to period and is primarily affected by the market price of cryptocurrencies, prices of our competitors’ products, expected economic return of cryptocurrency mining, product types and demand for the chips. See “—Major Factors Affecting Our Results of Operations” for details of factors affecting economic return on cryptocurrency mining activities and the market demands.

Cost of Revenue

Cost of revenue for our ASIC chips represents costs and expenses directly attributable to the manufacture of our products sold and delivered, which comprises product costs, including costs of raw materials, costs of contract manufacturers for production, shipping and handling costs. In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, our cost of revenue was RMB29.6 million, RMB23.3 million, RMB114.0 million (US$16.0 million), RMB47.5 million and RMB67.0 million (US$9.4 million), respectively.

Our average cost of ASIC chips per unit primarily comprise and is mainly affected by cost of wafer. The average per unit cost of wafers is affected by our purchase volume and technology advancement. We generally incur higher per unit cost for models with better performance. The average cost of our ASIC chips per unit was RMB8.69, RMB9.38, RMB11.89, RMB11.76 and RMB16.24 in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively.

Gross profit and gross profit margin

Our gross profit and gross profit margin are primarily affected by cryptocurrency prices, which have a significant effect on the average selling price of our products and, to a lesser extent, the average per unit production costs of our ASIC chips and the product mix. Customized IC products we sold in 2019 and 2020 had lower gross profit margin compared with the ASIC chips wholly designed by ourselves without customization. In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, our gross profit was RMB6.2 million, RMB31.3 million, RMB517.9 million (US$72.8 million), RMB282.8 million and RMB373.0 million (US$52.4 million), respectively. Our overall gross profit margin was 17.3%, 57.3%, 82.0%, 85.6% and 84.8%, respectively, for the same periods.

Operating Expenses

Our operating expenses include research and development expenses, sales and marketing expenses and general and administrative expenses. The following table sets forth components of our operating expenses for the periods indicated:

	Years ended December 31,							For the nine months ended September 30,
	2019		2020		2021			2021		2022
	RMB’000%		RMB’000%		RMB’000%		US$’000	RMB’000%		RMB’000%		US$’000
Research and development expenses	9,062	64	22,481	87	53,153	75.3	7,472	25,416	77.8	38,429	74.9	5,403
Sales and marketing expenses	1	0	91	0	3,006	4.3	423	1,846	5.7	2,989	5.8	420
General and administrative expenses	5,036	36	3,165	13	14,403	20.4	2,025	5,404	16.5	9,867	19.3	1,387
Total	14,099	100.0	25,737	100.0	70,562	100.0	9,920	32,666	100.0	51,285	100.0	7,210

Research and development expenses. Research and development expenses primarily consist of salary and welfare for research and development personnel, tape-out expenses paid to the Foundry Partner, consulting and contractor expenses, testing and tooling materials and manufacturing for trial, and other expenses relating to research and development personnel. Substantially all of our research and development expenses are related to design of ASIC chips.

Sales and marketing expenses. Sales and marketing expenses consist primarily of salary and welfare for sales and marketing personnel, warranty expenses, traveling expenses and other expenses relating to sales and marketing personnel.

General and administrative expenses. General and administrative expenses consist primarily of salary and welfare for general and administrative personnel, lease expenses and professional service fees.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017, which introduces the two-tiered profits tax rates regime. The bill was signed into law on March 28, 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax of the qualifying group entity is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

PRC

Our subsidiaries in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income at a rate of 25% in accordance with the relevant PRC income tax laws. The EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered resident enterprises for the PRC income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the EIT Law provide that non-resident legal entities will be considered as PRC resident enterprises if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries to be a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of our overseas subsidiaries are located in China, in which case we or the applicable overseas subsidiaries, as the case may be, would be subject to the PRC EIT at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC EIT purposes, a number of unfavorable PRC tax consequences could follow. See “Risk Factors—Risk Factors Relating to Doing Business in the PRC — We may be classified as a “resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

We recognize revenue to depict the transfer of promised goods to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services.

Products revenue

We generate revenue primarily from the sale of ASIC Chips and the ancillary software and hardware as a unified product. Our sales arrangements made commencing in April 2021 usually require full prepayment before the delivery of products after April 2021. Before April 2021, we offered credit sales to certain significant and long-standing customers in China. The payment terms was up to 6 months.

Generally, the sales of ASIC chips and ancillary software and hardware form an integral part of our performance obligations. ASIC chips are the most crucial hardware component embedded into our products that provide computing power and are also the key factor in determining the efficiency of our products. Other key hardware includes the computing board, control board and other accessories such as power supply and structural parts. Software is embedded in hardware to provide basic configuration of relevant hardware that enables end-users to monitor the working condition of the chips in real time, including real-time hash rate, temperature and network connection. All of these components are part of our products in terms of enabling us to complete our performance obligations and therefore we recognize products revenue, including sales of customized IC products designed based on the customer’s specifications and requirements which we could, if the customized IC products had not been purchased by the customers that ordered them, redirect the customized IC products for other use without practical limitations or contractual restrictions with a reasonable profit margin because there was no need to incur significant costs or make any significant reduction in unit selling price, at a point in time based on management’s evaluation of when the control of the products have been passed to customers. The transfer of control is considered complete when products have been picked up by or deliver to carriers of our customers.

We offer a standard product warranty of six months provided that the product operates for normal use. Except for the product warranty, we are not obligated to provide significant after-sale services such as hardware/software upgrades or updates. At the time revenue is recognized, an estimate of future warranty costs is recorded as a component of sales and marketing expenses. The reserves established are regularly monitored based upon historical experience and any actual claims charged against the reserve. The amount of total warranty costs incurred was immaterial for the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively.

Cost of revenue

Amounts recorded as cost of revenue represent direct expenses incurred in order to generate revenue. Such costs are recorded as incurred. Cost of revenue primarily comprises costs of raw materials, costs of contract manufacturers for production, shipping and handling costs and research and development costs for production of customized hardware and chips in research phase.

Contract liabilities

Cash proceeds received from customers before product delivery is recognized as contract liabilities and is recognized as revenue when revenue recognition criteria are met.

The prepayments received from customers as of December 31, 2020 and 2021 and September 30, 2022 was nil, RMB3.0 million (US$0.4 million) and RMB1.1 million (US$0.2 million), respectively. The revenue recognized for the years ended December 31, 2020 and 2021 and the nine months ended September 30, 2022 for such contract liability was RMB5.7 million, nil and RMB3.0 million (US$0.4 million), respectively.

Inventories

Inventories consist of finished goods, work in process and raw materials, which are purchased from contract manufacturers and component suppliers. Inventories are stated at the lower of cost or net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving and obsolete inventory, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. We take ownership, risks and rewards of the products purchased.

In accordance with FASB Accounting Standards Codification 855-10-55-1(b), we consider all data available, including future demand and subsequent changes in product prices that may provide additional information about the valuation of inventories at the balance sheet date.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Years ended December 31,				For the nine months ended September 30,
	2019	2020	2021		2021	2022
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	RMB’000	US$’000
Net revenue
Products revenue	35,816	54,603	631,838	88,822	330,331	440,076	61,865
Total net revenue	35,816	54,603	631,838	88,822	330,331	440,076	61,865
Cost of revenue	(29,581)	(23,331)	(113,955)	(16,020)	(47,547)	(67,030)	(9,423)
Gross profit	6,235	31,272	517,883	72,802	282,784	373,046	52,442

Operating expenses:
Research and development expenses	(9,062)	(22,481)	(53,153)	(7,472)	(25,416)	(38,429)	(5,403)
Sales and marketing expenses	(1)	(91)	(3,006)	(423)	(1,846)	(2,989)	(420)
General and administrative expenses	(5,036)	(3,165)	(14,403)	(2,025)	(5,404)	(9,867)	(1,387)
Total operating expenses	(14,099)	(25,737)	(70,562)	(9,920)	(32,666)	(51,285)	(7,210)
(Loss)/Income from operations:
Interest income	16	37	2,518	354	1,146	7,658	1,077
Interest expense and guarantee fee	(132)	(168)	(197)	(28)	(98)	(58)	(8)
Foreign exchange (loss)/gains, net	(55)	348	(238)	(34)	(95)	3,566	501
Other income	5,323	2,495	740	104	519	19,196	2,699
(Loss)/Income before income tax expenses	(2,712)	8,247	450,144	63,278	251,590	352,123	49,501
Income tax expense	(238)	—	—	—	—	9,575	1,346
Net (loss)/income and total comprehensive (loss)/income	(2,950)	8,247	450,144	63,278	251,590	342,548	48,155

Period Ended September 30, 2021 Compared to Period Ended September 30, 2022

Revenue. Our revenue increased by 33.2% from RMB330.3 million in the nine months ended September 30, 2021 to RMB440.1 million (US$61.9 million) in the nine months ended September 30, 2022, primarily due to an increase in the sales volume of ASIC chips.

Cost of revenue. Our cost of revenue increased by 41.0% from RMB47.5 million in the nine months ended September 30, 2021 to RMB67.0 million (US$9.4 million) in the nine months ended September 30, 2022, primarily due to an increase in the sales volume of our products.

Gross profit. As a result of the foregoing, we recorded a gross profit of RMB373.0 million (US$52.4 million) in the nine months ended September 30, 2022 as compared to a gross profit of RMB282.8 million in the nine months ended September 30, 2021.

Operating expenses. Our total operating expenses increased by 57.0% from RMB32.7 million in the nine months ended September 30, 2021 to RMB51.3 million (US$7.2 million) in the nine months ended September 30, 2022, primarily due to an increase in research and development expenses for the design of ASIC chips.

•

Research and development expenses. Our research and development expenses increased by 51.2% from RMB25.4 million in the nine months ended September 30, 2021 to RMB38.4 million (US$5.4 million) in the nine months ended September 30, 2022, primarily due to the investment in several chip design projects to maintain our advantages in chip diversity, computing power and energy consumption. Our research and development expenses as a percentage of our revenue was 8.7% in the nine months ended September 30, 2022 as compared with 7.7% in the nine months ended September 30, 2021.

•

Sales and marketing expenses. Our selling expenses increased by 61.9% from RMB1.8 million in the nine months ended September 30, 2021 to RMB3.0 million (US$0.4 million) in the nine months ended September 30, 2022, primarily due to an increase in salary of sales and marketing personnel. Our sales and marketing expenses as a percentage of our revenue was 0.7% in the nine months ended September 30, 2022 as compared with 0.6% in the nine months ended September 30, 2021.

•

General and administrative expenses. Our general and administrative expenses increased by 82.6% from RMB5.4 million in the nine months ended September 30, 2021 to RMB9.9 million (US$1.4 million) in the nine months ended September 30, 2022, primarily due to an increase in employee salaries, taxes surcharges and listing expenses. Our general and administrative expenses as a percentage of our revenue was 2.2% in the nine months ended September 30, 2022 as compared with 1.6% in the nine months ended September 30, 2021.

Interest income. Our interest income increased from RMB1.1 million in the nine months ended September 30, 2021 to RMB7.7 million (US$1.1 million) in 2021, primarily in connection with the interest from the increase in our cash balance.

Interest expense and guarantee fee. Our interest expense and guarantee fee decreased from RMB98,000 in the nine months ended September 30, 2021 to RMB58,000 (US$8,000) in the nine months ended September 30, 2022, primarily because we repaid a bank loan.

Foreign exchange (loss)/ gains, net. Our foreign exchange loss, net was RMB95,000 in the nine months ended September 30, 2021 and our foreign exchange gains, net was RMB3.6 million (US$0.5 million) in the nine months ended September 30, 2022, as a result of the exchange rate fluctuation between RMB and U.S. dollars as we make prepayment to our Foundry Partner in U.S. dollars.

Other income. Our other income increased from RMB0.5 million in the nine months ended September 30, 2021 to RMB19.2 million (US$2.7 million) in the nine months ended September 30, 2022, primarily due to an increase in government grants we received from local government.

Net income. As a result of the foregoing, our net income was RMB251.6 million in the nine months ended September 30, 2021 and our net income was RMB342.5 million (US$48.2 million) in the nine months ended September 30, 2022.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Revenue. Our revenue increased by 1,057.1% from RMB54.6 million in 2020 to RMB631.8 million (US$88.8 million) in 2021, primarily due to the increase in ASIC chips we sold as a result of the increased demand for ASIC chips in line with the growth in the cryptocurrency market and the significant increase in the number of our customers.

Cost of revenue. Our cost of revenue increased by 389.3% from RMB23.3 million in 2020 to RMB114.0 million (US$16.0 million) in 2021, primarily due to the increase in the sales volume of our products.

Gross profit. As a result of the foregoing, we recorded a gross profit of RMB517.9 million (US$72.8 million) in 2021 as compared to a gross profit of RMB31.3 million in 2020.

Operating expenses. Our total operating expenses increased by 174.7% from RMB25.7 million in 2020 to RMB70.6 million (US$9.9 million) in 2021, primarily due to the increase in research and development expenses for the design of ASIC chips.

•

Research and development expenses. Our research and development expenses increased by 136.4% from RMB22.5 million in 2020 to RMB53.2 million (US$7.5 million) in 2021, primarily due to the investment in several chip design projects to maintain our advantages in chip diversity, computing power and energy consumption. Our research and development expenses as a percentage of our revenue was 8.4% in 2021 as compared with 41.2% in 2020.

•

Sales and marketing expenses. Our selling expenses increased from RMB91,000 in 2020 to RMB3.0 million (US$0.4 million) in 2021, primarily due to the increase in salary of sales and marketing personnel and the accrued warranty provision. Our sales and marketing expenses as a percentage of our revenue was 0.5% in 2021 as compared with 0.2% in 2020.

•

General and administrative expenses. Our general and administrative expenses increased by 350.0% from RMB3.2 million in 2020 to RMB14.4 million (US$2.0 million) in 2021, primarily due to the increase in employee salaries, taxes surcharges and listing expenses. Our general and administrative expenses as a percentage of our revenue was 2.3% in 2021 as compared with 5.9% in 2020.

Interest income. Our interest income increased from RMB37,000 in 2020 to RMB2.5 million (US$0.4 million) in 2021, primarily in connection with the interest from the increase in our cash balance.

Interest expense and guarantee fee. Our interest expense and guarantee fee increased by 17.3% from RMB168,000 in 2020 to RMB197,000 (US$28,000) in 2021, primarily in connection with a bank loan we obtained.

Foreign exchange (loss)/ gains, net. Our foreign exchange gain, net was RMB0.3 million in 2020 and our foreign exchange loss, net was RMB0.2 million (US$34,000) in 2021, as a result of the exchange rate fluctuation between RMB and U.S. dollars as we make prepayment to our Foundry Partner in U.S. dollars.

Other income. Our other income decreased from RMB2.5 million in 2020 to RMB0.7 million (US$0.1 million) in 2021, primarily due to the decrease in government grants we received from local government.

Net income. As a result of the foregoing, our net income was RMB8.2 million in 2020 and our net income was RMB450.1 million (US$63.3 million) in 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue. Our revenue increased by 52.5% from RMB35.8 million in 2019 to RMB54.6 million in 2020, primarily due to the increase in types of ASIC chips we offered and number of customers.

Cost of revenue. Our cost of revenue decreased by 21.3% from RMB29.6 million in 2019 to RMB23.3 million in 2020, primarily due to the decrease in the cost of a customized IC chip project in 2020 which had lower gross profit margin compared with the ASIC chips wholly designed by ourselves without customization.

Gross profit. As a result of the foregoing, we recorded a gross profit of RMB31.3 million in 2020 as compared to a gross profit of RMB6.2 million in 2019.

Operating expenses. Our total operating expenses increased by 82.3% from RMB14.1 million in 2019 to RMB25.7 million in 2020, primarily due to the increase in our research and development expenses for ASIC chips design.

•

Research and development expenses. Our research and development expenses increased by 147.3% from RMB9.1 million in 2019 to RMB22.5 million in 2020, primarily due to expenses related to chip design. Our research and development expenses as a percentage of our revenue was 41.2% in 2020 as compared with 25.4% in 2019.

•

Sales and marketing expenses. Our selling expenses increased from RMB1,000 in 2019 to RMB91,000 in 2020, primarily because our sales in 2019 primarily consisted of customized IC products ordered by customers who already knew us or found us on their own, and we did not conduct sales and marketing activities. Our sales and marketing expenses as a percentage of our revenue was 0.2% in 2020 as compared with 0.0% in 2019.

•

General and administrative expenses. Our general and administrative expenses decreased by 36.0% from RMB5.0 million in 2019 to RMB3.2 million in 2020, primarily due to the decrease in employee salary, share-based compensation expense. Our general and administrative expenses as a percentage of our revenue was 5.9% in 2020 as compared with 14.0% in 2019.

Interest income. Our interest income increased from RMB16,000 in 2019 to RMB37,000 in 2020, primarily in connection with the interest from the increase in our cash balance.

Interest expense and guarantee fee. Our interest expense and guarantee fee increased by 27.3% from RMB132,000 in 2019 to RMB168,000 in 2020, primarily in connection with a bank loan we obtained in 2019.

Foreign exchange (loss)/ gains, net. Our foreign exchange loss, net was RMB55,000 in 2019 and our foreign exchange gain, net was RMB0.3 million in 2020, as a result of the exchange rate fluctuation between RMB and U.S. dollars as we make prepayment to our Foundry Partner in U.S. dollars.

Other income. Our other income decreased by 52.8% from RMB5.3 million in 2019 to RMB2.5 million in 2020, primarily due to the decrease in government grants we received from local government.

Net (loss) income. As a result of the foregoing, our net loss was RMB3.0 million in 2019 and our net income was RMB8.2 million in 2020.

Recent Developments

Since the second quarter of 2022, prices of alternative cryptocurrencies have experienced declines generally. In response to the shifts in market trends, we have examined the expected returns of cryptocurrency mining activities, prices of ASIC chips that are used in mining equipment for different alternative cryptocurrencies, and end users’ demonstrated faith and preferences for different alternative cryptocurrencies, and adjusted our product development and production plans accordingly. We plan to prioritize using our wafer supplies to manufacture ASIC chips that have relatively high profit margins, which will help maximize our profitability. We also intend to roll out new ASIC chips and blockchain applications during the remainder of 2022 to explore new market opportunities.

Liquidity and Capital Resources

Our primary source of liquidity historically has been cash generated from our business operations, bank loans and equity contributions from our shareholders, which have historically been sufficient to meet our working capital and capital expenditure requirements.

In 2019, we entered into a short-term loan agreement with Bank of Ningbo with principal amount of RMB2.0 million with interest rate of 5.6% per annum, which was guaranteed by our co-founders and spouse of Mr. Chaohua Sheng, and an independent third party, Shanghai Venture Relay Financing Guarantee Co., Ltd. The loan was fully repaid in October 2020. In addition, in 2019, we entered into a short-term loan agreement with Zhejiang Tailong Commercial Bank Co., Ltd. with principal amount of RMB2.0 million with interest rate of 0.584% per month, which was guaranteed by our co-founders and spouse of Mr. Qiang Ding. The loan was fully repaid in April 2020.

In 2021, we entered into a short-term loan agreement with Shanghai Pudong Development Bank Co., Ltd., new branch of Shanghai Pilot Free Trade Zone with aggregated principal amount of RMB5.0 million (US$0.7 million) with interest rate of 4% per annum which was guaranteed by Shanghai Small, Medium and Micro Enterprise Policy Financing Guarantee Fund Management Center, an independent third party, Mr. Chaohua Sheng, our co-founder and spouse of Mr. Chaohua Sheng. The loan was fully repaid in October 2021.

As of September 30, 2022, our cash and cash equivalents were RMB703.1 million (US$98.8 million). Our cash and cash equivalents primarily consist of cash in bank with no restriction.

We believe that our existing cash and cash equivalents, anticipated cash raised from financings, and anticipated cash flow from operations, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the next 12 months from the date of this prospectus. We intend to use portion of the net proceeds from this offering to fund our operations over the next 12 months. See “Use of Proceeds.” However, the exact amount of proceeds we use for our operations and expansion plans will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities and accrued liabilities, may materially affect our financial condition and results of operations.

The following table sets forth our selected consolidated cash flow data for the periods indicated:

	Years ended December,				For the nine months ended September 30,
	2019	2020	2021		2021	2022
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	RMB’000	US$’000
Net cash (used in) provided by operating activities	(5,987)	15,586	395,420	55,587	220,332	316,209	44,452
Net cash used in investing activities	(165)	(251)	(1,770)	(249)	(1,070)	(115,524)	(16,240)
Net cash provided by financing activities	3,388	251	89,143	12,532	4,099	—	—
Net (decrease)/increase in cash and cash equivalents	(2,764)	15,586	482,793	67,870	223,361	200,685	28,212
Cash and cash equivalents, at the beginning of year	6,805	4,041	19,627	2,759	19,627	502,420	70,629
Cash and cash equivalents, at the end of year	4,041	19,627	502,420	70,629	242,988	703,105	98,841

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2022 was RMB316.2 million (US$44.5 million), primarily reflecting net income of RMB342.5 million, as adjusted by (a) positive changes of RMB3.5 million in non-operating and non-cash items including inventory provision, and depreciation and amortization expenses; and (b) negative changes of RMB29.9 million in working capital primarily reflecting (i) an increase of RMB11.7 million in inventories as a result of the increase in stocking of some chips and key raw materials; (ii) a decrease of RMB8.8 million in accrued liabilities and other liabilities as a result of payments for VAT taxes payables and other payable expenses; (iii) an increase of RMB4.8 million in prepayments and other assets because of the increase in net VAT deductible taxes; and (iv) a decrease of RMB4.3 million in accounts payable as a result of the decrease in purchase of inventories.

Net cash provided by operating activities for the year ended December 31, 2021 was RMB395.4 million (US$55.6 million), primarily reflecting net income of RMB450.1 million (US$63.3 million), as adjusted by (a) positive changes of RMB1.5 million (US$0.2 million) in non-operating and non-cash items including interest expense and depreciation and amortization expenses; and (b) negative changes of RMB56.2 million (US$7.9 million) in changes in assets and liabilities primarily reflecting (i) a decrease of RMB6.5 million (US$0.9 million) in accounts receivable and an increase of RMB3.0 million (US$0.4 million) in contract liabilities as a result of our requirement of full prepayment of purchase price since early 2021; (ii) an increase of RMB57.3 million (US$8.1 million) in inventories and an increase of RMB30.5 million (US$4.3 million) in prepayments and other current assets as a result of the significant growth in our production and sales; (iii) an increase of RMB17.0 million (US$2.4 million) in accrued liabilities and other liabilities as a result of the increases in our accrued salaries and taxes resulting from the growth of our business; and (iv) an increase of RMB6.0 million (US$0.8 million) in accounts payable as a result of the increase in our procurements due to the growth of our business.

Net cash provided by operating activities for the year ended December 31, 2020 was RMB15.6 million, primarily reflecting net income of RMB8.2 million, as adjusted by (a) positive changes of RMB0.9 million in non-operating and non-cash items including interest expense and depreciation and amortization expenses; and (b) positive changes of RMB6.5 million in working capital primarily reflecting (i) a decrease of RMB12.9 million in inventories as a result of the growth in our sales due to the growing market recognition our products; (ii) an increase of RMB2.7 million in accrued liabilities and current liabilities as a result of government grants we received in advance, which were recorded as liabilities; (iii) a decrease of RMB5.7 million in contract liabilities because we had fulfilled all the sales orders at the end of 2020; and (iv) an increase of RMB1.9 million in prepayment because we had more purchase orders in 2020 to secure production capacity.

Net cash used in operating activities in 2019 was RMB6.0 million, primarily reflecting net loss of RMB3.0 million, as adjusted by (a) positive changes of RMB1.7 million in non-operating and non-cash items including (i) RMB0.9 million in share-based compensation expense resulting from our employees share incentive plan; and (ii) a total of RMB0.8 million in income tax expense, interest expense and depreciation and amortization expenses; and (b) negative changes of RMB4.8 million in working capital reflecting (i) a decrease of RMB11.8 million in contract liabilities resulting from a decrease in advance orders placed with us due to volatility in the alternative cryptocurrency market; (ii) an increase of RMB5.0 million in accounts receivable due to an increase in our sales near year end; (iii) a decrease of RMB3.7 million in accrued liabilities and current liabilities because we had received government grants in advance as of the end of 2018 which we did not have as of December 31, 2019; and (iv) a decrease of RMB15.7 million in inventories because we prepared inventories for a customized IC order as of the end of 2018 but we did not have similar customized orders as of December 31, 2019.

Investing Activities

Net cash used in investing activities was RMB115.5 million (US$16.2 million) in the nine months ended September 30, 2022, which was primarily attributable to the prepayments on long-term assets in connection with purchase of a premise.

Net cash used in investing activities was RMB1.8 million (US$0.2 million) in 2021, which was primarily attributable to the purchase of property, equipment and software.

Net cash used in investing activities was RMB0.3 million in 2020, which was primarily attributable to the purchase of property, equipment and software.

Net cash used in investing activities was RMB0.2 million in 2019, which was primarily attributable to the purchase of property, equipment and software.

Financing Activities

Net cash provided by financing activities was nil in the nine months ended September 30, 2022 as we did not conduct any financing activities.

Net cash provided by financing activities was RMB89.1 million (US$12.5 million) in 2021, which was attributable to proceeds from issuance of ordinary shares of RMB100.0 million (US$14.1 million), and proceeds from capital contribution in a subsidiary from a shareholder of RMB4.0 million (US$0.6 million), which was partially offset by a decrease in distribution to the then shareholders for our reorganization of RMB10.5 million (US$1.5 million).

Net cash provided by financing activities was RMB0.3 million in 2020, which was attributable to proceeds from capital contribution in a subsidiary of a shareholder of RMB5.6 million and proceeds from short-term debts of RMB2.0 million, which was partially offset by repayment of short-term debts of RMB6.0 million.

Net cash provided by financing activities was RMB3.4 million in 2019, which mainly attributable to proceeds from short-term debts of RMB4.0 million.

Capital Expenditures

We made capital expenditures of RMB0.2 million, RMB0.3 million, RMB1.8 million (US$0.2 million), RMB1.1 million and RMB115.5 million (US$16.2 million) in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively. In these periods, our capital expenditures were mainly used for the purchase of equipment and software.

We plan to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures, and we were never required to evaluate our internal controls within a specified period. As a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in the course of auditing our consolidated financial statements as of and for the years ended December 31, 2019, 2020 and 2021, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as of December 31, 2021. In accordance with reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

The two material weaknesses identified relate to the following: (a) during its audit, our independent registered public accounting firm noted that our internal control over financial reporting was not effective due to (i) inadequate segregation of duties and effective risk assessment; (ii) lack of personnel adequately trained in U.S. GAAP; and (iii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both U.S. GAAP and SEC guidelines for reporting and compliance; and (b) we do not have control in place to ensure that all Board meetings are documented in the meeting minutes.

We have taken initiatives to improve our internal control over financial reporting to address the material weaknesses and significant deficiency that have been identified, including the following:

To address the first material weakness identified, (i) we plan to conduct a full review all roles and duties within our financial reporting system to ensure proper segregation of duties, and implement dual approval controls; (ii) we plan to provide our relevant finance staff with appropriate training in connection with the requirements of U.S. GAAP; and (iii) we plan to set up relevant policies and procedures for accounting and financial reporting and to keep up with the latest developments in U.S. GAAP and the SEC guidelines.

To address the second material weakness identified, we plan to put in place corporate policies and procedures for convening meetings to ensure proper documentation and filing of relevant minutes.

In addition, we and our independent registered public accounting firm identified a significant deficiency relating to our cash management in connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2019 and 2020. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting. During its audit, our independent registered public accounting firm noted that our bank reconciliations were not signed by the preparer and reviewer. This significant deficiency was subsequently fully remedied and no longer existed in 2021.

However, we cannot assure you that we will complete the implementation of these measures in a timely manner. See “Risk Factors—Risks Relating to Our Business and Industry—We have identified two material weaknesses in our internal controls as of December 31, 2021. If we fail to maintain an effective system of internal controls, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of the ADSs may be adversely affected.”

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of the benefits of this extended transition period provided under the JOBS Act for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

Holding Company Structure

Intchains Group Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in the PRC. As a result, Intchains Group Limited’s ability to pay dividends depends upon dividends paid by our subsidiaries in the PRC. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiary in mainland China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our non-foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosure about Market Risks

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with financial institutions with high credit ratings and quality.

We conduct credit evaluations of customers, and generally do not require collateral or other security from our customers. We establish an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Liquidity Risk

Our policy is to regularly monitor our liquidity requirements and our compliance with lending covenants, to ensure that we maintain sufficient reserves of cash and readily realizable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term. See “—Liquidity and Capital Resources” for details.

Currency Risk

All of our revenue is denominated in RMB. We make prepayment to our Foundry Partner for our ASIC chips business, in U.S. dollars. In 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, the value of the ICs we purchased from our Foundry Partner accounted for 60.6%, 84.0%, 45.3%, 47.4% and 58.9%, respectively, of our total procurement for the respective periods. The functional currency of our subsidiaries in the PRC is the RMB. We use RMB as our reporting currency. We are exposed to currency risk primarily through purchases which give rise to prepayment that is denominated in a currency other than the functional currency of the operations to which the transactions relate. Thus, our revenue and results of operations may be impacted by exchange rate fluctuations between RMB and U.S. dollars. We incurred foreign currency translation losses of RMB55,000, gain of RMB0.3 million and loss of RMB0.2 million (US$34,000), RMB95,000 and gain of RMB3.6 million (US$0.5 million) in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively.

Inflation

To date, inflation in mainland China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018 and 2019 were increases of 1.9% and 4.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if mainland China experiences higher rates of inflation in the future.

Recent Accounting Pronouncements

i.	New and amended standards adopted by us:

In August 2018, the Financial Accounting Standards Board, or FASB, released Accounting Standards Update, or ASU, 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements on fair value measurements. The provisions of ASU2018-13 are to be applied using a prospective or retrospective approach, depending on the amendment, and are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. We adopted this guidance on January 1, 2020 and it did not have a material effect on the Company’s consolidated financial statements.

In January 2020, the FASB issued Accounting Standards Update No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments clarified that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The amendments also clarified that for the purpose of applying paragraph 815-10-15-141(a) an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option in accordance with the financial instruments guidance in Topic 825. An entity also would evaluate the remaining characteristics in paragraph 815-10-15-141 to determine the accounting for those forward contracts and purchased options. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The standard is effective for the Company for fiscal years beginning after December 15, 2021, with early adoption permitted. We have elected early adoption of this ASU on January 1, 2021. We reviewed the impact of this ASU on our consolidated financial statements and concluded that the impact was immaterial.

ii.	New and amended standards not yet adopted by us:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This guidance requires that financial assets measured at amortized cost be presented at the net amount expected to be collected. The measurement of expected credit losses is based on historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses (“ASU 2018-19”), which clarifies certain topics included within ASU 2016-13. In November 2019, the FASB issued ASU 2019-10, which extends the adoption date for certain registrants. The amendments in ASU 2016-13 and 2018-19 are effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not plan to early adopt the new guidance and will assess the impact before adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions and amending and clarify existing guidance. The standard is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently evaluating the impact of this accounting standard update on its consolidated financial statements.

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by the Frost & Sullivan report in connection with this offering. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview of Global Integrated Circuit Market

IC Industry

An integrated circuit (IC), or a chip, is a small piece of semiconducting material, usually silicon, that contains a set of electronic circuits where thousands of transistors, resistors and capacitors are fabricated. ICs have a wide variety of applications and are commonly used for microprocessors, memory and amplifiers.

There are two major types of IC in the IC industry, namely processing ICs and others. Processing ICs can be classified into two main device types, general purpose and application-specific integrated circuits, or ASIC. Unlike general purpose processors such as CPUs, GPUs, and FPGAs, an ASIC is customized for a particular use and can offer speed improvements because it is specifically designed to perform one task only. In addition, because an ASIC contains only the circuitry needed for the specific application, it can be designed with smaller physical size, which allows for lower electrical power consumption, higher operating efficiency, and easier deployment in small and mobile connected devices.

In recent years, despite the fluctuation in the growth of global IC market sales, the total size of the global IC market has increased. According to Frost & Sullivan, the market size of the global IC industry in terms of sales revenue increased at a CAGR of 6.9% from US$276.7 billion in 2016 to US$361.2 billion in 2020. Driven by the promotion of new technologies represented by 5G, IoTs and cloud computing, the global IC industry is expected to further grow at a CAGR of 5.6% to reach US$475.0 billion in 2025. However, there can be no assurance that the expected future growth rate will materialize in the future.

Source: WSTS, Frost & Sullivan

Future Trends of Global IC Market

•

Surging demand of GPU, FGPA and ASIC chips in various applications. The GPUs are dominant in deep learning due to their ability to perform complex calculations against large volumes of data. In addition, ASIC chips and FPGAs, as task-specific chips, discard most of the CPU’s general-purpose computing that is not useful for their specific tasks, resulting in a significant increase in computing power and efficiency for mining. Therefore, the integrated circuit of GPU, FPGA and ASIC chips will be the main computing platforms for AI and blockchain applications in the future.

•

Emergence of heterogeneous computing based on SoCs. SoC is able to seamlessly integrate hardware and software, with code modules for operating systems embedded directly within the processor chip. SoCs are extremely comprehensive, allowing complex systems to be implemented within a single chip using a hardware description language. There will be a strong trend towards combining GPU, ASIC or FPGA with CPUs to form a SoC, and thus providing heterogeneous computing systems to address complex computing needs.

•

Market competition continues to intensify. To address the intensive competition in the global IC market, market players are adopting new competition strategies to develop system-level products and form the ecosystem centered on their products. For instance, in order to facilitate the roll-out of products in emerging markets, some leading players are acquiring IC companies with competitive edges in certain sub-segments of the IC industry. As a result, the number of acquisitions in the industry continues to increase. Moreover, downstream customers of the IC industry such as smart device manufacturers and Internet companies are also developing their proprietary integrated circuit products to differentiate their smart devices from others’ and to achieve better device performance by customizing ICs based on their operating systems.

•

More active technical innovation of products. As the IC industry develops in accordance with Moore’s Law, More-Than-Moore (MTM), which is characterized by new materials, new structures and new devices, providing a new development direction for the semiconductor industry. MTM does not pursue the size of the device, but facilitating the changes in products such as processing unit and promoting the continued development of the integrated circuit industry through the study of new principles, new processes as well as new equipment.

•

Increasing competition in the global IC industry. The United States, Japan, European countries and regions with manufacturing quality of integrated circuit have introduced supportive policies to accelerate the layout of the semiconductor industry which involves the integrated circuits and to reinforce the government support for the industry to consolidate the competitiveness of enterprises.

Fabless IC Design Industry

The “fabless” business model is one that is widely adopted among IC design companies. Fabless IC design companies provide product specifications, algorithm design, logic design, front-end and back-end verification, assembly as well as chip testing, if necessary, without the fabrication of ICs. These companies often outsource the fabrication and packaging and testing of chips to reliable third-party companies such as Taiwan Semiconductor Manufacturing Company (TSMC), Global Foundries, United Microelectronics Corporation (UMC) and Semiconductor Manufacturing International Corporation (SMIC), which are the global leading pure-play foundries for the manufacture of chips.

The fabless IC design model has become popular due to its advantages of relatively low capital commitments. According to Frost & Sullivan, the global market size of fabless IC design industry measured by sales revenue grew from US$90.5 billion in 2016 to US$129.0 billion in 2020, representing a CAGR of 9.3%, Due to the emergence of cutting-edge technologies including AI, IoT, and blockchain, it is expected that the market size will reach US$193.3 billion in 2025, representing a CAGR of 8.4% from 2020. However, there can be no assurance that the expected growth rate will materialize in the future.

Source: Frost & Sullivan

Under the influence of the global popularity of the fabless model, the market size of mainland China’s fabless IC design in terms of sale revenue is also growing rapidly. According to Frost & Sullivan, the market scale increased from RMB58.8 billion in 2016 to RMB134.2 billion in 2020, representing a CAGR of 22.9%. The sales revenue of the fabless IC design is expected to reach RMB263.9 billion in 2025, representing a CAGR of 14.5% from 2020 to 2025. However, there can be no assurance that the expected growth rate will materialize in the future.

Source: Frost & Sullivan

IC Classification

According to different chip architectures, the IC market can be divided into segments including processing ICs such as CPU, GPU, FPGA, ASIC, and other ICs such as memory. Different types of ICs have different functions and are used in different applications. The table below sets forth the basic functions for each type of ICs.

Types of IC		Basic Functions
Processing IC	CPUs	• General purpose processor • Can process and perform a number of operations but the performance may not be the best for particular task e.g. video processing and text searching.
GPUs

•  Designed to accelerate processing of images for a computer display.

•  Generally consist more calculation cores than CPU and designed for handling large amount of similar type of data (usually image or numeric) and repeated calculation.

•  Designed to perform functions such as texture mapping, image rotation, translation, shading, etc.

	FPGAs	• Designed to be configured by a customer or a designer after manufacturing – hence “field-programmable”.
ASICs

•  Compared with general purpose processors such as CPUs, GPUs, and FPGAs which can perform multiple functions, an ASIC is customized for a particular use and can offer enhanced speed and efficiency due to its specificity.

Others	Memory	• Memory is composed of dense arrays of parallel circuits that use their voltage state to store information, it store the temporary sequence of instructions, or program, for the microprocessor.

Source: Frost & Sullivan

ASIC Chips

The ASIC chip is a dedicated integrated circuit, which is a proprietary application chip designed and manufactured from the root level to meet the user’s needs for a specific electronic system. Its computing power and computing efficiency can be customized according to the needs of the algorithm, so an ASIC chip is the product of a fixed algorithm that has been optimally designed. ASIC devices can use far less electrical power as compared to a collection of standard components due to the small physical size of the ASIC. In addition, an ASIC contains only the circuitry needed for the application, so the chip is much more efficient due to its smaller size and lower power requirements.

Due to the advantage of low power consumption and high computing efficiency, there has been a strong demand for ASIC chips. ASIC chips are widely used in automotive electronics, video surveillance, smart home devices, industrial control and blockchain. According to Frost & Sullivan, the market scale of global ASIC market increased from US$21.8 billion in 2016 to US$29.9 billion in 2020, representing a CAGR of 8.2%. It is expected that the global ASIC market will steadily increase and reach US$48.7 billion in 2025, representing a CAGR of 10.2% from 2020 to 2025. However, there can be no assurance that the expected growth rate will materialize in the future.

Source: Frost & Sullivan

Future Trends in Global ASIC Market

•

Growing demands from emerging applications including blockchains, AI and AIoT which significantly promote the demands of ASICs. Compared with CPUs and GPUs, ASICs have unparalleled advantages in computing performance and power efficiency in many cases. With the proliferation of the global blockchain market, the demands for ASICs is expected to continue to grow in the near future. In addition, the computing power required to train state-of-the-art large AI models has increased cumulatively by one million times in the past ten years. Besides, AIoT devices have higher requirements on power efficiency, especially for battery-powered devices. Thus, ASICs are more suitable for many AIoT devices to process data and support advanced AI functionalities.

•

Combining ASICs and CPUs to form heterogeneous computing systems. To meet the surging demands of large-scale and parallel computing, IC companies are exploring an innovative approach, which is single-chip heterogeneous computing, to achieve greater energy efficiency and reduce the computing units’ area. Given ASIC’s outstanding advantages in power efficiency and performance in specific applications, there will be more heterogeneous computing systems that combine ASICs and CPUs to address complex computing demands.

•

Development of corresponding software development platform of SoCs. To increase the computing speed and processing power of computer systems, it is necessary for market players who design SoCs to provide corresponding software development platform such as toolkits and APIs to allow users to design the system hardware and software flexibly and re-invoke the arithmetic core of the chips, so as to combine them into the desired form of computing to better utilize the computing power and complete the development of the chip application.

Competitive Landscape of ASIC Fabless Companies

The global ASIC-fabless market is dominated by the traditional ASIC fabless companies such as AMD, Intel, NIVIDIA, and technology giants, such as Google. These ASIC fabless companies can benefit from their abundant experience and resources while concentrating their research and product lines on the end market. The emerging player in mainland China, such as Cambrocon and IMOCRP, is focusing on the design of AI-ASIC chip, which has gradually weakened the global players’ market share in mainland China. Besides, Bitmain is dominating global ASIC fabless market in the field of cryptocurrencies, which creates more application potential for global ASIC fabless market.

Applications of ASIC in Blockchain and Cryptocurrency

Blockchain technology was first introduced in 2008. It refers to a distributed ledger technology that is programmed to maintain records of financial and non-financial transactions of any value. Blockchain is a distributed database that maintains records in the form of blocks. Each block has a timestamp and a link to a previous block. The recorded data in blocks cannot be altered or tampered. The entire process is completed in real time by eliminating the need for any central authority or a third-party financial institution to verify the transactions. It allows every node to create immutable data, transparent record of transactions and peer-to-peer transactions in an efficient, secure and trust-free manner. Blockchain can be applied to various industries and activities, such as financial services, digital identification and authentication, supply chain communication and others.

Blockchain technology was first utilized for Bitcoin, a cryptocurrency that is created and managed through advanced encryption techniques. Cryptocurrency using blockchain has a number of special properties that differentiate it from traditional fiat currencies:

•	Irreversible, as verified transactions once added to the blockchain become very difficult to undo.

•	Pseudonymous, as transactions and accounts are not linked to real-world identities.

•	Secure, as users access their accounts and transactions through private cryptographic keys which cannot be deciphered from public information.

•	Global, as transactions are not limited by physical location. These are some of the reasons why cryptocurrencies have been increasingly adopted by users globally.

Other than Bitcoin, there are alternative emerging cryptocurrencies that enables more possibilities for blockchain technologies to empower other industries, including Kadena, Handshake, Litecoin, Sia, Dogecoin and others. As of December 31, 2021, the total aggregate market capitalization of cryptocurrency was approximately US$2,251 billion, which represented a 194.9% increase from approximately US$763 billion as of December 31, 2020, according to Frost & Sullivan. As of December 31, 2021, Bitcoin, Ethereum and alternative cryptocurrencies accounted for approximately 40.2%, 20.2% and 39.5% of the total market capitalization of cryptocurrencies, respectively. The emergence of alternative cryptocurrencies has made a significant contribution to the total market capitalization of cryptocurrency. The market capitalization of alternative cryptocurrencies increased from approximately US$1.5 billion as of December 31, 2016 to approximately US$890 billion as of December 31, 2021, representing a CAGR of 257%, and the market share of alternative cryptocurrencies among all cryptocurrencies increased from approximately 8.8% to approximately 39.5% during the same period. There can be no assurance, however, that either the market capitalization of alternative cryptocurrencies or their market share will increase at similar rates in the future.

Source: Frost & Sullivan

Historical Price of Selected Alternative Cryptocurrency

The cryptocurrency market is highly volatile, and the prices of alternative cryptocurrencies have experienced significant fluctuations over their short existence and may continue to fluctuate significantly in the future. Although the overall price of alternative cryptocurrencies are much lower than Bitcoin and Ethereum, the alternative cryptocurrencies have the potential to enable more possibilities for blockchain technologies to empower other industries. We expect the overall price of alternative cryptocurrencies will increase in the long run as they empower more applications in different fields.

Source: Frost & Sullivan

For most cryptocurrencies that require a mining process to be released or traded, the computing services mainly revolve around the mining hardware. The global cryptocurrency mining hardware industry consists of all the hardware used for mining cryptocurrencies under different chip architectures and algorithms, mainly dominated by ASIC-based and GPU-based mining hardware with high computing power.

As the Company focuses on offering ASICs, which are further embedded into mining machines, to provide computing power for mining alternative cryptocurrencies, the price of bitcoin or ethereum does not directly impact the Company’s business. The Company’s business and financial condition correlate with the market price of alternative cryptocurrencies. During the three years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, the Company’s revenue was primarily generated from the sales of chips used for mining alternative cryptocurrencies, and its historical rapid growth was largely driven by the drastic increase of the price of alternative cryptocurrencies. Generally, fluctuations of the market price of alternative cryptocurrencies may impact cryptocurrency mining activities and the demand for the Company’s chips, and thus affect the Company’s overall operating results.

Cryptocurrency Industry Value Chain

The cryptocurrency ecosystem consists of five major elements, including hardware supply, mining farms, operation of mining pools, trading and payment. Hardware suppliers mainly focus on mining IC design and mining machine manufacturing as well as sales of mining machines. There are four main hardware categories based on types of chips they utilize including CPU, GPU, FPGA and ASIC. Currently, ASIC mining hardware has become the most commonly used mining hardware for its exceptional computing power and relatively low energy consumption. Mining farms usually refer to physical mining sites where operators offer customers custodian services for their mining hardware or provide computing power rental services. Operation of mining pools refers to services that enable miners to contribute their computing power and split mining rewards. Trading refers to services provided by cryptocurrency exchanges for consumers to buy and sell cryptocurrency. Payment refers to services provided by Bitcoin payment processors, which enables merchants and businesses to receive payments in Bitcoins from individuals for goods sold and services rendered.

Source: Frost & Sullivan

Competitive Landscape of ASIC Chips for Alternative Cryptocurrencies

The overall ASIC chips for alternative cryptocurrencies market is relatively fragmented, with many ASIC providers focusing on different alternative cryptocurrencies and corresponding algorithms. However, for certain market segments, the concentration ratio is quite high. According to Frost & Sullivan, we have a leading market share in ASIC chips designed for several key algorithms including Blake2bsha3, Blake2s, Eaglesong, Sha512MD160, and Cryptonight V4, in terms of the accumulative computing power sold for the years ended December 31, 2019, 2020 and 2021.

The following table sets forth the market share of our ASIC chips in terms of the accumulative computing power sold for the years of 2019, 2020 and 2021, according to Frost & Sullivan.

Blockchain algorithm	Major cryptocurrencies applying the algorithm	Series of chips sold by INTCHAINS	Accumulative computing power of chips sold by INTCHAINS(1) (Th/s)	Highest network hashrate(2) (Th/s)	INTCHAINS’s market share(3)
			(a)	(b)	(c) = (a) /(b)
Blake2bsha3	HNS	ICC590	19,388	11,293	Dominating the market
Blake2s	KDA/ XVG	ICA586	42,018	68,309	61.5%
Blake2b	SC/ SCC/ SCP	ICT580	2,108	27,150	7.8%
Eaglesong	CKB	ICA588	114,692	124,027	92.5%
Sha512MD160	LBC	ICA589	3,338.1	881	Dominating the market
		ICT560	10.46
Scrypt	LTC/ DOGE	ICQ520	0.32	743	2.1%
		ICQ510	4.68
		ICQ510/SIPC100	0.2
Cryptonight V4	STC/ SUMO(4)	ICT570	0.1	0.07	Dominating the market

(1)	Representing the sum of computing power of the chips sold by INTCHAIN from 2019 to 2021 for a specific blockchain algorithm
(2)	Representing the consolidated highest network hash rate of major cryptocurrencies which adopt the same algorithm in December 31, 2021
(3)	INTCHAINS’s market in a specific blockchain algorithm is calculated as the accumulative computing power of chips sold divided by the highest network hashrate of that algorithm
(4)	Cryptonignt V4 was applied to Monero, SUMO, and DERO, and now is applying to STC and SUMO

Network hashrate of a specific cryptocurrency represents the total amount of computing power being contributed by mining machines to the network of the cryptocurrency. It is an important indicator for cryptocurrencies that adopt a proof-of -work (PoW) blockchain algorithm, which manages to address challenges in consensus by building a computational network under a specific blockchain algorithm. The safety of a blockchain increases as its network hashrate increases. The network rate of a specific cryptocurrency also represents the level of recognition of the cryptocurrency in the market.

The network hashrate of a specific cryptocurrency is determined by the computing power provided by the chips of mining machines which are connected to the network. Meanwhile, considering that different types of chips sold by a company are designed for different applications, chips designed for one algorithm usually are unable to be used for another algorithm. Thus, it is reasonable to estimate the market share of a type of chips for a specific block algorithm by dividing the cumulative computing power sold of those chips by the consolidated network hashrate of cryptocurrencies which adopt the same algorithm at one point time.

When the accumulative computing power of chips sold by a company is exceeding the highest network harshrate in certain algorithm, the company is dominating the market in this algorithm (the reason for “exceeding” is that the hashrate of algorithms is constantly changing and unpredictable). For instance, the accumulative computing power of chips sold by INTCHAINS under Cryptonight V2 algorithm is 0.08 Th/s, which is exceeded the highest network hashrate of the algorithm, 0.07 Th/s, in the specific period, INTCHAINS is dominating the market under Cryptonight V2 algorithm.

BUSINESS

Our Mission

Our mission is to promote efficiency in social and economic development through technological innovation.

Overview

We are a provider of integrated solutions consisting of high-performance computing ASIC chips and ancillary software and hardware for blockchain applications. We utilize a fabless business model and specialize in the front-end and back-end of IC design, which are the major components of the IC product development chain. We have established strong supply chain management with a leading foundry, which helps to ensure our product quality and stable production output.

Our products consist of high-performance computing ASIC chips that have high computing power and superior power efficiency as well as ancillary software and hardware, which cater to the evolving needs of the blockchain industry. We have built a proprietary technology platform named “Xihe” Platform, which allows us to develop a wide range of ASIC chips with high efficiency and scalability. We design our ASIC chips in-house, which enables us to leverage proprietary silicon data to deliver products reflecting the latest technological developments ahead of our competitors. As of September 30, 2022, we had completed a total of eight tape-outs using our “Xihe” Platform for 22nm ASIC chips, achieving a 100% success rate for all our tape-outs.

Our strong commitment to advanced research and development enables us to innovate continuously and create ASIC chips with superior performance to power ratio at reasonable cost. According to Frost & Sullivan, we have a leading market share in ASIC chips designed for several key blockchain algorithms including Blake2bsha3, sha512MD160, Cryptonight V4, Eaglesong and Blake2s, in terms of the accumulative computing power sold for the years ended December 31, 2019, 2020 and 2021. We will continue to devote significant resources to design and tailor our ASIC chips for use in high-technology applications.

As a result of fast-increasing market demand for our products, we have been growing rapidly. Our total revenue increased from RMB35.8 million for 2019 to RMB54.6 million for 2020, and further increased significantly to RMB631.8 million (US$88.8 million) for 2021. Our total revenue increased significantly from RMB330.3 million for the nine months ended September 30, 2021 to RMB440.1 million (US$61.9 million) for the nine months ended September 30, 2022. We recognized net loss of RMB3.0 million for 2019, net income of RMB8.2 million for 2020 and net income of RMB450.1 million (US$63.3 million) for 2021. Our net income increased significantly from RMB251.6 million for the nine months ended September 30, 2021 to RMB342.5 million (US$48.2 million) for the nine months ended September 30, 2022.

Our Competitive Strengths

We believe that the following competitive strengths have contributed to our success to date and will continue to distinguish us from our competitors:

Leading fabless provider of high-performance computing ASIC chips for some key blockchain algorithms

ASIC chips are widely used in automotive electronics, video surveillance, smart home devices, industrial control and blockchain applications. Due to ASIC chips’ advantages of relatively low power consumption and high computing efficiency, there has been a strong demand for ASIC chips in a wide range of applications. According to Frost & Sullivan, the size of the global ASIC market increased from US$21.8 billion for 2016 to US$29.9 billion for 2020, representing a CAGR of 8.2%. Frost & Sullivan expects that the global ASIC chip market will steadily increase and reach US$48.7 billion in 2025, representing a CAGR of 10.2% from 2020 to 2025. There can be no assurance, however, that we will be able to achieve a similar growth rate.

We are a fabless IC designer of high-performance computing ASIC chips developed with our proprietary technology for use in blockchain applications. Our products consist of high-performance computing ASIC chips and ancillary software and hardware that have high computing power and superior power efficiency, which cater to the evolving needs of the blockchain industry. Our ASIC chips have demonstrated consistently superior performance in terms of processing power and energy consumption compared with chips of similar specifications in the market. For example, according to Frost & Sullivan, our 22nm ICT560 chip is able to achieve computing power of 4.98 mh/s with power consumption of 1.26 j/mh, which is superior to the performance of the 14nm ASIC chip designed by a leading industry player that has computing power of 3.50 mh/s with power consumption of 3.60 j/mh.

According to Frost & Sullivan, we have a dominant position in ASIC chips designed for several key blockchain algorithms including Blake2bsha3, sha512MD160, Cryptonight V4, Eaglesong and Blake2s, in terms of the accumulative computing power sold for the years ended December 31, 2019, 2020 and 2021. We are one of the first providers of high-performance computing ASIC chips that are used in cryptocurrency mining machines for a number of popular alternative cryptocurrencies. Our market position consolidated with superior product performance has allowed us to build a loyal end user base globally.

Innovative technology platform enabling fast time-to-market product launch and higher gross profit margin

We have built a proprietary technology platform named “Xihe” Platform, which allows us to develop a wide range of ASIC chips with high efficiency and scalability. The “Xihe” Platform integrates our self-developed blockchain PoW algorithms and related cryptographic algorithms, as well as our systematic data analysis process. As of September 30, 2022, we had completed a total of eight tape-outs using our “Xihe” Platform for 22nm ASIC chips, achieving a 100% success rate for all our tape-outs. According to Frost & Sullivan, we are the leading market player in successfully developing and commercializing ASICs designed for multiple blockchain algorithms.

Through our “Xihe” Platform, we have been able to launch products with shorter time-to-market, lower overall costs and achieve relatively higher gross profit margins as compared to our competitors in the industry. We design our ASIC chips in-house, which enables us to leverage proprietary silicon data for next generation products. Furthermore, from our past tape-outs with a 100% success rate, we own critical silicon data that gives us advantages to deliver products reflecting the latest technological developments ahead of our competitors. For emerging market opportunities, we can quickly analyze the relevant algorithms, offer ASIC solutions and achieve mass production of the ASIC chips in five to eight months, compared to ten to 14 months generally needed by our industry peers. Our fast time-to-market enables us to quickly respond to market trends and capture market opportunities, which in turn allows us to establish a leading market share due to first-mover advantages.

Broad product portfolio tailored to capture market growth potential

Leveraging our “Xihe” Platform, we are able to provide ASIC chips targeting several key blockchain algorithms on which a broad range of alternative cryptocurrencies are based to meet the needs of different customers. We believe the alternative cryptocurrency market presents more opportunities as blockchain technologies evolve rapidly. Many alternative cryptocurrencies have higher utility and use case which are gaining popularity among users. According to Frost & Sullivan, the market capitalization of alternative cryptocurrencies increased from approximately US$1.5 billion as of December 31, 2016 to approximately US$890 billion as of December 31, 2021, representing a CAGR of 257%, and the market share of alternative cryptocurrencies increased from approximately 8.8% to approximately 39.5% during the same period. There can be no assurance, however, that either the market capitalization of alternative cryptocurrencies or their market share will increase at comparable rates in the future. Our strategic decision to focus on alternative cryptocurrencies allowed us to avoid the intense competition in the Bitcoin market and solidify the market leadership of our ASIC chips in the rapidly growing alternative cryptocurrency market.

Leading provider of high-performance computing ASIC chips for blockchain algorithms used by individual end users

According to Frost & Sullivan, alternative cryptocurrencies are easier to mine for individuals, compared with Bitcoin and Ethereum. Professional mining farms primarily compete in Bitcoin and Ethereum, while the difficulty level of mining the alternative cryptocurrencies is suitable for individual miners. In addition to the ASIC chips used in cryptocurrency mining machines for professional cryptocurrency mining farms, we also produce ASIC chips suitable for small cryptocurrency mining machines that can be used at home by individual miners. These small cryptocurrency mining machines require significantly less energy consumption and cost to operate and generate noise equal to or lower than 35 decibels, which make them suitable for home use. We believe that our ASIC chips have enabled these small cryptocurrency mining machines that are suitable for individual end users to operate, thus lowering the entry barrier for cryptocurrency mining and potentially allowing a vast number of individuals across the world to participate. According to Frost & Sullivan, we are a leading provider of ASIC chips designed for cryptocurrency mining by individual end users, and these end users have developed loyalty to us. There is a large and highly engaged individual end user base in North America that actively provide feedback and suggest desirable features to our product development team. We believe that there is significant potential for this individual end user base to expand at a fast pace, and our leading market share in ASIC chips used for cryptocurrency mining by individual end users positions us well to capture the projected market growth.

Close and stable relationships with our major suppliers

We work closely with our major suppliers to ensure our product quality and smooth production operations. Given our rapid growth, we have become a key customer to our upstream suppliers and outsourced manufacturers, which allows us to maintain a stable supply chain and reduce the impact of market demand fluctuations on our product output and delivery cycle. We have established strong supply chain management through cooperation with the Foundry Partner, which helps to ensure our product quality and stable production output. We engaged the Foundry Partner to manufacture ICs that we independently designed using its proprietary Fully-Depleted SOI technology platform. The production yield rate reached approximately 97% to 99% in the mass production stage which demonstrates our strong design capabilities, sophisticated operations and effective supply chain management. In addition, we have established close and stable relationships with leading outsourced semiconductor assembly and test, or OSAT companies, including the ASE Group and ACCESS for IC packaging and testing services. We also maintain collaborative relationships with several reputable semiconductor component manufacturers.

Visionary and experienced management team as well as talented research and development personnel

Our visionary and experienced management team, consisting of industry talents with complementary backgrounds, has been instrumental to our success. We have built our core management and our research and development team with graduates from top-tier universities who have previously worked at leading semiconductor and technology companies. Mr. Qiang Ding, one of our founders and the chairman of our board of directors and chief executive officer, has more than 16 years of experience in the chip design industry. He obtained a master’s degree in computer engineering from Fudan University in 2005. He is responsible for our overall strategic development and operation, supported by our senior management team with an average of over ten years of industry experience.

We had a research and development team consisting of 59 members as of September 30, 2022, with an average of six and a half years of industry experience, accounting for approximately 62.8% of the total number of our employees. Our research and development team members specialize in chip design, algorithm development, platform architecture, software and hardware, covering the entire industry chain of chips. We also have designated personnel in our research and development department specializing in the research and analysis of market trends in the end applications for our products. Our core research and development team has remained stable, most of which have been working together with the founder since our inception.

Our Strategies

We intend to become a leading provider of integrated solutions that include both high-performance computing chips and advanced computing systems and structures. Through our research and development efforts, we plan to integrate general computing power and specialized computing power represented by ASIC by way of enhancing computing systems and structures. We intend to pursue the following strategies:

Continue to develop and iterate our “Xihe” Platform and “Wangshu” Platform to maintain our advantages in technology development and diversify our product offerings

We plan to further strengthen the advantages of our “Xihe” Platform in chip diversity, computing power and power consumption by continuing to iterate the chip process from 22nm to 12nm and further to 6nm. We intend to further optimize “Xihe” Platform from module upgrading perspective and to optimize the technical indicators including power, performance and area of the system through architectural innovation.

In addition, we have built a heterogeneous computing chip platform named the “Wangshu” Platform to further diversify our product offerings in the field of high-bandwidth and heterogeneous computing. We currently continuously deepen the research and development layout of our “Wangshu” Platform and have achieved the trial production of certain products. The first project under “Wangshu” Platform has entered the stage of research and development and is planned to tape out 12nm chips. The mass production of target products is expected to be achieved in 2023, which will be our first generation of high-bandwidth SoC computing platform products. Such chips can be used in wider range of computing power chip application fields, including scientific computing, video rendering, IoT and other application scenarios integrated with blockchain.

With the continuous development of the IoT industry, there is rising demand and trend for products that combine the technologies of the IoT industry with the blockchain industry, according to Frost & Sullivan. We plan to launch new products in these fields through the development of our two technology platforms to diversify our product offerings and broaden the applications of our proprietary technologies.

Develop software systems based on high-performance computing chips to achieve synergistic development of high-performance computing chips and software systems

In order to achieve synergistic development with our ASIC chips, we plan to develop software systems for use together with ASIC chips. We plan to develop a cloud platform to offer a wide suite of cloud services, including database, storage, security, management and application services. This cloud platform is expected to achieve remote control and management of end applications of our ASIC chips, enabling a high degree of flexibility to operate in the blockchain and IoT industries. We intend to offer this cloud platform to our customers who purchase our ASIC chips as a value-added software service system to increase customer retention as well as to other users in the blockchain and IoT industries to diversify our revenue source.

Expand our overseas operations

We plan to diversify our business geographically as well as explore new markets globally. To achieve this, we plan to establish an overseas office in Singapore to facilitate local marketing campaigns so as to enhance our overseas exposure and expand our overseas customer base to include both overseas distributors and end users. The semiconductor industry is a key pillar of Singapore’s manufacturing sector. Singapore is favored by the semiconductor industry for its pool of skilled talents, its ease of connectivity, a well-developed semiconductor ecosystem and a relatively accommodating regulatory environment. In addition, Singapore has taken a relatively open approach to new technologies and products. We intend to increase our international sales team in Singapore to meet the increased demand from overseas markets.

In addition, we intend to enter into cooperative relationships or strategic alliances with software development companies based in China and elsewhere that can complement or enhance our existing business operations and product portfolio. We plan to work with companies with mature software products and technologies for application in the blockchain and IoT industries.

Strengthen our talent pool

We intend to continue to strengthen our talent pool for our research and development, management, marketing and legal functions, among others. Specifically, we plan to hire more research and development personnel experienced in software and application development. In line with our expansion, development goals and research and development efforts, we aim to expand our research and development capabilities and build a team with high-level expertise and relevant experience and backgrounds who share our passion and values. As a fast-growing entrepreneurial company, our management and technical personnel share our commitment to the promotion of efficiency in social and economic development through technological innovation, which has helped us maintain a stable team and which we believe will also help attract likeminded talents to join us. We also will provide our talents with competitive salary packages, training and career development opportunities to help them develop their professional skillsets and advance on their chosen career paths. In addition, we have implemented an incentive system with performance bonuses, project bonuses and commissions, which we believe will help attract and retain talented employees.

Our Business Model

We are a provider of integrated solutions consisting of high-performance computing ASIC chips and ancillary software and hardware for blockchain applications. We utilize a fabless business model and specialize in the front-end and back-end of IC design, which are the major components of the IC product development chain.

See forth below is a diagram illustrating the general process of our ASIC chip design and production:

Our “Xihe” Platform

We have built a proprietary technology platform named “Xihe” Platform, which allows us to develop a wide range of ASIC chips with high efficiency and scalability. The platform integrates our self-developed blockchain PoW algorithms and related cryptographic algorithms, as well as our systematic data analysis process. Since our inception, we have developed over 40 different hardware models and several innovative systems under the “Xihe” Platform that are dedicated to the research and development of chips, including a factory production test system, an after-sales data system, a computing server system and a batch management system.

Our “Xihe” Platform is a platform based on advanced computing technologies and focused on the application of HPC ASIC chips and their related integrated solutions in the blockchain field. The “Xihe” Platform helps to facilitate our research and development in the application of high power computation in the blockchain field and enables us to achieve shorter time-to-market of our products and achieve lower cost and higher gross profit. The advantages of the “Xihe” Platform include the following:

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it continuously establishes and updates the foundry database standards based on advanced technologies to effectively optimize the functionality, power consumption and surface area of power computing chips, thereby achieving lower cost and higher gross profit margin;

•

capabilities in blockchain PoW algorithms and related cryptology-based computing algorithms allow us to perform systematic analysis, analyze algorithms, develop ASIC solutions, and seize new market opportunities;

•

comprehensive baseboard design, testing board/design, automatic test equipment and system level test solution design capabilities give us flexibility in selecting ASIC chip types and production plans, which in turn enables us to roll out products quickly, ensure the quality of our chips and thereby lower our costs; and

•

it maximizes production efficiency through equipping our production process with self-developed software tailored to our chips, including self-developed factory production testing system, after-sales data system, server backstage system, and volume/group management system.

Through our “Xihe” Platform, we have been able to launch products with shorter time-to-market, lower overall costs and relatively higher gross profit margins compared to our competitors in the industry. We design our ASIC chips in-house, enabling us to leverage proprietary silicon data for next generation products. Furthermore, from our past tape-outs with 100% success rate, we own the most critical silicon data that gives us advantages to deliver the most advanced product ahead of our competitors. For emerging market opportunities, we can quickly analyze the relevant algorithms, offer ASIC solutions and achieve mass production of the ASIC chips in five to eight months, compared to ten to 14 months generally needed by our industry peers. The ASIC solutions we offer are among the best in the industry within the same time window.

Our Products

Our core business focuses on the design of ASIC chips for blockchain applications. We engage in the front-end and back-end of ASIC chip design, the major links in the product development chain for ASIC chips. To suit our customers’ needs for mining different types of cryptocurrencies, we offer them a comprehensive suite of ASIC chips that can be used in cryptocurrency mining machines for a number of popular alternative cryptocurrencies other than Bitcoins, including Litecoin, Dogecoin, Handshake, Kadena and Nervos Network, among others. As the cryptographic algorithms involved for mining different types of cryptocurrencies are different, we have developed various unique ASIC chip designs to drive such mining hardware. The ASIC chips and ancillary software and hardware we offer include the professional version used for professional computer servers and the box version used for individual users. In 2019 and 2020, we also sold customized IC products which we designed based on specifications and requirements of our customers. During 2019 and 2020, we accepted orders from customers to develop and design customized IC products consisting of ASIC chips, other hardware and embedded software that targeted a certain cryptocurrency or algorithm. These customized IC products and our standard products were substantially similar in terms of chip design. The intellectual property resulting from the customized IC products, if any, belongs to us, and we could use the base protocol and related technology to develop and produce our ASIC chips products. Due to the strong market demand for those customized IC products, we believe that even if those products had not been purchased by the customers that ordered them, we would have been able to resell them easily to other purchasers in the market.

In order to maintain our competitive advantage in the ASIC chip market, we continually iterate our ASIC chip design to optimize computing power and power efficiency. The following table sets forth a summary of the milestones and status of the development of our ASIC chips.

Algorithm	Chip	Tape Out	Status
Blake2bsha3	ICC590	May 2020	In mass production
Blake2s	ICA586	October 2020	In mass production
	ICA585	December 2021	Confirmed for mass production (new product)
Eaglesong	ICA588	October 2020	In mass production
Sha512MD160	ICA589	October 2020	In mass production
Blake2b	ICT580	June 2019	In mass production
Scrypt	IAA561	May 2021	In mass production
	ICT560	June 2019	In mass production
	ICQ550	October 2018	Near end of product cycle
	SIPC100/ICQ510	February 2018	Ceased production (November 2021)
	ICQ520	February 2018	Ceased production (November 2021)
Cryptonight V4	ICT570	June 2019	In mass production
Cryptonight V2	ICQ530	October 2018	Near end of product cycle

Note:	During the nine months ended September 30, 2022, we also had immaterial sales from our trial production of a new chip which had not yet been used in any commercial product.

We price our ASIC chips in consideration of the market price of cryptocurrencies, prices of our competitors’ products, expected economic return of cryptocurrency mining, product types and demand for mining hardware. Additionally, we have adopted a floating pricing mechanism, consistent with industry practice. We normally set an initial price for our product at launch and lower the price as more competing products enter the market. When the market price of a cryptocurrency fluctuates, we will adjust the price of our products accordingly. The total volume of ASIC chips we sold was 365,500 units, 2,305,760 units, 5,107,153 units, 2,491,325 units and 2,568,815 units in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively. The total revenue generated from ASIC chips we sold was RMB3.5 million, RMB48.6 million, RMB560.1 million (US$78.7 million), RMB305.4 million and RMB409.7 million (US$57.6 million) in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively. The average selling price per unit of ASIC chips we sold was RMB9.64, RMB21.08, RMB109.67, RMB122.59 and RMB159.48 in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively.

For most cryptocurrencies that require a mining process to be released or traded, the computing services mainly revolve around the mining hardware. The global cryptocurrency mining hardware industry consists of all the hardware used for mining cryptocurrencies under different chip architecture and algorithms, mainly dominated by ASIC-based and GPU-based mining hardware with high computing power.

As we focus on offering ASICs, which are further embedded into mining machines to provide computing power for mining alternative cryptocurrencies, the price of bitcoin or ethereum does not directly impact our business. Our business and financial condition correlate with the market price of alternative cryptocurrencies. During the years ended December 31, 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, our revenue was primarily generated from the sales of chips used for mining alternative cryptocurrencies, and its historical rapid growth was largely driven by the drastic increase of the price of alternative cryptocurrencies. Generally, fluctuations of the market price of alternative cryptocurrencies may impact cryptocurrency mining activities and the demand for our chips, and thus affect our overall operating results.

Sales and Marketing

For ASIC chips used in blockchain applications, customers evaluate technical performance specifications of chips and select their suppliers. We conduct limited sales and marketing efforts as customers assess and engage us through professional channels based on the known specifications of our products. Professional third-party websites in our industry have rankings of ASIC chip products based on performance criteria, and many customers connect with us through these websites. Our sales and marketing personnel communicate with potential customers to understand their needs and product requirements and recommend suitable products to them. Demand for our products has generally exceeded our production output and we require either full or partial prepayment from customers upon placement of purchase orders. We have not relied heavily on sales force for advertising and marketing of our ASIC chips, as most of our customers approach us proactively.

Our Customer Base

We sell our ASIC chips to distributors, who then install the chips in end applications and sell the products embedded with our chips to end users, including both companies and individuals. Our customer base consists of distributors located in the PRC. We had five, 12, 24, 22 and five distributors as our customers in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively. For the first two years after our inception, our customers learned about us and our products primarily through word-of-mouth so we had a limited number of customers in 2019. For the year ended December 31, 2019, we derived our revenue from five customers, with the top two customers contributing approximately 97.9% of our total revenue. For the year ended December 31, 2020, we had 12 customers, among which two customers each accounted for over 10% of our total revenue with one accounting for approximately 60.4% and the other accounting for 15.1%. For the year ended December 31, 2021, we had 24 customers with three contributing more than 10% of our revenue each, accounting for 24.6%, 22.9% and 17.8%, respectively, of our revenue. For the nine months ended September 30, 2022, we had five customers, with three contributing more than 10% of our revenue each, accounting for 45.6%, 34.1% and 18.3%, respectively. We rely on a single foundry for the manufacturing of all of our IC products, and our production volume is restricted by the production capacity our Foundry Partner allocates to us. For details, see “Risk Factors—Our ASIC chips business depends mainly on supplies from a single third-party foundry, and any failure to obtain sufficient foundry capacity from this foundry would significantly delay the shipment of our products.” Although we derived our revenue from a relatively limited number of customers for the three years ended December 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, we do not believe we relied on any of them given that demand for our products exceeded our production volume during each of the three years. Generally, we either require prepayment in full or offer alternate payment plans for customers to prepay a certain percentage with the remainder to be settled after delivery of the products. We conduct credit evaluations of customers, and generally do not require collateral or other security from our customers. We establish an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers. For the year ended December 31, 2021 and the nine months ended September 30, 2022, substantially all of our customers paid the full purchase price before we delivered our products. Our customers generally resell purchased products to end users or other buyers located in overseas markets. We generally do not enter into long term agreements with our customers. Sales are typically made on one-off sales contract or purchase order bases.

Research and Development

We consider our research and development capability to be key to the development of our business. We engage in ongoing research and development activities to meet the technological requirements of customers and maintain our cutting-edge technological capabilities. As of September 30, 2022, our research and development team comprised a total of 59 employees, or approximately 62.8% of our total number of employees. Our research and development expenses were RMB9.1 million, RMB22.5 million, RMB53.2 million (US$7.5 million), RMB25.4 million and RMB38.4 million (US$5.4 million) in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively.

Our research and development team is led by our chief technology officer, Mr. Chaohua Sheng, who has more than 16 years of industry experience. Our research and development work is mainly categorized into chip development, product hardware development, product software development, product testing and research in new technology directions. Our research and development team tracks, evaluates and anticipates the latest industry developments and customers’ needs in determining our research and development project focus and new product roadmap. We intend to expand our research and development team and continue to enhance our research and development capabilities.

Production

Our Fabless Model

We do not directly manufacture ASIC chips. Instead, we adopt a fabless model, whereby we conduct front-end and back-end designs of our ASIC chips, which are then manufactured, packaged and tested and assembled by a world-class wafer foundry and OSAT partners that we cooperate with. Under the fabless model, we are able to leverage the expertise of industry leaders in areas such as fabrication, quality control and reliability, testing and packaging. In addition, the fabless model allows us to avoid many of the significant costs and risks associated with owning and operating various fabrication and packaging and testing facilities. Our fabrication partner is responsible for procurement of the majority of the raw materials used in the production of our ASIC chips. As a result, we can focus our resources on research and development, product design and additional quality assurances.

Wafer Fabrication

We work with our Foundry Partner, a world’s leading semiconductor foundry, which is also our only wafer fabrication partner, to produce wafers for our ASIC chips. We place orders to the Foundry Partner according to our business needs. After we place our orders, and once the Foundry Partner accepts our orders, we are required to prepay in full in order to secure production capacity from the Foundry Partner. It takes an average of approximately four months from the time when we place our order to the delivery of wafers. We started our cooperation with the Foundry Partner in 2018, and we do not maintain any long-term contract or framework agreement. While we continue to seek opportunities to improve our supply chain, we face concentration risks, as we currently depend on one supplier for our wafers. See “Risk Factors—Risks Relating to Our Business and Industry—Our ASIC chips business depends mainly on supplies from a single third-party foundry, and any failure to obtain sufficient foundry capacity from this foundry would significantly delay the shipment of our products.”

Packaging and Testing

After the wafers are manufactured, they are shipped to an OSAT company for packaging into ASIC chips, which are then tested to ensure the required quality assurance procedures are all met.

We started our cooperation with ASE Group in 2021, ACCESS in 2018 and Forehope Electronic (Ningbo) Co., Ltd. in 2018. According to our agreements, we typically provide rolling forecasts and firm orders for our packaging and testing partners to purchase necessary materials. We typically settle with our packaging and testing partners on a monthly basis and we are required to pay them within 30 days upon receipt of invoices.

Quality Control

We emphasize quality control in all aspects of our operations. From product development, component sourcing to product assembly and delivery, we strictly control the quality of our products and components, to ensure our ASIC chips meet our stringent internal standards as well as international and industry standards. We also require our fabrication, packaging and testing service providers to apply their stringent quality control standards and provide us their quality inspection reports.

Warranty and After Sales Services

We provide a six-month warranty for our ASIC chips and ancillary software and hardware, which we believe is in line with prevailing industry practice. Our warranties cover regular maintenance services and parts and labor for repairs.

We accept exchanges of our ASIC chips only for major defects. We believe our exchange policy is consistent with relevant PRC laws and regulations governing product quality and consumer rights and interests. We have not received any requests for exchange which individually or in aggregate has had a material adverse effect on our business and financial condition. In addition, as of the date of this prospectus, we have not experienced any product recall that adversely impacted our reputation, business operations or financial condition.

Competition

The overall ASIC chips market is relatively fragmented, with many ASIC providers focusing on different end applications and corresponding algorithms. However, for certain market segments, the concentration ratio is quite high. Our ASIC chips dominated the computing power of several algorithms commonly used for alternative cryptocurrencies in terms of the accumulative computing power sold for the years of 2019, 2020 and 2021 and the nine months ended September 30, 2022.

Intellectual Property

We develop and protect our intellectual property portfolio by registering our patents, copyrights, IC layout design rights, utility models, trade secret and confidentiality agreements, non-compete agreements and nondisclosure agreement with our employees and others to protect our proprietary rights. As of the date of this prospectus, we have registered two trademarks and a total of six patents in the PRC, including two inventions and four utility model patents. As of the same date, we have registered ten software copyrights and 23 IC layout-design rights in the PRC. We rely on patent, trademark, copyright, trade secret protection and confidentiality agreements to safeguard our interests in this respect. Intellectual property rights resulting from the research and development work by our employees belong to us.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

We have in the past entered and may continue in the future to enter into IP licensing agreements with third parties for the use of their proprietary technologies, primarily IC development tools, in the development of our products. Third parties may initiate litigation against us alleging infringement of their proprietary rights or breach of a licensing agreement or declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement or breach of a licensing agreement and our failure or inability to develop non-infringing technology or license the infringed or similar technology or cure the breach on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to adequately protect our intellectual property rights, our ability to compete effectively or to defend ourselves from litigation could be impaired, which could reduce our total revenue and increase our costs” and “Risk Factors—Risks Relating to Our Business and Industry—We may face intellectual property infringement claims or other related disputes, which could be time-consuming, costly to defend or settle and result in the loss of significant rights and lower sales.”

Employees

We had 94 full-time employees as of September 30, 2022. The following table sets forth the numbers of our full-time employees, categorized by function, as of September 30, 2022:

Function	Number of Employees	Percentage of Total Number of Employees
Research and development	59	62.8%
Sales and marketing	19	20.2%
Administration	6	6.4%
Finance and accounting	10	10.6%
Total	94	100.0%

As of September 30, 2022, we employed two part-time cleaning staff.

We enter into employment contracts with our full-time employees. The remuneration payable to our employees includes fixed salaries and performance-based project bonuses. We determine employees’ remuneration based on factors including years of experience, qualifications and market rate. In order to maintain the quality, knowledge and skills of our employees, we appreciate the importance of training to employees. We provide regular training to our employees, which include orientation training for new employees and continuing on-the-job training for existing employees.

As required by applicable laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our full-time employees in mainland China, including pension, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds. We are required under PRC law to make contributions to statutory employee benefit plans from time to time for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in mainland China.

Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes as of the date of this prospectus.

Insurance

Besides the government-mandated social insurance and housing provident fund schemes, we do not maintain any insurance covering our properties, equipment, inventory or employees, and we do not carry any business interruption or product liability insurance or any third-party liability insurance to cover claims in respect of personal injuries or any damages arising from accidents on our properties or in relation to our operations. We believe that our insurance coverage is in line with industry practice. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damages to our uninsured equipment or facilities could have a material adverse effect on our results of operations. See “Risk Factors—Risks Relating to Our Business and Industry—Our insurance coverage is limited and may not be adequate to cover potential losses and liabilities. A significant uninsured loss or a loss in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition.”

Properties

We lease all our properties in China in connection with our business operations. They mainly include premises for research and development and offices. As of September 30, 2022, we occupied a total of two properties with an aggregate gross floor area of approximately 1,505.13 square meters.

Environmental Matters

We are subject to PRC environmental laws and regulations including the Environmental Protection Law of the PRC. These laws and regulations govern a broad range of environmental matters, including air pollution, noise emissions and water and waste discharge. We consider the protection of the environment to be important and have implemented measures in the operation of our business to ensure our compliance with all applicable requirements under PRC environmental laws and regulations. Due to the nature of our operations, the waste we produce is not hazardous and has minimal impact on the environment.

Our operations are subject to regulation and periodic monitoring by local environmental authorities. If we fail to comply with present or future laws and regulations, we could be subject to fines, suspension of production or cessation of operations.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash-flow or results of operations. We may periodically be subject to legal proceedings, investigations and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

REGULATION

We operate our business in the PRC under a legal regime created and made by PRC lawmakers consisting of the National People’s Congress, or the NPC, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology of the PRC, or MIIT, The Ministry of Commerce, or MOFCOM, the National Development and Reform Commission, or NDRC, SAFE, State Administration of Taxation, or SAT, the General Administration of Customs of the PRC, or PRC Customs, and their respective authorized local counterparts. This section summarizes the principal current PRC regulations, which do not purport to be complete, of the relevant PRC laws, regulations and government policies that are relevant to our business operations in the PRC.

Regulations and Government Policies Relating to the IC Industries and Blockchain Industries

Regulations and Government Policies Relating to the IC Industries

As demonstrated by The Circular of the State Council on Printing and Distributing Policies for Encouraging the Development of the Software Industry and the Integrated Circuit Industry issued on June 24, 2000, the PRC continues to enact policies encouraging new and advanced technology and supporting the software and IC industries.

On January 28, 2011, the State Council issued the Circular of the State Council on Printing and Distributing Policies for Further Encouraging the Development of the Software Industry and the Integrated Circuit Industry, which aims to formulate a series of policies for the purposes of further optimizing development environment for the software industry and integrated circuit industry, increasing the quality and the level of industry development and cultivating a number of influential and strong leading enterprises in these industries. This circular addresses topic including fiscal tax policies, investment and financing policies, research and development policies, import and export policies, talent policies, intellectual property policies and market policies.

On June 24, 2014, the MIIT, the NDRC, the Ministry of Science and Technology of the PRC and the Ministry of Finance of the PRC issued the Outline for Promoting the Development of the National Integrated Circuit Industry, which highlights those great efforts shall be put on the development of the IC design industry. By focusing on the industrial chain of key areas and strengthening IC design, software development, system integration, collaborative innovation in contents and services, the goal is to drive the development of the manufacturing industry through the rapid growth of the design industry.

On June 8, 2015, the NDRC issued the Notice on Implementing Major Engineering Packages in Emerging Industries. The Notice highlights the efforts in developing IC construction infrastructures, focusing on enhancing the level of advanced technology, design industry concentration ratio and industrial chain supporting ability, selecting areas with more mature technology, good industrial base and wide application potential, and accelerating the industrialization of high-performance IC products.

On November 7, 2018, the State Statistical Bureau issued the Classification of Strategic Emerging Industries, which lists IC design as a national strategic new industry.

On July 27, 2020, the State Council issued Several Policies for Promoting the High-quality Development of the Integrated Circuit Industry and the Software Industry in the New Era, which highlights the IC industry and software industry as the core of the information industry, and provides further policy support in terms of finance and taxation, investment and financing, research and development, import and export, talents, intellectual property rights, market and international cooperation for IC industries.

On March 12, 2021, NPC adopted Outline of the 14th Five-Year Plan for National Economic and Social Development and the Long-Range Objectives Through the Year 2035, IC industries continue to be listed as one of the eight major pioneering and strategic national projects that the State has clearly developed.

Regulations and Government Policies Relating to the IC Industries and Blockchain Industries

On December 15, 2016, the State Council issued the Notice of the 13th Five-Year Plan for National Informatization. This notice highlights the need to strengthen the layout of strategic innovative technologies, including blockchain technology, as well as others such as enhanced quantum communications, future networks, brain-like computing, artificial intelligence, holographic display, virtual display, big data cognitive analysis, new nonvolatile storage, driverless vehicles and gene editing.

On July 8, 2017, the State Council issued the Notice on Issuing New Generation AI Development Plan. This notice points out that advancing the integration of blockchain technology and artificial intelligence and establishing a new social credit system will significantly minimize the cost and risk of interpersonal communications.

On October 5, 2017, the General Office of the State Council issued the Guiding Opinions on Actively Promoting Supply Chain Innovation and Application, which highlights and promotes the research of using emerging technologies such as blockchain and artificial intelligence to establish a credit evaluation mechanism based on supply chain.

Pursuant to the Outline of the 14th Five-Year Plan for National Economic and Social Development and the Long-Range Objectives Through the Year 2035, the blockchain industry is one of the key industries in the digital economy. and technological innovation in blockchain such as smart contracts, consensus algorithms, cryptographic algorithms and distributed systems will be further promoted.

On May 27, 2021, the MIIT and the Office of the Central Cyberspace Affairs Commission issued the Guiding Opinions on Accelerating the Application of Blockchain Technology and the Development of the Industry, which points out efforts should be made to promote the integrated development of blockchain and the internet, big data, artificial intelligence and other new-generation information technologies, and build an advanced blockchain industry system.

On November 1, 2021, the MIIT issued the “14th Five-Year Plan” Development Plan for the Information and Communication Industry. This notice makes it a priority for future development to significantly increase the level of computing power and significantly enhance the service capacity of facilities such as artificial intelligence and blockchain.

The promulgation and implementation of abovementioned policies and regulations have provided the IC industries and Blockchain Industries with financial, tax, technical and talent support, promoted the development of the IC industries and Blockchain Industries and created a good operational environment for our business.

Regulations and Government Policies Relating to Cryptocurrency

Pursuant to the Circular on Prevention of Risks Associated with Bitcoin jointly promulgated by the PBOC, the MIIT, the China Banking Regulatory Commission, the CSRC and the China Insurance Regulatory Commission on December 3, 2013, Bitcoin shall be considered a kind of virtual commodity in nature, which does not have the same legal status with fiat currencies and shall not be used and circulated in the market as currency. This circular also provides that financial institutions and payment institutions shall not engage in businesses related to Bitcoin.

Pursuant to the Announcement on Prevention of Risks from Offering and Financing of Cryptocurrencies promulgated by seven PRC governmental authorities including the PBOC on September 4, 2017, and Guarding against the Speculative Risks of Cryptocurrency Trading promulgated by the National Internet Finance Association of China, the China Banking Association; and the Payment & Clearing Association of China on May 18, 2021, illegal activities in offering and financing of cryptocurrencies, including initial coin offerings

(ICOs), are forbidden in the PRC because such activities may be considered to constitute illegal offering of securities or illegal fundraising. Furthermore, financial institutions and payment institutions shall not engage in businesses related to cryptocurrency offering or financing transactions.

Pursuant to the Circular of the Regulating Cryptocurrency Mining Activities promulgated by eleven PRC governmental authorities including the PBOC on September 3, 2021, which aims to dispose of the “hidden risks” in cryptocurrency mining as it pursues China’s carbon-neutrality goals, and cryptocurrency mining is to be classified as a phased-out industry. This circular does not outlaw cryptocurrency mining completely, rather it orders local authorities to clamp down on illegal mining activities with plans to gradually phase out the industry. Investing in and constructing new mining projects will not be allowed and the existing mining projects will be given time to exit, and the entire industrial chain of the upstream and downstream of cryptocurrency mining activities will be tighten regulated.

On September 15, 2021, ten PRC governmental authorities including the PBOC issued the Notice on Further Preventing and Disposing of Risks in Cryptocurrency Trading and Speculation. This notice reiterates that cryptocurrencies do not have the same legal status as legal currencies, and emphasizes that certain cryptocurrency-related businesses are illegal financing activities, such as conducting exchanges between legal currencies and cryptocurrencies, or between cryptocurrencies, buying and selling cryptocurrencies as a central counterparty, providing information intermediary and pricing services for cryptocurrency transactions, token issuance and financing, and cryptocurrencies derivatives transactions. Cryptocurrency exchanges providing services to domestic residents are also illegal financial activities, and the relevant domestic staffs and subjects providing the services of marketing and promotion, payment and settlement, and technical support for them will be investigated for knowingly participating in the cryptocurrency industry.

The policies and regulations relating to the cryptocurrency industry do not have a direct impact on the Company, because the Company does not engage in any of the above described activities. However they could have an impact on the Company’s customers in the PRC, which could indirectly impact the demand for the Company’s ASIC chips.

Laws and Regulations Relating to Other Business Areas

Foreign Exchange

Pursuant to the Administrative Regulations of the PRC on Foreign Exchange promulgated by the State Council on January 29, 1996 and amended on August 1, 2008 with effect from August 5, 2008, and various regulations issued by SAFE, and other PRC regulatory agencies, foreign currency could be exchanged or paid through two different accounts, namely current account and capital account. Payment of current account items, including commodity, trade and service-related foreign exchange transactions and other current payment, may be made by conversion between RMB and foreign currencies without approval of SAFE, but are subject to procedural requirements including presenting relevant documentary evidence of such transactions. Capital account items, such as direct equity investment, loans and repatriation of investment, require the prior approval from or registration with SAFE or its local branch for conversion between RMB and the foreign currency, and remittance of the foreign currency outside the PRC.

Pursuant to the Notice on Administration of Foreign Exchange Involved in Offshore Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special Purpose Vehicles, which was promulgated by SAFE and went into effect on July 4, 2014, prior to making capital contribution in a special purpose vehicle by a PRC resident using its legitimate assets or interests in the PRC or overseas, the PRC resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investments. A “domestic entity” referred to in this notice shall mean enterprise and institutional legal persons and any other economic organizations established in the PRC pursuant to the law; a “PRC resident individual” shall mean a PRC citizen holding a PRC resident identity document, military personnel identity document or armed police personnel identity document, and any foreign individual who does not hold a PRC identity document but normally resides in the PRC due to economic reasons.

Pursuant to the Notice on Further Simplification and Improvement of Foreign Exchange Administration Policies for Direct Investment, promulgated by SAFE on February 13, 2015 and effective June 1, 2015, two administrative approval matters, including foreign exchange registration approval under domestic direct investment and foreign exchange registration approval under overseas direct investment, shall be reviewed and processed directly by banks. SAFE and its local bureaus shall implement indirect supervision through the foreign exchange registration with banks for direct investment.

Pursuant to the Notice of SAFE on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Investment Enterprises promulgated on March 30, 2015 and effective June 1, 2015, and the Notice of SAFE on Reforming and Regulating the Policies for Administration of Foreign Exchange Settlement under the Capital Account promulgated on and effective June 9, 2016, the system of voluntary foreign exchange settlement is implemented for the foreign exchange earnings of foreign exchange capital of foreign-invested enterprises. Foreign exchange capital in a foreign- invested enterprise capital account, for which the monetary contribution has been confirmed by SAFE (or for which the monetary contribution has been registered for account entry), may be settled at a bank as required by the actual management needs of the enterprise. The voluntary settlement ratio of foreign-invested enterprise foreign exchange capital projects has been temporarily set at 100%. SAFE may make adjustments to the said ratio at appropriate times based on the status of the international balance of payments. In addition, foreign exchange earnings under capital projects and the RMB funds obtained from the exchange settlements thereof shall not be used by foreign-invested enterprises for the following purposes: (1) direct or indirect payments of expenditures exceeding its business scope or those being prohibited by the laws and regulations of the PRC; (2) direct or indirect uses in securities investments or investments other than capital-protected banking products (except as otherwise expressly provided); (3) issuance of loans to non-affiliated enterprises (excluding those that are expressly permitted within their business scope); and (4) construction or purchase of real estate not for personal use (except for real estate enterprises).

Foreign Investment

In March 2019, the Standing Committee of the National People’s Congress of the PRC passed the Foreign Investment Law of the People’s Republic of China, or the Foreign Investment Law. Among other things, the Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted by foreign individuals, enterprises and other organizations, or the Foreign Investors, in a direct or indirect manner. The PRC governmental authorities will administrate foreign investment by applying the principal of pre-entry national treatment together with a negative list, to be specific, the Foreign Investors are prohibited from making any investments in the fields cataloged into prohibited industries for foreign investment based on the negative list, while they are allowed to make investments in the restricted industries provided that all the requirements and conditions as set forth in the negative list have been satisfied; when the Foreign Investors make investments in the fields other than those included in the negative list, the national treatment principle shall apply.

Pursuant to Provisions for Guiding the Foreign Investment Direction, projects with foreign investment fall into 4 categories, namely encouraged, permitted, restricted and prohibited. Projects with foreign investment that are encouraged, restricted or prohibited shall be listed in the Foreign Investment Catalog. Projects with foreign investment not listed as encouraged, restricted or prohibited projects are permitted projects.

Pursuant to the Special Administrative Measures for Access of Foreign Investment (2021 Edition), or the 2021 Edition Negative list, issued by the MOFCOM and the NDRC on December 27, 2021, which came into effect on January 1, 2022. Our business does not fall into the negative list and is permitted for foreign investment.

The Foreign Investment Law replaced the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises. It stipulates that the PRC implements a system of pre-establishment national treatment plus negative list for the administration of foreign investment. Foreign investors are not allowed to invest in fields or sectors prohibited in the market access negative list for foreign investment. Foreign investors that intend to invest in the fields subject to access restrictions stipulated in the market access negative list for foreign investment shall be required to satisfy the conditions stipulated in such negative list. The PRC policies supporting enterprise development are equally applicable to foreign-invested enterprises. The PRC does not impose expropriation on foreign investment. Under special circumstances, if it requires imposing expropriation on foreign investment due to the need of public interest, expropriation shall be imposed according to legal procedures, and the foreign-invested enterprises concerned shall receive fair and reasonable compensation. Foreign-invested enterprises can raise funds through public issuance of stocks, corporate bonds and other securities in accordance with the law. Overall, The Foreign Investment Law establishes the clear principle of applying national treatment to FIEs except those engaged in industries on the 2021 Negative List. Since our current and planned business is not on the 2021 Negative List, to the best of our knowledge, it will not create any material adverse effect to our Company’s business.

Outbound Investment

Pursuant to the Measures for Administration of Overseas Investment Management promulgated by the MOFCOM on September 6, 2014 and effective October 6, 2014 and the Measures for Administration of Overseas Investment of Enterprises promulgated by the NDRC on December 26, 2017 and effective March 1, 2018, a domestic institution is required to undergo relevant procedures for offshore investment prior to its overseas direct investment and obtain relevant record-filing, approval, certificate or permit. If an enterprise fails to complete the aforesaid procedures, it will be required by the competent authorities to suspend or cease the implementation of the project.

In the past, we have established an overseas subsidiary but failed to complete overseas investment record-filing formalities. Considering we no longer hold any equity interest in the aforesaid subsidiary, our risk of incurring relative legal liabilities would be low.

Regulations on Import and Export of Goods

Pursuant to the Foreign Trade Law of the PRC promulgated by the Standing Committee of the NPC on May 12, 1994 and last amended on November 7, 2016, foreign trade dealers who are engaged in the import or export of goods or technologies shall register with the competent authority responsible for foreign trade under the State Council or its authorized bodies unless such registration is not required under the laws, administrative regulations and the provisions of the competent department of foreign trade under the State Council. Where a foreign trade dealer fails to register as required, the customs will not process the procedures of declaration and clearance of the imported or exported goods.

Pursuant to the Customs Law of the PRC promulgated by the Standing Committee of the NPC on January 22, 1987 and last amended on April 29, 2021, unless otherwise stipulated, the declaration of import and export goods may be made by consignees and consignors themselves, and such formalities may also be completed by their entrusted customs brokers that have registered with the Customs. The consignees and consignors for import or export of goods and the customs brokers engaged in customs declaration shall register with the Customs in accordance with the laws.

Laws and Regulations Relating to Taxation

Enterprise Income Tax

Pursuant to the EIT Law promulgated on March 16, 2007, amended on and effective December 29, 2018, and the Regulation on Implementation of the Enterprise Income Tax Law of the PRC, or the EIT Implementation

Rules, issued on December 6, 2007 and effective April 23, 2019, EIT shall be applicable at a uniform rate of 25% to all resident or non-resident enterprises. EIT shall be payable by a resident enterprise for income sourced within or outside the PRC. EIT shall be payable by a non-resident enterprise, for income sourced within the PRC by its institutions or premises established in the PRC, and for income sourced outside the PRC for which the institutions or premises established in the PRC have a de facto relationship. Where the non-resident enterprise has no institutions or premises established in the PRC or has income bearing no de facto relationship with the institution or premises established, EIT shall be payable by the non-resident enterprise only for income sourced within the PRC.

Pursuant to the Administrative Measures on the Accreditation of High and New Technology Enterprises high and new technology enterprises accredited pursuant to these measures may make declarations under and benefit from tax concession policies in accordance with relevant regulations including the EIT Law and the EIT Implementation Rules, the Law of the PRC on Administration of Levying and Collection of Taxes and the Regulation of Implementation of the Law of the PRC on Administration of Levying and Collection of Taxes.

Pursuant to the Announcement on the Enterprise Income Tax Policies for Promoting the High-quality Development of the Integrated Circuit Industry and the Software Industry promulgated by the Ministry of Finance, the State Taxation Administration, the NDRC and the MIIT on December 12, 2020 and effective from January 1, 2020, and the Announcement No. 9 [2021] of the MIIT, the NDRC, the Ministry of Finance and the State Taxation Administration, upon certification, an integrated circuit design, equipment, materials, packaging, or testing enterprise or a software enterprise shall be exempt from the EIT from the first to the second year from the year when such enterprise makes profits, and be subject to the EIT levied at half of the 25% statutory tax rate from the third to the fifth year.

Value-Added Tax

Pursuant to the Provisional Regulation on Value-Added Tax of the PRC promulgated by the State Council, as amended on November 5, 2008, February 6, 2016 and November 19, 2017 and effective November 19, 2017, all entities and individuals in the PRC engaging in the sales of goods, provision of processing services, repairs and replacement services, sales services, intangible assets, real estate and the importation of goods are required to pay value added tax, or VAT. Unless otherwise stated, the rate of VAT shall be 17%.

Pursuant to the Notice on Value-Added Tax Policies of Software Products a general taxpayer who sells self-developed software products and subject to VAT at a rate of over 3% may, after being taxed at the fixed tax rate of 17%, receive a VAT refund.

According to the Circular of the SAT, on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% and 11% tax rates are lowered to 16% and 10% respectively.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Tax on Dividends

Pursuant to the EIT Law and the EIT Implementation Rules, except as otherwise provided by relevant tax treaties with the PRC government, dividends paid by foreign-invested investment enterprises to foreign investors which are non-resident enterprises and which have not established or operated premises in the PRC, or which have established or operated premises but where their income has no de facto relationship with such establishment or operation of premises shall be subject to a withholding tax of 10%.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income entered into between the PRC government and the Hong Kong Special Administrative Region, where the beneficial owner is a company directly holding at least 25% of the equity interest of the company paying the dividends, the tax charged shall not exceed 5% of the distributed dividends. In any other case, the tax charged shall not exceed 10% of the distributed dividends.

Pursuant to the Announcement on Issues Relating to “Beneficial Owner” in Tax Treaties promulgated by the SAT on February 3, 2018 and came effective April 1, 2018, a “beneficial owner” shall mean a person who has ownership and control over the income, and the rights and property from which the income is derived. Upon the determination of the “beneficial owner” status of a resident of the treaty counterparty who needs to enjoy the tax treaty benefits (hereinafter referred to as the “applicant”), a comprehensive analysis shall be conducted taking into account the actual conditions of the specific case. In general, the following factors are unfavorable for the determination of “beneficial owner” status of an applicant: (1) the applicant is obligated to pay 50% or more of the income, within 12 months from its receipt, to a resident of a third country (region), where the term “obligated” includes agreed obligations and de facto payment for which there is no agreed obligation; (2) the business activities undertaken by the applicant do not constitute substantive business activities, where substantive business activities shall include manufacturing, distribution and management activities of a substantive nature, the determination of whether the business activities undertaken by the applicant are of a substantive nature shall be based on the functions actually performed and the risks borne, and investment holding management activities of a substantive nature undertaken by the applicant may constitute substantive business activities (where the applicant undertakes investment holding management activities which do not constitute substantive business activities, and simultaneously undertakes other business activities, if such other business activities are not sufficiently significant, these shall not constitute substantive business activities); (3) the treaty counterparty country (region) does not levy, or exempts tax on the relevant income, or levies tax but with a very low actual tax rate; (4) in addition to the loan contract based on which interest is derived and paid, there exists other loans or deposit contracts between the creditor and the third party, of which factors such as the amount, interest rate and date of execution are similar; and (5) in addition to the transfer contract for rights to use such as copyright, patent, technology, from which the royalties are derived and paid, there exists other transfer contracts for rights to use or ownership in relation to copyright, patent, technology between the applicant and a third party.

Pursuant to the Notice of the SAT on the Relevant Issues Concerning the Implementation of Dividend Clauses in Tax Treaties promulgated by the SAT and effective February 20, 2009, all of the following conditions shall be satisfied before the concession tax rate in a tax treaty can be enjoyed: (1) the tax resident obtaining dividends shall be restricted to the company as provided in the tax treaty; (2) among all the ownership equity interests and voting shares of the PRC resident company, the proportion directly owned by the tax resident complies with the prescribed proportions under the tax treaty; and (3) the proportion of the equity interests of the PRC resident company directly owned by such tax resident complies with, at all times within the twelve months before obtaining the dividends, the proportions specified in the tax treaty.

Pursuant to the Announcement of the State Taxation Administration on Issuing the Administrative Measures for Entitlement to Treaty Benefits for Non-resident Taxpayers promulgated by the SAT on October 14, 2019 and effective January 1, 2020, entitlement to treaty benefits for non-resident taxpayers shall be handled by means of “self-judgment of eligibility, declaration of entitlement, and retention of relevant materials for future reference”. Where non-resident taxpayers judge by themselves that they meet the conditions for entitlement to treaty benefits, they may obtain such entitlement themselves at the time of making tax declarations, or at the time of making withholding declarations via withholding agents. At the same time, they shall collect, gather and retain relevant materials for future reference in accordance with the provisions of these measures, and shall accept the follow-up administration of tax authorities. Relevant information proving the status of “beneficial owner” shall be retained in the case of entitlement to dividends, interest and treaty benefits of royalty clauses.

Laws and Regulations Relating to Labor and Social Security

Pursuant to the Labor Law of the PRC promulgated on July 5, 1994 and amended on and effective December 29, 2018, companies must negotiate and enter into employment contracts with their employees based on the principle of fairness. Companies must establish and strengthen an employment hygiene system, strictly implement the national labor safety and health rules and standards, deliver occupational health and safety education to employees, prevent work-related accidents, and reduce occupational hazards. In addition, employers and employees shall purchase social insurances and pay for social insurance fees in compliance with applicable PRC laws.

Labor Contracts

The Labor Contract Law of the PRC, which was promulgated on June 29, 2007 and subsequently amended on December 28, 2012 and effective July 1, 2013, serves as the primary law regulating the labor contract relationship between companies and employees. Pursuant to this law, an employment relationship is established between the employer and the worker since the day of employment. The employer shall execute a written employment contract with the worker. Furthermore, to safeguard the legal rights and interests of workers, the way to calculate compensation for the probation period and for damages shall be subject to the provisions of the law.

Social Security and Housing Provident Fund

Pursuant to the Interim Regulations on Levying Social Insurance Premiums promulgated on January 22, 1999 and amended on March 24, 2019, Decisions of the State Council on Modifying the Basic Endowment Insurance System for Enterprise Employees promulgated on December 3, 2005, Decision on Establishment of Basic Medical System for Urban Employee issued by State Council with effect from December 14, 1998, the Regulations on Unemployment Insurance effective from January 22, 1999, Regulations on Work-Related Injury Insurance promulgated on April 27, 2003 with effect from January 1, 2004, and as amended on December 20, 2010, and the Interim Measures concerning the Maternity Insurance for Enterprise Employees promulgated on December 14, 1994 with effect from January 1, 1995, employers are required to register with the competent social insurance authorities and provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance and medical insurance.

Pursuant to the Social Insurance Law of the PRC, which became effective on July 1, 2011 with last amendment on December 29, 2018, all employees are required to participate in basic pension insurance, basic medical insurance schemes and unemployment insurance, which must be contributed by both the employers and the employees. All employees are required to participate in work-related injury insurance and maternity insurance schemes, which must be contributed by the employers. Employers are required to complete registrations with local social insurance authorities. Moreover, the employers must timely make all social insurance contributions. Except for mandatory exceptions such as force majeure, social insurance premiums may not be paid late, reduced, or be exempted. Where an employer fails to make social insurance contributions in full and on time, the social insurance contribution collection agencies shall order it to make all or outstanding contributions within a specified period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to 1—3 times the overdue amount.

Pursuant to the Administrative Regulations on the Housing Provident Fund effective from April 3, 1999, amended on March 24, 2002 and March 24, 2019, enterprises are required to register with the competent administrative centers of housing provident fund and open bank accounts for housing provident funds for their employees. Employers are also required to timely pay all housing fund contributions for their employees. Where an employer fails to submit and deposit registration of housing provident fund or fails to go through the formalities of opening housing provident fund accounts for its employees, the housing provident fund management center shall order it to go through the formalities within a prescribed time limit. Failing to do so at the expiration of the time limit will subject the employer to a fine of not less than RMB10,000 and up to RMB50,000. When an employer fails to pay housing provident fund due in full and in time, housing provident fund center is entitled to order it to rectify, failing to do so would result in enforcement exerted by the court.

Laws and Regulations Relating to Intellectual Property

Trademarks

Pursuant to the Trademark Law of the PRC promulgated on August 23, 1982, amended on April 23, 2019 and effective November 1, 2019 and the Regulation on Implementation of the Trademark Law of the PRC amended on April 29, 2014 and effective May 1, 2014, the right to the exclusive use of a registered trademark is limited to the approved trademark registration, and to goods for which the use of the trademark has been approved. The period of validity of registered trademarks lasts for ten years from the day of registration approval. Absent the authorization by the owner of the registered trademark, the use of the registered trademark or a similar trademark on the same category of goods or similar goods constitutes an infringement of the right to exclusive use of the registered trademark. The infringer shall, in accordance with the relevant regulations, cease the infringement activities, take correction actions, and compensate for losses.

Patents

Pursuant to the Patent Law of the PRC promulgated on March 12, 1984, last amended on October 17, 2020 and effective June 1, 2021, and the Rules for the Implementation of the Patent Law of the PRC amended on January 9, 2010 and effective February 1, 2010, after the grant of the patent right for inventions and utility models, except otherwise regulated under the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit such patent, that is to manufacture, use, offer to sell, sell or import the patented product, or use the patented process, and use, offer to sell, sell or import products directly obtained from such patented process, for production or business purposes. After the patent right is granted for a design, no unit or individual shall, without the authorization of the patent owner, exploit such patent, that is to manufacture, offer to sell, sell, or import any product containing such patented design for production or business purposes. Where infringement has been established, the infringer shall, in accordance with the relevant regulations, be ordered to cease the infringement activities, take corrective actions, and compensate for losses.

Copyrights

Pursuant to the Copyright Law of the PRC promulgated on September 7, 1990, last amended on November 11, 2020 and effective June 1, 2021, works of PRC citizens, legal persons or other organizations shall, regardless of whether they have been published, be entitled to the copyright pursuant to this law. Works include written works; oral works; musical, dramatic, opera, dance, acrobatic and artistic works; visual arts, architectural works; photographic works; film works and works created using methods similar to filmmaking; graphical works and modeling works such as engineering design graphs, product design graphs, maps and schematic diagrams; computer software; and other works stipulated by legal and administrative regulations.

Pursuant to the Regulation on Protection of Computer Software promulgated on December 20, 2001, last amended on January 30, 2013 and effective date on March 1, 2013, software copyright is conferred on the software development completion date. The protection period for a software copyright of a legal person or other organizations lasts for 50 years, concluding on the day of December 31 in the 50th year after the initial release of the software. However, in the case where the software has not been released within 50 years from its development completion date, protection shall no longer be offered by these regulations. A software copyright holder may register with competent software registration authority under the State Council Copyright Administrative Department. Registration certification documents issued by the competent software registration authority serve as the prima facie proof of such registration.

IC Layout Designs

Pursuant to the Regulation on the Protection of Integrated Circuit Layout Designs promulgated on April 2, 2001 and implemented on October 1, 2001, and the Protection of Integrated Circuit Layout Designs Regulations Implementing Rules promulgated on September 18, 2001 and effective October 1, 2001, layout design proprietary right holders enjoy the following proprietary rights: to duplicate the whole or any part of the protected layout designs that is original; to make commercial use of the protected layout designs, ICs containing such layout designs, or items containing such ICs.

Regulations in relation to M&A Rules and Overseas Listing

Accordance with the M&A Rules which was promulgated by the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the State Administration for Industry and Commerce, the CSRC and SAFE and took effect on September 8, 2006 and was subsequently amended on June 22, 2009 by the MOFCOM, a foreign investor was required to obtain necessary approvals when (i) a foreign investor acquires equity in a domestic non-foreign invested enterprise thereby converting it into a foreign-invested enterprise, or subscribes for new equity in a domestic enterprise via an increase of registered capital thereby converting it into a foreign-invested enterprise; or (ii) a foreign investor establishes a foreign-invested enterprise which purchase and operates the assets of a domestic enterprise, or which purchases the assets of a domestic enterprise and injects those assets to establish a foreign-invested enterprise. According to article 11 of the M&A Rules, where a domestic company or enterprise, or a domestic natural person, through an overseas company established or controlled by it/him, acquires a domestic company which is related to or connected with it/him, approval from MOFCOM is required. According to the Manual of Guidance on Administration for Foreign Investment Access issued by MOFOM on December 18, 2008, the equity transfer by the Chinese shareholders to the foreign shareholders in an established foreign-invested enterprise shall not be governed by the provisions on mergers and acquisitions. It does not matter whether the Chinese party and the foreign party are related parties or whether the foreign party is an existing shareholder or a new investor.

As prior to the acquisition of all the equities of Shanghai Intchains by Jerryken Intelligent Technology (Shanghai) Co., Ltd., Shanghai Intchains was a sino-foreign equity joint venture and did not belong to “domestic companies” based on M&A Rules. Therefore, the M&A Rules does not apply to the acquisition of all the equities of Shanghai Intchains by Jerryken Intelligent Technology (Shanghai) Co., Ltd. and no approval from the CSRC is needed.

On July 6, 2021, the State Council and General Office of the of the Communist Party China Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, which steps-up scrutiny of overseas listings by companies and calls for strengthening cooperation in cross-border regulation, improving relevant laws and regulations on cyber security, cross-border data transmission and confidential information management, including the confidentiality requirement and file management related to the issuance and listing of securities overseas, enforcing the primary responsibility of the enterprises for information security of China based overseas listed companies and promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Furthermore, establishing and improving a system of extraterritorial application of laws in the capital market are also mentioned, judicial interpretations and supporting rules for extraterritorial application provisions of the Securities Law shall be formulated as soon as possible.

On December 24, 2021, the CSRC issued Administrative Measures of the State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment), which would explicitly require domestic enterprises seeking to list their securities overseas to file with the CSRC and sets forth the general provisions for these record-filing requirements as well as the specific circumstances under which an offshore listing would be prohibited, and also includes provisions relating to data security, internal control system, share registration, fund raising, supervision of intermediaries, among others. On the same day, the CSRC issued

Administrative Measures for the Record-filing of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment), according to which domestic enterprises would be required to file a record with the CSRC for direct or indirect listing. The indirect overseas listing of a domestic enterprise refers to the occurrence of any of the following circumstances of an issuer: (1) the revenue, total profits, total assets or net assets of a domestic enterprise in the most recent fiscal year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (2) a majority of the senior officers in charge of business operation and management of such entity are Chinese citizens or have a habitual residence in China, and the main place of business operation is located in China or carried out mainly in China. In addition, the domestic enterprise must report to the CSRC the following circumstances after completion of offering and listing: (1) any change of control of the issuer; (2) any measures adopted or required by the foreign securities’ regulatory authorities or relevant competent authorities in connection with a foreign listing such as investigation and punishment ; and (3) the voluntary or compulsory termination of listing of any foreign securities by a domestic enterprise. This offering and listing and trading of our ADSs on the Nasdaq will be subject to the requirements of filing with the CSRC when the foregoing regulatory guidance is officially promulgated and became effective.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and Foreign Investment Law, each of our PRC subsidiaries, as a foreign invested enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, and which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Pursuant to the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control promulgated by SAFE in January 2017, which stipulates several capital control measures with respect to outbound remittance of profits from domestic entities to offshore entities, including the following: (1) under the principle of genuine transaction, banks shall check board resolutions regarding profit distributions, the original version of tax filing records and audited financial statements; and (2) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, domestic entities shall make detailed explanations of sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations in relation to Cyber Security and Data Protection

On November 7, 2016, the Standing Committee of the National People’s Congress (the “SCNPC”) promulgated the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. The Cyber Security Law requires network operators to perform certain functions related to cyber security protection and strengthen the network information management. On June 10, 2021, the SCNPC promulgated the Data Security Law of the PRC, or the PRC Data Security Law, which became effective on September 1, 2021. Pursuant to the PRC Data Security Law, data refers to any record of information in electronic or any other form and data processing including the collection, storage, use, processing, transmission, provision, and public disclosure of data.

On December 28, 2021, the Cyberspace Administration of China, or the CAC, jointly with other twelve PRC governmental authorities, promulgated the Measures for Cybersecurity Review, or Cybersecurity Measures,

which became effective on February 15, 2022. the Cybersecurity Measures provides that, among other things, (i) online platform operators possessing personal information of more than one million users must apply to the Cybersecurity Review Office for a cybersecurity review before conducting any listing in a foreign country, (ii) the purchase of network products and services of a critical information infrastructure operator and data processing activities of an online platform operator that affect or may affect national security shall be subject to the cybersecurity review, and (iii) the relevant governmental authorities in the PRC may initiate cyber security review if such governmental authorities determine any network products and services and data processing activities affect or may affect national security.

On November 14, 2021, the CAC promulgated the Regulations on the Administration of Cyber Data Security (Draft for Comments), or Draft Cyber Data Regulations. According to the Draft Cyber Data Regulations, data processors shall, in accordance with relevant PRC regulations, apply for cybersecurity review when carrying out the following activities: (i) the merger, reorganization or separation of online platform operators that have acquired a large number of data resources related to national security, economic development or public interests, which affects or may affect national security; (ii) processing personal information of more than one million individuals and seeking a listing in a foreign country; (iii) applying for listing in Hong Kong, which affects or may affect national security; and (iv) other data processing activities that affect or may affect national security. As at the date of this prospectus, the Draft Cyber Data Regulations are still in draft form and subject to change with substantially uncertainty.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position/Title
Qiang Ding	42	Chairman and Chief Executive Officer
Chaohua Sheng	41	Director and Chief Technology Officer
Conway Kong-Wai Lee*	67	Independent Director Appointee
Qingyang Gu*	60	Independent Director Appointee
Weiping Ma*	61	Independent Director Appointee
Chaowei Yan	36	Chief Financial Officer

Note:

*

Each of Mr. Conway Kong-Wai Lee, Dr. Qingyang Gu and Dr. Weiping Ma has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Qiang Ding, has been serving as our chairman of the board of directors and chief executive officer since our inception. Mr. Ding has more than 16 years of experience in the IC design industry and is responsible for our overall strategic development and operation. Before founding the Group, Mr. Ding was a software engineer at Shanghai Jade Microelectronics Co., Ltd. from April 2005 to July 2006. He was then a senior engineer at Freescale Shanghai Co., Ltd. from July 2006 to August 2009. Mr. Ding served as the director of research and development and deputy general manager at Shanghai InfoTM Microelectronics Co., Ltd. from September 2009 to January 2018. He obtained a master’s degree in computer engineering from Fudan University in 2005.

Mr. Chaohua Sheng, has been serving as our chief executive officer since our inception and our director since December 2021. He has more than 16 years of experience in the IC design industry and is responsible for overall management of research and development. Before founding the Group, he served as the chief technology officer at Shanghai Freqchip Microelectronics Co., Ltd. from January 2014 to February 2018. He was a research and development manager at OmniVision Technologies Co., Ltd. from July 2010 to April 2013. Mr. Sheng was a research and development manager at Shanghai Accel Semiconductor Co., Ltd. from June 2005 to July 2010. He obtained a bachelor’s degree from Fudan University in 2002 and a master’s degree in computer architecture from Fudan University in 2005.

Mr. Conway Kong-Wai Lee will serve as our independent director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lee has over 30 years of experience in public accounting and auditing, corporate finance, merger and acquisition and initial public offerings. He has extensive experience in U.S. GAAP and International Financial Reporting Standards from performing audit work in connection with initial public offerings in the U.S. by China-based companies. Mr. Lee served as a partner of Ernst & Young for 29 years from September 1980 to September 2009. He was a non-executive director and the deputy chairman of China Environmental Technology and Bioenergy Holdings Limited, a company listed on the Hong Kong Stock Exchange (stock code: 1237) from July 2014 to September 2015. Mr. Lee has been serving as an independent non-executive director of several companies listed on the Hong Kong Stock Exchange, including Chaowei Power Holdings Limited (stock code: 0951) since June 2010, West China Cement Limited (stock code: 2233) since July 2010, China Modern Dairy Holdings Limited (stock code: 1117) since October 2010, Gome Electrical Appliances Holdings Limited (stock code: 0493) since March 2011, NVC Lighting Holding Limited (stock code: 2222) since November 2012, Yashili International Holdings Limited (stock code: 1230) since November 2013, GCL New Energy Holdings Limited (stock code: 0451) since May 2014, WH Group Limited (stock code: 0288) since August 2014 and Guotai Junan Securities Company

Limited (stock code: 2611), a company also listed on the Shanghai Stock Exchange (stock code: 601211) since October 2016. Mr. Lee served as an independent non-executive director of several companies listed on the Hong Kong Stock Exchange, including CITIC Securities Company Limited (stock code: 6030), a company also listed on the Shanghai Stock Exchange (stock code: 600030), from August 2011 to May 2016, Tibet Water Resources Holdings Ltd. (stock code: 1115) from July 2011 to February 2020, and China Rundong Auto Group Limited (stock code: 1365) from August 2014 to December 2020.

Mr. Lee received a bachelor’s degree in arts from the Kingston Polytechnic (currently known as the Kingston University) in London in July 1980 and further obtained his postgraduate diploma in business from the Curtin University of Technology in Australia in February 1988. Mr. Lee has been a member of several institutes of certified accountants, including the Institute of Chartered Accountants in England and Wales since October 2007, the Chartered Accountants Australia and New Zealand since December 1996, the Association of Chartered Certified Accountants since September 1983, the Hong Kong Institute of Certified Public Accountants since March 1984 and the Macau Society of Registered Accountants since July 1995.

Dr. Qingyang Gu will serve as our independent director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. He has over 30 years of experience in economics and public policy. Dr. Gu has been an associate professor of the Lee Kuan Yew School of Public Policy of the National University of Singapore since August 2009, where he conducts lectures on the Chinese economy, economics of the public sector and urban development. He was an Assistant Professor at the Nanyang Technological University of Singapore from July 2001 to July 2009, where he taught mathematical economics, microeconomics and macroeconomics and cost-benefit analysis and undertook research work relating to the Chinese economy, econometric modelling, reform of state-owned enterprises and international trade and finance. He carried out research on the Chinese economy, Singapore public policy and urban development from June 1997 to July 2001 as a research officer in the East Asian Institute of the National University of Singapore. He has been the chairman of Nominating and Remuneration Committee and an independent director of the Sasseur Asset Management Pte Ltd, a real estate investment trust listed on the Singapore Exchange (SGX:CRPU) since November 2017. He has been serving as an independent director of PCI-Suntek Technology Co Ltd, a company listed on the Shanghai Stock Exchange (stock code: 600728), since July 2019.

Dr. Gu obtained his bachelor degree in mathematics from Human Normal University in 1982, his master degree in economics of eduction from Peking University 1988 and his PhD in economics from Nanyang Technological University in 2002.

Dr. Weiping Ma will serve as our independent director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. He has over 30 years of management and technical experience in the building materials industry in both the United States of America and China. Dr. Ma has been serving as an executive director and the chief executive officer of West China Cement Limited, a company listed on the Hong Kong Stock Exchange (stock code: 2233), since February 2015. Dr. Ma served as senior process engineer and held several management positions for Holcim in Michigan, United States from 1996 to 2002. He served as vice president of marketing and sales for Lafarge (China) in Beijing from 2002 to 2005 and served in a similar position for Lafarge Shuion Cement from 2005 to 2008. Dr. Ma served as general manager and vice president for Lafarge A&C in China from 2008 to 2009. He was the managing director of Fuping Cement, a company wholly owned by Italcementi Group, from 2009 to 2012. Dr. Ma was the Chief Representative and Country Manager in China for the Italcementi Group from 2009 to 2014.

Dr. Ma received a bachelor’s degree in Inorganic and Non-Metallic Materials from Tongji University in 1982, a master’s degree in Solid State Science and a Ph.D in Materials from Pennsylvania State University in 1991 and 1994, respectively. Dr. Ma also obtained a Master of Business Administration in Integration Management from Michigan State University in 2002.

Mr. Chaowei Yan, has been serving as our chief financial officer since December 2021. Mr. Yan has more than nine years of experience in accounting and finance and is responsible for overseeing our financial matters. Prior to joining us in May 2021, Mr. Yan served as an audit manager at Ernst & Young Hua Ming LLP Shanghai Branch from October 2014 to May 2021. He served as an auditor at KPMG Huazhen LLP from 2012 to 2014. Mr. Yan has been a member of The Chinese Institute of Certified Public Accountants since 2015. He obtained a master’s degree in strategic management from Shanghai International Studies University in 2012.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part, three of whom are independent directors within the meaning of Nasdaq Marketplace Rule 5605(a)(2) and Rule 10A-3 under the Exchange Act.

Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or transaction notwithstanding that he may be interested therein provided that the nature of the interest of any director in such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote on that matter, and if he or she does so his or her vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or transaction is considered. Our board of directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Board Committees

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nomination and corporate governance committee under our board of directors. We intend to adopt a charter for each of the committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Mr. Conway Kong-Wai Lee, Dr. Qingyang Gu and Dr. Weiping Ma, and will be chaired by Mr. Conway Kong-Wai Lee. Our board of directors has determined that Mr. Conway Kong-Wai Lee, Dr. Qingyang Gu and Dr. Weiping Ma satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act, and Nasdaq Marketplace Rule 5605(a)(2). Our audit committee will consist solely of independent directors that satisfy the Nasdaq and SEC requirements within one year of the completion of this offering. We have determined that Mr. Conway Kong-Wai Lee qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	appointing or removing the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditor;

•	setting clear hiring policies for employees or former employees of the independent auditor;

•	reviewing with the independent auditor any audit problems or difficulties and management’s response;

•	reviewing and approving all related-party transactions;

•	discussing the annual audited financial statements with management and the independent auditor;

•	discussing with management and the independent auditor major issues regarding accounting principles and financial statement presentations;

•

reviewing analyzes or other written communications prepared by management or the independent auditor relating to significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	reviewing with management and the independent auditor the effect of key transactions, related-party transactions and off-balance sheet transactions and structures;

•	reviewing with management and the independent auditor the effect of regulatory and accounting initiatives;

•	reviewing policies with respect to risk assessment and risk management;

•	reviewing our disclosure controls and procedures and internal control over financial reporting;

•	reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company;

•

establishing procedures for the receipt, retention and treatment of complaints we received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	periodically reviewing and reassessing the adequacy of our audit committee charter;

•	evaluating the performance, responsibilities, budget and staffing of our internal audit function and reviewing and approving the internal audit plan; and

•	reporting regularly to the board of directors.

Compensation Committee

Our compensation committee will consist of Dr. Weiping Ma, Mr. Qiang Ding and Mr. Conway Kong-Wai Lee and will be chaired by Dr. Weiping Ma. Our board of directors has determined that Dr. Weiping Ma and Mr. Conway Kong-Wai Lee satisfy the “independence” requirements of Nasdaq Marketplace Rule 5605(a)(2). Our compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our executive officers. The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation of our executive officers;

•	reviewing and evaluating our executive compensation and benefits policies generally;

•	in consultation with our chief executive officer, periodically reviewing our management succession planning;

•	reporting to our board of directors periodically;

•	evaluating its own performance and reporting to our board of directors on such evaluation;

•	periodically reviewing and assessing the adequacy of the compensation committee charter and recommending any proposed changes to our board of directors; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nomination and Corporate Governance Committee

Our nomination and corporate governance committee will consist of Mr. Chaohua Sheng, Dr. Qingyang Gu and Dr. Weiping Ma, and will be chaired by Mr. Chaohua Sheng. Our board of directors has determined that Dr. Qingyang Gu and Dr. Weiping Ma satisfy the “independence” requirements of Nasdaq Marketplace Rule

5605(a)(2). The nomination and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nomination and corporate governance committee is responsible for, among other things:

•	identifying and recommending to the board of directors qualified individuals for membership on the board of directors and its committees;

•	evaluating, at least annually, its own performance and reporting to the board of directors on such evaluation;

•	leading our board of directors in a self-evaluation to determine whether it and its committees are functioning effectively;

•	reviewing the evaluations prepared by each board committee of such committee’s performance and considering any recommendations for proposed changes to our board of directors;

•	reviewing and approving compensation (including equity-based compensation) for our directors;

•	overseeing compliance with the corporate governance guidelines and code of business conduct and ethics and reporting on such compliance to the board of directors; and

•	reviewing and assessing periodically the adequacy of its charter and recommending any proposed changes to the board of directors for approval.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. In certain limited exception circumstances, a shareholder has the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Executive Officers

Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution or the unanimous written resolution of all shareholders.

Our officers are elected by and serve at the discretion of our board of directors, and may be removed by our board of directors.

Corporate Governance

Our board of directors has adopted a code of business conducts and ethics, which is applicable to all of our directors, officers, employees and advisors. We will make our code of business conducts and ethics publicly available on our website. In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our memorandum and articles of association, as amended from time to time. The code of business conducts and ethics and corporate governance guidelines all become effective upon completion of this offering.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law allows us to indemnify our directors, officers and auditors acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our directors, officers and auditors.

Under our amended and restated memorandum and articles of association to be adopted upon the closing of this offering, we may indemnify our directors and officers to, among other persons, our Directors and officers from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own fraud or dishonesty.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreement are substantially similar to each other. A senior executive officer may terminate his or her employment at any time by 30-day prior written notice. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of our company, any proprietary information, technical data, trade secrets and know-how of our company or the confidential or proprietary information of any third party, including our subsidiaries and our clients, received by our company. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2021 and the nine months ended September 30, 2022, we and our subsidiaries paid aggregate cash compensation of approximately RMB1.8 million (US$0.3 million) and RMB1.6 million (US$0.2 million), respectively, to our directors and executive officers as a group. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. We do not pay or set aside any amounts for pensions, retirement, other cash compensation or other benefits for our officers and directors.

Share Incentive Plan

We adopted the 2022 share incentive plan, or 2022 Plan, in July 2022 which will become effective upon the completion of this offering. The purpose of the 2022 Plan is to attract and retain highly qualified mid-to high-

level management, consultants and other qualified persons, and to motivate such persons to serve us and to expend maximum effort to improve our business results and earnings, by providing such persons an opportunity to share equity interest in our operations and future success.

The maximum number of ordinary shares that may be issued under the 2022 Plan is 6,500,000. The number of ordinary shares available for issuance under the 2022 Plan shall automatically increase on the first trading day in January of each calendar year during the ten-year term of the 2022 Plan commencing from the calendar year beginning January 1, 2023, by an amount equal to the lesser of (i) 1% of the total number of shares issued and outstanding measured as of the last trading day of the immediately preceding calendar year, and (ii) such number of shares as may be determined by our board of directors, but in no event shall any such annual increase exceed 1,350,000 ordinary shares.

The following paragraphs summarize the terms of the 2022 Plan:

Eligibility. Our qualified officers, directors, employees, consultants and other qualified persons are eligible to participate in the 2022 Plan.

Types of Awards. The 2022 Plan permits the awards of options, share appreciation rights, share awards, restricted share units, dividend equivalents or other share-based awards.

Plan Administration. Our board of directors, or a committee designated by our board of directors, will administer the plan, unless otherwise determined by the board of directors.

Evidence of award. Awards can be evidenced by an agreement, certificate, resolution or other types of writing or an electronic medium approved by the board of directors or the compensation committee as the plan administrator that sets forth the terms and conditions of the awards granted.

Conditions of Award. The administrator shall determine the participants, types of awards, numbers of shares to be covered by awards, terms and conditions of each award, and provisions with respect to the vesting schedule, settlement, exercise, cancelation, forfeiture or suspension of awards.

Term of Award. The term of each award shall be fixed by the administrator and is stated in the award agreement between recipient of an award and us, provided that the term shall generally be no more than ten years from the date of grant thereof.

Vesting Schedule. In general, the plan administration committee determines the vesting schedule, which is specified in the relevant award agreement.

Transfer Restrictions. Unless otherwise determined by the administrator or for certain limited permitted transfers, no award and no right under any such award shall be assignable, alienable, saleable or transferable by the employee holder otherwise than by will or by the laws of descent and distribution.

Amendment, Suspension or Termination. The board of directors may amend, alter, suspend, discontinue or terminate the 2022 Plan, or any award agreement hereunder or any portion hereof or thereof at any time, provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected recipient of an award with respect to any award agreement, the consent of the affected recipient of an award, if such action would materially and adversely affect the rights of such recipient under any outstanding award.

As of the date of this prospectus, no option has been granted under the 2022 Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of the date of this prospectus, by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

We will adopt a dual-class ordinary share structure and our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares which will become effective immediately prior to the completion of this Offering. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. All ordinary shares held by our co-founders, Mr. Qiang Ding through DQ BVI and Mr. Chaohua Sheng through SCH BVI will be redesignated into Class B ordinary shares, and all ordinary shares other than those held by Mr. Qiang Ding through DQ BVI and Mr. Chaohua Sheng through SCH BVI will be redesignated into Class A ordinary shares.

The calculations in the table below are based on 124,797,000 ordinary shares issued and outstanding (on an as-converted basis) as of the date of this prospectus and 59,709,000 Class A ordinary shares and 65,088,000 Class B ordinary shares outstanding immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	% of total ordinary shares on an as-converted basis	% of voting power immediately after this Offering**
Directors and Executive Officers*:
Qiang Ding (1)	47,780,300	40.61	—	47,780,300	38.29	67.24
Chaohua Sheng (2)	17,307,700	14.71	—	17,307,700	13.87	24.36
Conway Kong-Wai Lee***	—	—	—	—	—	—
Qingyang Gu***	—	—	—	—	—	—
Weiping Ma***	—	—	—	—	—	—
Chaowei Yan	—	—	—	—	—	—
All directors and executive officers as a group	65,088,000	55.32	—	65,088,000	52.16	91.60
Principal Shareholders:
Intchain DQ Asset Holding Limited (1)	25,961,500	22.07	—	25,961,500	20.80	36.54
Intchains SCH Holding Limited (2)	17,307,700	14.71	—	17,307,700	13.87	24.36
Golden Stone Capital Limited (3)	17,647,000	15.00	17,647,000	—	14.14	2.48
Intchains CHX1 Limited (1) (4)	12,500,000	10.63	—	12,500,000	10.02	17.59
Intchains ZWM Holding Limited (5)	7,691,900	6.54	7,691,900	—	6.16	1.08

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	% of total ordinary shares on an as-converted basis	% of voting power immediately after this Offering**
Yangfeng 888 Holding Limited (6)	8,268,100	7.03	8,268,100	—	6.63	1.16
MAOCITY Holding limited (7)	6,616,900	5.62	6,616,900	—	5.30	0.93
Intchains CHX2 Limited(1)(8)	6,318,800	5.37	—	6,318,800	5.06	8.89

Notes:

*

Except as otherwise indicated below, the business address of our directors and executive officers is c/o 9/F, A Block, No.333 Haiyang No.1 Road, Lingang Science and Technology Park, Pudong New Area, Shanghai, 201306, the People’s Republic of China.

**

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all our Class A ordinary shares and Class B ordinary shares as a single class. Each Class A ordinary share is entitled to one vote per share and each Class B ordinary share is entitled to ten votes per share on all matters submitted. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis. Our Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

***

Each of Mr. Conway Kong-Wai Lee, Dr. Qingyang Gu and Dr. Weiping Ma has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)

Represents (i) 25,961,500 ordinary shares held by Intchain DQ Asset Holding Limited, or DQ BVI, a BVI company wholly owned by Mr. Qiang Ding; (ii) 12,500,000 ordinary shares held by Intchains CHX1 Limited, or CHX 1 BVI; (iii) 3,000,000 ordinary shares held by Intchains DQ Holding limited, a BVI company wholly owned by DQ BVI; and (iv) 6,318,800 ordinary shares held by Intchains CHX2 Holding limited, or CHX 2 BVI, a BVI company wholly owned by DQ BVI. The registered office of DQ BVI, Intchains DQ Holding limited and CHX2 BVI is located at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. For shareholding and registered office of CHX 1 BVI, please refer to note (5) below.

(2)

Represents 17,307,700 ordinary shares held by Intchains SCH Holding Limited, or SCH BVI, a BVI company wholly owned by Mr. Chaohua Sheng. The registered office of SCH BVI is located at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)

Represents 17,647,000 ordinary shares held by Golden Stone Capital Limited which is a Samoa company wholly owned by Mr. Zhaoyang Ma. The registered office of Golden Stone Capital Limited is located at Offshore Chambers, P.O. 217, Apia, Samoa.

(4)

Represents 12,500,000 ordinary shares held by CHX 1 BVI, a BVI company owned as to 58.68% by DQ BVI, 5.21% by Dasui Wang, 5.21% by Zhengjie Sun, 5.21% by Yiming Luo, 4.51% by Haixu Fu, 4.51% by Bei Zhou, 4.17% by Lihong Zhou, 4.17% by Wei Sun, 1.74% by Feiyun Dong, 2.78% by Yuchen Yu, 1.39% by Fei Sun, 1.39% by Jinrong Kang and 1.04% by Zheng’an Wu. The registered office of CHX 1 BVI is located at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(5)

Represents 7,691,900 ordinary shares held by Intchains ZWM Holding Limited, a BVI company wholly owned by Weimin Zhou. The registered office of Intchains ZWM Holding Limited is located at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(6)

Represents 8,268,100 ordinary shares held by Yangfeng 888 Holding Limited, a BVI company wholly owned by Feng Yang. The registered office of Yangfeng 888 Holding Limited is located at Vistra Corporate Service Centre, Wickham’s Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(7)

Represents 6,616,900 ordinary shares held by MAOCITY Holding limited, a BVI company wholly owned by Jieqiong Lyu. The registered office of MAOCITY Holding limited is located at Vistra Corporate Service Centre, Wickham’s Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(8)

Represents 6,318,800 ordinary shares held by CHX 2 BVI, a BVI company wholly owned by DQ BVI. The registered office of CHX2 BVI is located at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

As of the date of the prospectus, none of our outstanding ordinary shares or preferred shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Significant Historical Changes to Our Shareholding

See “Description of Share Capital—History of Securities Issuances” for a description of the history of our share issuances and transfers.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements” for a description of the employment agreements and indemnification agreements we have entered into with our senior executive officers.

Private Placement

See “Description of Share Capital—History of Securities Issuances” for a description of our securities issuances in the past three years.

Other Related Party Transactions

Guarantee by our co-founders and their spouses

In 2019, we entered into a short-term loan agreement with Bank of Ningbo with principal amount of RMB2.0 million with interest rate of 5.6% per annum, which was guaranteed by our co-founders and spouse of Mr. Chaohua Sheng. The loan was fully repaid in October 2020. In addition, in 2019, we entered into a short-term loan agreement with Zhejiang Tailong Commercial Bank Co., Ltd. with principal amount of RMB2.0 million with interest rate of 0.584% per month, which was guaranteed by our co-founders and spouse of Mr. Qiang Ding. The loan was fully repaid in April 2020.

In 2021, we entered into a short-term loan agreement with Shanghai Pudong Development Bank Co., Ltd., new branch of Shanghai Pilot Free Trade Zone with aggregated principal amount of RMB5.0 million (US$0.8 million) with interest rate of 4% per annum which was guaranteed by, among others, Mr. Chaohua Sheng, our co-founder and spouse of Mr. Chaohua Sheng. Such loan was fully repaid in October 2021.

Transaction with related parties

We generated revenue of approximately RMB16,310,000 and RMB18,770,000 from provision of customized chips and hardware to Huzhou Yihong Intelligent Technology Co., Ltd. and Hangzhou Maocheng Investment Management Partnership, being companies with common shareholders of the Group for the year ended December 31, 2019, respectively.

Amounts due to related parties

We had amounts due to Mr. Feng Yang and Mr. Chaohua Sheng, who are shareholders of the Group of RMB6,976,000 and RMB8,000, respectively, as of December 31, 2019 and RMB4,790,000 and RMB13,000, respectively, as of December 31, 2020. Such amounts are non-trade in nature, unsecured, interest-free and repayable on demand and were fully settled in 2021.

Amount due from related parties

As of December 31, 2019, we had amount due from Shanghai Tenglian Technology Co., Ltd., a company with common shareholders of the Group, of RMB1.0 million. Such amount is non-trade in nature, unsecured, interest-free and repayable on demand and were fully settled in 2020.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability under the Companies Act, Cap.22 (Act 3 of 1961, as consolidated and revised) of the Cayman Islands, or Companies Act, on June 28, 2021, and our affairs are governed by our post-offering amended and restated memorandum and articles of association and the Companies Act and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital was US$50,000 divided into 50,000,000,000 ordinary shares with a par value US$0.000001 each.

We have conditionally adopted an amended and restated memorandum and articles of association, which will become effective and replace the current memorandum and articles of association in its entirety immediately prior to the completion of this offering. Our post-offering amended and restated memorandum and articles of association will provide that, upon closing of this offering, we will have two classes of shares, the Class A ordinary shares and Class B ordinary shares. Our authorized share capital immediately prior to the completion of the offering will be US$50,000 divided into 50,000,000,000 ordinary shares comprising of (i) 49,934,912,000 Class A ordinary shares of a par value of US$0.000001 each, and (ii) 65,088,000 Class B ordinary shares of a par value of US$0.000001 each. We will issue 7,150,000 Class A ordinary shares represented by ADSs in this offering. All options, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the vesting and exercising conditions are met. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that will become effective upon the closing of this offering.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of the funds legally available. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act.

Classes of Ordinary Shares. Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.

Conversion Rights. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time by the holder thereof. In no event shall Class A ordinary shares be convertible into Class B ordinary shares. Any conversion of Class B ordinary shares into Class A ordinary shares shall be effected in accordance with the manner set out in our post-offering amended and restated memorandum and articles of association, and such conversion shall become effective forthwith upon entries being made in the register of members of our company to record the re-designation of the relevant Class B ordinary shares as Class A ordinary shares.

Upon any sale or transfer of any Class B ordinary share by a holder thereof to any person or entity who is not an affiliate of such holder, or upon a change of beneficial ownership of any Class B ordinary share as a result of which any person who is not an affiliate of the registered shareholder becomes a beneficial owner of such share, such Class B ordinary share shall be automatically and immediately converted into the equal number of Class A ordinary shares. However, the creation of any pledge, charge, encumbrance or other third party right on any Class B ordinary shares to secure a holder’s contractual or legal obligations, except in cases where and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B ordinary shares, will not be considered as a sale, transfer, assignment or disposition and will not trigger the automatic conversion. In addition, the termination of directorship on the board or employment with us of any holder of Class B ordinary shares will not trigger the automatic conversion either.

Voting Rights. In respect of all matters subject to a shareholders’ vote, holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share is entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to the vote at the general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders representing not less than 10% of the total voting rights of all the shareholders present in person or by proxy entitled to vote.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting and includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to our post-offering amended and restated memorandum and articles of association.

Transfer of Ordinary Shares. Subject to the restrictions contained in our post-offering amended and restated articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the ordinary shares transferred are free of any lien in favor of us; and

•	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Purchase and Redemption of Ordinary Shares. The Companies Act and our post-offering amended and restated articles of association permit us to purchase our own shares. In accordance with our post-offering amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by or abrogated by, inter alia, the creation or allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

General Meetings of Shareholders. Shareholders’ meetings may be convened by a majority of our board of directors. Advance notice of at least ten business days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders, provided that a general meeting of the Company shall be deemed to have been duly convened if it is so agreed:

(i)	in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(ii)

in the case of an extraordinary general meeting by a majority in number of the shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than 95% in par value of the shares giving that right.

Voting Rights Attaching to the Shares. Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall, at a shareholders’ meeting, each have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each Share of which he or the person represented by proxy is the holder.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital. We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	subdivide our existing shares, or any of them into shares of a smaller amount; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

We may by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Act. “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

Upon the completion of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the Nasdaq rules in lieu of following home country practice after the completion of this offering. The Nasdaq rules require that every company listed on the Nasdaq hold an annual general meeting of shareholders. In addition, our post-offering amended and restated articles of association allow directors to call special meeting of shareholders pursuant to the procedures set forth in our articles.

History of Securities Issuances

The following is a summary of our material securities issuances after our inception.

Ordinary Shares

Upon our incorporation in the Cayman Islands on June 28, 2021 in connection with our offshore restructuring, we issued and allotted the following ordinary shares for a consideration at par value of US$0.0001 per share on June 28, 2021:

Name of shareholders	Number of ordinary shares
DQ BVI	259,615
SCH BVI	173,077
Intchains ZWM Holding Limited	76,919
Yang Feng 888 Capital Limited	53,846
Intchains YL Holding Limited	53,846
MAOCITY LIMITED	42,323
Intchains PW Holding Limited	28,835
Intchains GH Holding Limited	13,462
Intchains CZX Holding Limited	51,043
Intchains HZZ Holding Limited	48,077
Intchains RH Holding Limited	19,231
Intchains DQ Holding Limited	30,000
CHX 1 BVI	125,000
CHX 2 BVI	24,726

On December 14, 2021, we issued and allotted 176,470 ordinary shares to Golden Stone Capital Limited for a consideration of RMB100 million.

The above issuances were exempt from registration under Section 4(a)(2) of the Securities Act because they were transactions by an issuer not involving any public offering.

In July 2022, we subdivided our authorized share capital from US$50,000, divided into US$0.0001 par value each, to US$50,000, divided into US$0.000001 par value each.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the Cayman Islands. The corporate statutes of the State of Delaware and the Cayman Islands are similar, and the flexibility available under Cayman Islands law has enabled us to adopt a memorandum and articles of association that will provide shareholders with rights that do not vary in any material respect from those they would enjoy if we were incorporated under Delaware law. Set forth below is a summary of some of the differences between provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

In addition, we are exempt from certain corporate governance requirements of the Nasdaq by virtue of being a foreign private issuer. We intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq that listed companies must have for as long as we qualify as a foreign private issuer including: (i) a nomination and corporate governance committee composed entirely of independent directors; (ii) a compensation committee composed entirely of independent directors; (iii) provide an annual certification by our chief executive officer that he or she is not aware of any non-compliance with any corporate governance rules of the Nasdaq; (iv) have regularly scheduled executive sessions with only independent directors; or (v) seek shareholder approval for (a) the implementation and material revisions of the terms of share incentive plans; (b) the issuance of more than 1% of our outstanding ordinary shares or more than 1% of our outstanding voting power to a related party; (c) the issuance of more than 20% of our outstanding ordinary shares; and (d) an issuance that would result in a change of control.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Cayman Islands law provides that every director of a Cayman Islands company, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of his responsibilities. In addition, Cayman Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes Cayman Islands law or the memorandum and articles of association of the company.

Written Consent of Directors

Under Delaware corporate law, a written consent of the directors must be unanimous to take effect. Under Cayman Islands law and our post-offering amended and restated memorandum and articles of association, all of the directors except such as are ill health or disability, will be required to sign a written consent in order for such consent to take effect.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Our post-offering amended and restated memorandum and articles of association will provide that our directors shall call an annual meeting of the shareholders and may convene any additional meetings as they consider necessary or desirable.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the company. Under Cayman Islands law, generally speaking, shareholder approval is not required for the disposal of assets of an exempted company.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding. The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock. As permitted by Cayman Islands law and our post-offering amended and restated memorandum and articles of association, shares may be purchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be purchased, redeemed or otherwise acquired must be obtained, except as specified in the terms of the applicable class or series of shares or as described under “—Compulsory Acquisition” below. In addition, our directors must be satisfied, on reasonable grounds, that, immediately following the purchase or redemption we will be able to pay our debts as they fall due.

Compulsory Acquisition

Under Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the Companies Act, where a scheme or contract involving the transfer of shares or any class of shares in a company (in this section referred to as “the transferor company”) to another company, whether a company within the meaning of the Companies Act or not (in this section referred to as “the transferee company”) has, within four months after the making of the offer in that behalf by the transferee company, been approved by the holders of not less than 90% in value of the shares affected, the transferee company may, at any time within two months after the expiration of the said four months, give notice in the prescribed manner to any dissenting shareholder that it desires to acquire his shares, and where such notice is given the transferee company shall, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given, the court of the Cayman Islands thinks fit to order otherwise, be entitled and bound to acquire those shares on the terms on which under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee company.

Independent Directors

There are no provisions under Delaware corporate law or under the Companies Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions on cumulative voting under the laws of the Cayman Islands, but our post-offering amended and restated memorandum and articles of association will not provide for cumulative voting.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Similarly, as permitted by Cayman Islands law, our post-offering amended and restated memorandum and articles of association will provide that directors may be removed at any time, with or without cause, by a resolution of shareholders approved by a vote of more than 50% of the votes of the shares entitled to vote on such matter that are present at the meeting of shareholders and are voted.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the Companies Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the consolidating of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. One or more companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the Cayman Islands if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the Cayman Islands are incorporated. In respect of such a merger or consolidation, a Cayman Islands company is required to comply with the provisions of the Companies Act, and a company incorporated outside the Cayman Islands is required to comply with the laws of its jurisdiction of incorporation.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Conflicts of Interest

Under Delaware corporate law, a contract between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest, is not void as long as (i) the material facts as to the director’s or officer’s relationship or interest are disclosed or known and (ii) either a majority of the disinterested directors authorizes the contract in good faith or the shareholders vote in good faith to approve the contract. Nor will any such contract be void if it is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

As permitted by Cayman Islands law and our post-offering amended and restated memorandum and articles of association, a director interested in a particular transaction will be permitted to vote on it, attend meetings at which it is considered and sign documents on our behalf that relate to the transaction, provided that the material facts of such director’s interest in the transaction are disclosed to the other directors or are known by the other directors.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that the person becomes an interested shareholder. An interested shareholder generally is a person or group that owns or owned 15% or more of the company’s outstanding voting stock within the past three years. This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the company in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder.

Cayman Islands law has no comparable provision. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into in the bona fide best interests of the company and not with the effect of constituting a fraud on the minority shareholders

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay our debts as they fall due.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. As permitted by our post-offering amended and restated memorandum and articles of association, the rights attached to any class of shares may, subject to any rights or restrictions for the time being attached to any class, only be varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders of a corporation is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the corporation’s bylaws, but the certificate of incorporation may confer such right on the directors of the corporation.

Our post-offering amended and restated memorandum and articles of association can be amended by the affirmative vote of not less than two-thirds of the votes of the shares entitled to vote on such matter that are present at the meeting of shareholders and are voted.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of two Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the Nasdaq and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends	Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the

ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•

compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares or our ADSs, and while we intended to apply for the listing of our ADSs on the Nasdaq, we cannot assure you that an active trading market for our ADSs will develop or be sustained after this offering. Future sales of substantial amounts of our ADSs in the public market following this offering or perception that such future sales may occur could adversely affect market price prevailing from time to time and could impair our ability through sale of our equity securities. We currently do not expect that an active trading market will develop for our ordinary shares not represented by the ADSs.

Upon completion of this offering, we will have 3,575,000 outstanding ADSs, representing 7,150,000 Class A ordinary shares or, approximately 5.73% of our ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable without restriction or further registration under the Securities Act, except for any ADSs purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold on the Nasdaq only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

Lock-Up Agreement

We have agreed, for a period of six months after the completion of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or the ADSs or securities that are substantially similar to our ordinary shares or the ADSs, including but not limited to any options or warrants to purchase our ordinary shares, the ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, the ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors and executive officers and all other existing holders of 5.0% or more of our outstanding shares have also entered into a similar lock-up agreement for a period of six months after the completion of this offering, subject to certain exceptions, with respect to our ordinary shares, the ADSs and securities that are substantially similar to our ordinary shares or the ADSs. These parties collectively own the majority of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

Non-Affiliates

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person who (i) is not an affiliate at the time of sale and has not been an affiliates for purposes of the Securities Act at any time during the three months preceding the proposed sale under Rule 144, and (ii) has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior non-affiliate owner, is entitled to sell such shares without complying with the manner of sale, limitation on amount or notice provisions of Rule 144, subject to compliance with the public information requirement of Rule 144(c). In addition, if such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior non-affiliate owner, then such person is entitled to sell such shares freely without complying with any requirement of Rule 144.

Affiliates

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any of our affiliates who owns shares that were acquired from us or an affiliate of us for at least six months (if subject to compliance with the public information requirement of Rule 144(c)) or one year (in any other case) prior to the proposed sale is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•

1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 71,500 Class A shares immediately following this offering, or 82,225 Class A shares if the underwriters exercise their option in full to purchase additional ADSs; or

•	the average weekly reported trading volume of our ADSs on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with the SEC.

In addition, sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are subject to certain manner of sale and notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our share incentive plans. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions.

TAXATION

The following sets forth material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A ordinary shares or ADSs. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change possibly with retroactive effect. This discussion does not address all possible tax consequences relating to an investment in our Class A ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC law, it is the opinion of Jingtian & Gongcheng, our PRC legal adviser.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax. There are no other taxes likely to be material to us or holders levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on February 24, 2017. The Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules of the Enterprise Income Tax Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise.

In addition, SAT Circular 82 issued by SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments responsible for daily production, operation and management; (b) financial and personnel decision making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, SAT issued SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters.

Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise. However, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a 10% tax may be withheld on dividends we pay to our non-PRC enterprise shareholders and may be imposed with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ADSs if such dividends or gains are deemed to be from sources within the PRC. Furthermore, non-PRC resident individual holders of our shares or ADSs may be subject to tax of 20% on dividends and any gains if such amounts are deemed to be derived from sources within the PRC. Any PRC tax liability may be reduced by an applicable tax treaty. However, it is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

U.S. Federal Income Tax Consequences

The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our ADSs or ordinary shares in the offering. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a U.S. Holder that acquires our ADSs or ordinary shares in this offering and holds the ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax considerations that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum (for non-corporate U.S. Holders) or Medicare contribution tax consequences, or differing tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks and certain other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	brokers or dealers in stocks and securities, or currencies;

•	persons who use or are required to use a mark-to-market method of accounting;

•	certain former citizens or residents of the United States subject to Section 877 of the Code;

•	entities subject to the United States anti-inversion rules;

•	tax-exempt organizations and entities;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons whose functional currency is other than the United States dollar;

•	persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•

persons that actually or constructively own 10% or more of the total consolidated voting interest of all classes of our voting stock or 10% or more of the total value of shares of all classes of our stock;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities; or

•	persons that held, directly, indirectly or by attribution, ADSs or other ownership interests in us prior to this offering.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or Class A ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ADSs or Class A ordinary shares.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or Class A ordinary shares in their particular circumstances.

Taxation of Distributions

Subject to the discussion under “—Passive Foreign Investment Company Rules” below, distributions paid on our ADSs or ordinary shares, other than certain pro rata distributions of ADSs or ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

Dividends received by a non-corporate U.S. Holder may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq, as our ADSs are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. Subject to the limitations described in the following paragraph, we believe that dividends we pay on the ordinary shares that are represented by ADSs will be eligible for the reduced rates of taxation.

Even if dividends were treated as paid by a qualified foreign corporation, a non-corporate U.S. Holder would not be eligible for reduced rates of taxation if either (i) it does not hold our ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or (ii) the U.S. Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate U.S. Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs, as well as the effect of any change in applicable law after the date of this prospectus.

Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs) the depositary’s, receipt of the dividends. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—PRC Taxation,” dividends paid by the Company may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for the benefits of the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign tax credits in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of ADSs or Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Rules” below, a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in such ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ADSs or ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—PRC Taxation,” gains on the sale of ADSs or ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such disposition gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Additionally, for this purpose, cash is categorized as a passive asset and a company’s goodwill associated with active business activity is taken into account as a non-passive asset. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

Although the law in this regard is unclear, we treat our consolidated affiliates as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operation in our financial statements. If it were determined, however, that we are not the owner of any of our consolidated affiliates for United States federal income tax purposes, the composition of our income and assets would change and we may be a PFIC for the current or any subsequent taxable year.

In addition, our PFIC status for any taxable year is a factual determination that can be made only after the end of such year, and will depend on the composition of our income and assets and the value of our assets for such year. Our PFIC status may be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Moreover, because we hold, and may continue to hold, a significant amount of cash, our PFIC status for any taxable year may depend on the value of our goodwill which may be determined, in part, by reference to the market price of our ADSs, which may change from time to time. In estimating the value of our goodwill, we have taken into account our anticipated market capitalization following the listing of the ADSs on the Nasdaq. If our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years. In light of the foregoing, there can be no assurance that we will not be a PFIC for the current or any future taxable year. Morgan, Lewis & Bockius LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.

If we are a PFIC for any taxable year during which a U.S. Holder owns ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status. U.S. Holders should consult their tax advisers as to whether we are a PFIC for any taxable year and the availability of a “deemed sale” election that would allow them to eliminate the continuing PFIC status under certain circumstances.

If we were a PFIC for any taxable year and any of our subsidiaries, consolidated affiliated entities or other companies in which we own or are treated as owning equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

Generally, if we are a PFIC for any taxable year during which a U.S. Holder owned our ADSs or ordinary shares, gain recognized upon a disposition (including, under certain circumstances, a pledge) of ADSs or ordinary shares by the U.S. Holder will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the tax allocated to each taxable year. Further, to the extent that any distribution received by a U.S. Holder on its ADSs or ordinary shares exceeds 125% of the average of the annual distributions received (or deemed received) during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, the distribution will be subject to taxation in the manner. In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Alternatively, if we were a PFIC and if the ADSs were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the ADSs were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq, where our ADSs, but not our ordinary shares, are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize at the end of each taxable year (i) as ordinary income any excess of the fair market value of the ADSs over their adjusted tax basis, or (ii) as ordinary loss any excess of the adjusted tax basis of the ADSs over their fair market value (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If, however, we cease to be classified as a PFIC, a U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a year when the Company is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above. U.S. Holders will not be able to make a mark-to-market election with respect to our ordinary shares or any shares of a Lower-tier PFIC, because such shares will not trade on any stock exchange.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of our ADSs or ordinary shares if we were a PFIC for any taxable year. Therefore, U.S. Holders will not be able to make such elections.

If a U.S. Holder owns ADSs or ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for 2022 or any other taxable year and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ADSs or ordinary shares, unless the ADSs or ordinary shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the ADSs or ordinary shares.

UNDERWRITING

We are offering our ADSs described in this prospectus through the underwriter named below. Maxim Group LLC, or Maxim, is acting as representative of the underwriters (collectively referred to herein as the “underwriter”). We have entered into an underwriting agreement with Maxim. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of ADSs listed next to its name in the following table.

Underwriter	Number of ADSs
Maxim Group LLC

Total

Our ADSs are offered subject to a number of conditions, including:

•	receipt and acceptance of our ADSs by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.

We have been advised by Maxim that the underwriter intends to make a market in our ADSs but that it is not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional ADSs

We have granted the underwriter an option to buy up to an aggregate of                additional ADSs. The underwriter has 45 days from the date of this prospectus to exercise this option. If the underwriter exercises this option, it will purchase additional ADSs approximately in proportion to the amounts specified in the table above.

Underwriting Discount and Expenses

ADSs sold by the underwriter to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to seven percent (7%) ADS from the initial public offering price for investors introduced by the underwriter and four percent (4%) discount to the public offering price per Firm ADS for other investors not procured by the underwriter. The underwriter may offer the ADSs through one or more of their affiliates or selling agents. If all the ADSs are not sold at the initial public offering price, Maxim may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the ADSs at the prices and upon the terms stated therein.

The following table shows the per ADS and total underwriting discount we will pay to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase up to                additional ADSs.

	Per ADS	Total without Over- Allotment Option	Total with Over- Allotment Option
Public offering price	US$	US$	US$
Underwriting discounts and commissions ( %)	US$	US$	US$
Proceeds, before expenses to us	US$	US$	US$

We have agreed to reimburse the underwriter a total of US$150,000 for its reasonable legal costs and other out-of-pocket accountable expenses, irrespective of whether this offering is consummated. The underwriter’s total out-of-pocket accountable expenses (including legal fees, costs and expenses) in connection with this offering that are reimbursable by us shall not exceed $150,000 in the event this offering closes, and shall not exceed $75,000 in the event there is not a closing of this offering. We have paid US$55,416 to Maxim as an advance, or the Advance, to be applied towards reasonable out-of-pocket expenses including legal costs. Any portion of the Advance shall be returned back to us to the extent not actually incurred.

To the extent that the underwriter’s out-of-pocket expenses are less than the cash retainer, the excess amount will be refunded to us in accordance with FINRA Rule 5110(g)(4).

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including but not limited to: (i) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the underwriter may reasonably request; (ii) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the underwriter may reasonably request; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (iv) the fees of counsel(s) and accountants for the Company, including fees associated with any blue sky filings where applicable; (v) fees associated with the Company’s transfer agent; and (vi) fees, if necessary, associated with translation services.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions, non-accountable expense allowance and reimbursement of the underwriter’s out-of-pocket expenses, will be approximately US$[     ].

In addition, we have agreed, until the closing of this Offering, not to solicit, negotiate or enter into any agreement with any other broker-dealer relating to a possible private and/or public offering of the securities. If, prior to the 12-month period following the effective date of our engagement letter with the underwriter, we (i) do not complete the offering and listing of the securities on a national securities exchange and enter into discussions regarding a letter of intent or similar agreement with a third party broker-dealer and enter into a new engagement letter, and/or (ii) effect a private and/or public offering of the securities with another broker-dealer or any other person without the written consent of the Underwriters, we will be liable to the Underwriter for the accountable expenses; provided, however, that such fees shall be subject to FINRA Rule 5110(g)(5)(A) and shall not apply if and to the extent the Underwriters have advised us of the Underwriters’ inability or unwillingness to proceed with this Offering.

Underwriter’s Warrants

We have also agreed to issue to Maxim (or its permitted assignees) warrants to purchase a number of our ADSs equal to an aggregate of three percent (3.0%) of the total number of ADSs sold in this offering, or the Underwriter’s Warrants. The Underwriter’s Warrants will have an exercise price equal to 125% of the offering price of the ADSs sold in this offering and may be exercised on a cashless basis. The Underwriter’s Warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will expire 18 months after the effective date of such registration statement. The Underwriter’s Warrants are not redeemable by us. We have agreed to register the Underwriter’s Warrants and the ADSs underlying the Underwriter’s Warrants at our expense under this registration statement of which this prospectus is a part. The Underwriter’s Warrants and the shares underlying the Underwriter’s Warrants, have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Underwriter’s Warrants or the securities underlying the Underwriter’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants or the underlying securities for a period of six months from the effective date of this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Underwriter’s Warrants will provide for adjustment in the number and price of such Underwriter’s Warrants (and the shares underlying such Underwriter’s Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Right of First Refusal

We have agreed to grant Maxim, for the twelve-month period following the effective date of the registration statement related to this offering, a right of first refusal to act as lead left book runner and lead left manager and/or lead left placement agent, with at least 50.0% of the economics for a two handed deal and 33.3% of the economics for a three handed deal, for any and all future public and private equity, convertible or debt offerings of the Company’s securities.

Lock-Up Agreements

We and our directors, officers any other holder(s) of five percent (5.0%) or more of our outstanding ordinary shares as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into shares of ordinary share) shall enter into customary “lock-up” agreements in favor of Maxim pursuant to which such persons and entities shall agree, for a period of six months after the IPO is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Maxim’s prior written consent, including the issuance of shares upon the exercise of currently outstanding options approved by Maxim.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of our capital stock or any securities convertible into or exercisable or exchangeable for any of our capital stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the Underwriters, for a period of three (3) months from the effective date of the registration statement of which this prospectus forms a part.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our ADSs will be determined through negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our ADSs will trade in the public market subsequent to this offering or that an active trading market for our ADSs will develop and continue after this offering.

Stock Exchange

We have applied to have our ADSs listed on the Nasdaq under the symbol “ICG.” There is no assurance that such application will be approved, and if our application is not approved, this offering will not be completed.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our ordinary shares, including ordinary shares in the form of ADSs, during and after this offering, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our ADSs, which involve the sale by the underwriter of a greater number of ADSs than they are required to purchase in this offering and purchasing ADSs on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing ordinary shares, including ordinary shares in the form of ADSs, in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this offering.

The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because Maxim has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result of these activities, the price of our ADSs may be higher than the price that otherwise might exist in the open market. The underwriter may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriter make any representation that the underwriter will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our ADSs. The initial public offering price will be determined by negotiation between us and Maxim. The principal factors to be considered in determining the initial public offering price include, but not limited to:

•	the information set forth in this prospectus and otherwise available to Maxim;

•	our history and prospects and the history and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•	other factors deemed relevant by the underwriter and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriter can assure investors that an active trading market will develop for our ADSs or that the ADSs will trade in the public market at or above the initial public offering price.

Affiliations

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Potential Conflicts of Interest

The underwriters and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter, its affiliates, directors, officers and employees may at any time purchase, sell, make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of ours and our affiliates. The underwriter and its affiliates, directors, officers and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs, you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada. The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to the ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ADSs in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the IFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland. The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan. The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam. This offering of ADSs has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission registration fee	US$4,000
Financial Industry Regulatory Authority, Inc. filing fee	US$6,000
Nasdaq listing fee	US$25,000
Printing and engraving expenses	US$200,000
Legal fees and expenses	US$1,920,416
Accounting fees and expenses	US$343,000
Miscellaneous	US$549,165
Total	US$3,047,581

These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us in proportion to the numbers of ADSs sold in the offering by us, respectively.

LEGAL MATTERS

We are being represented by Morgan, Lewis & Bockius with respect to legal matters of United States federal securities and New York State law. The underwriters are being represented by Loeb & Loeb LLP with respect to certain matters of United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by Grandall. Conyers Dill & Pearman and Morgan, Lewis & Bockius may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law. Loeb & Loeb LLP may rely upon Grandall with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2021 and for each of the three years ended December 31, 2021 included in this prospectus have been audited by Mazars USA LLP, an independent registered public accounting firm, and are included in reliance upon their report given on the authority of such firm as experts in accounting and auditing.

The offices of Mazars USA LLP are located at 135 West 50th Street, New York, New York 10020.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INTCHAINS GROUP LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Intchains Group Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Intchains Group Limited (“Parent”) and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Information

The accompanying Condensed Financial Information of Parent has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The Condensed Financial Information of Parent is the responsibility of the Company’s management. Our audit procedures included determining whether the Condensed Financial Information of Parent reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Condensed Financial Information of Parent. In forming our opinion on the Condensed Financial Information of Parent, we evaluated whether the Condensed Financial Information of Parent, including its form and content, is presented in conformity with the requirements of Regulation S-X 12-04 of the Securities and Exchange Act of 1934 adopted by the Securities and Exchange Commission. In our opinion, the Condensed Financial Information of Parent is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Mazars USA LLP

We have served as the Company’s auditor since 2021.

New York, New York

March 3, 2022, except for Notes 1(b), 12, 17, 19 and 20, as to which the date is

July 26, 2022

INTCHAINS GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2021

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

		As of December 31,
	Note	2020	2021
ASSETS		RMB	RMB	US$ (Note 2(f))
Current assets:
Cash and cash equivalents	4	19,627	502,420	70,629
Accounts receivable	5	6,530	—	—
Inventories	6	9,481	66,818	9,393
Prepayments and other current assets	7	7,616	38,124	5,360

Total current assets		43,254	607,362	85,382

Non-current assets:
Property, equipment, and software, net	8	406	1,623	229
Right-of-use assets	9	239	2,275	320

Total non-current assets		645	3,898	549

Total assets		43,899	611,260	85,931

LIABILITIES, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		621	6,583	926
Short-term debts	10	—	—	—
Contract liabilities	2(m)	—	3,002	422
Lease liabilities	9	239	934	131
Amounts due to related parties	16	4,803	—	—
Provision for warranty		—	463	65
Accrued liabilities and other current liabilities	11	3,997	20,615	2,898

Total current liabilities		9,660	31,597	4,442

Non-current liabilities:
Lease liabilities	9	—	1,267	178
Other non-current liabilities		46	—	—

Total non-current liabilities		46	1,267	178

Total liabilities		9,706	32,864	4,620

Commitments and contingencies (Note 17)
Shareholders’ equity(1)
Ordinary shares (US$0.000001 par value; 50,000,000,000 shares authorized, 117,647,000 shares issued and outstanding as of December 31, 2021, and 100,000,000 issued and outstanding as of December 31, 2020)	12	1	1	—
Subscriptions receivable from shareholders		(1)	(1)	—
Additional paid-in capital		50,518	144,577	20,324
Statutory reserve		—	43,674	6,140
Accumulated (deficit) retained earning		(16,325)	390,145	54,847

Total equity		34,193	578,396	81,311

Total liabilities and shareholders’ equity		43,899	611,260	85,931

Note:

(1)	Retroactively restated for the stock subdivision as described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

INTCHAINS GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

For the Years Ended December 31, 2019, 2020 and 2021

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

	Note	For the Years ended December 31,
		2019	2020	2021
		RMB	RMB	RMB	US$ (Note 2(f))
Net revenue
Products revenue
From related parties		35,080	—	—	—
From third parties		736	54,603	631,838	88,822

		35,816	54,603	631,838	88,822

Total net revenue		35,816	54,603	631,838	88,822

Cost of revenue		(29,581)	(23,331)	(113,955)	(16,020)

Gross profit		6,235	31,272	517,883	72,802

Operating expenses:
Research and development expenses		(9,062)	(22,481)	(53,153)	(7,472)
Sales and marketing expenses		(1)	(91)	(3,006)	(423)
General and administrative expenses		(5,036)	(3,165)	(14,403)	(2,025)

Total operating expenses		(14,099)	(25,737)	(70,562)	(9,920)

(Loss) Income from operations
Interest Income		16	37	2,518	354
Interest expense and guarantee fee		(132)	(168)	(197)	(28)
Foreign exchange (loss)/gains, net		(55)	348	(238)	(34)
Other income	14	5,323	2,495	740	104

(Loss) Income before income tax expenses		(2,712)	8,247	450,144	63,278
Income tax expense	15	(238)	—	—	—

Net (loss) income and total comprehensive (loss) income		(2,950)	8,247	450,144	63,278

Weighted average number of shares used in per share calculation:(1)
— Basic and diluted	17	100,000,000	100,000,000	100,870,300	100,870,300

Net (loss)/earnings per share
—Basic and diluted	17	(0.03)	0.08	4.46	0.63

Note:

(1) Retroactively restated for the stock subdivision as described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

INTCHAINS GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2019, 2020 and 2021

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

	Ordinary shares(1)		Subscription receivables from shareholders
	Number of Shares	Amount		Additional paid-in capital	Statutory reserve	Accumulated (deficit) profit	Total
Balance as of January 1, 2019	100,000,000	1	(1)	43,595	—	(21,622)	21,973

Net loss and total comprehensive loss for the year	—	—	—	—	—	(2,950)	(2,950)
Share-based compensation expenses (Note 13)	—	—	—	923	—	—	923
Capital injection	—	—	—	400	—	—	400

Balance as of December 31, 2019	100,000,000	1	(1)	44,918	—	(24,572)	20,346

Balance as of January 1, 2020	100,000,000	1	(1)	44,918	—	(24,572)	20,346

Net income and total comprehensive income for the year	—	—	—	—	—	8,247	8,247
Capital injection	—	—	—	5,600	—	—	5,600

Balance as of December 31, 2020	100,000,000	1	(1)	50,518	—	(16,325)	34,193

Balance as of January 1, 2021	100,000,000	1	(1)	50,518	—	(16,325)	34,193
Issuance of ordinary shares	17,647,000	—*	—	100,000	—	—	100,000
Net income and total comprehensive income for the year	—	—	—	—	—	450,144	450,144
Appropriations to statutory reserve	—	—	—		43,674	(43,674)	—
Capital injection	—	—	—	4,000	—	—	4,000
Contribution from the then shareholder for the reorganization	—	—	—	602	—	—	602
Distribution to the then shareholders for the reorganization	—	—	—	(10,543)	—	—	(10,543)

Balance as of December 31, 2021	117,647,000	1	(1)	144,577	43,674	390,145	578,396

Note:

(1)	Retroactively restated for the stock subdivision as described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

*Represents amount less than RMB 1,000.

INTCHAINS GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2019, 2020 and 2021

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

	For the Years Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$ (Note 2(f))
Cash flows from operating activities
Net (loss) income	(2,950)	8,247	450,144	63,278
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Income tax expense	238	—	—	—
Depreciation and amortization of property, equipment and software	404	358	553	78
Share-based compensation expense	923	—	—	—
Amortization of right-of-use assets	36	329	801	113
Interest expense and guarantee fee	132	168	113	16
Changes in assets and liabilities:
(Increase) Decrease in accounts receivable	(4,995)	(1,535)	6,530	918
Decrease (Increase) in inventories	15,691	12,941	(57,337)	(8,060)
Decrease (Increase) in prepayments and other current assets	458	(1,947)	(30,508)	(4,289)
(Decrease) Increase in accounts payable	(452)	441	5,962	838
(Decrease) Increase in contract liabilities	(11,763)	(5,737)	3,002	422
(Decrease) Increase in lease liabilities	(36)	(329)	(875)	(123)
(Decrease) Increase in accrued liabilities and other liabilities	(3,673)	2,650	17,035	2,396

Net cash (used in) provided by operating activities	(5,987)	15,586	395,420	55,587

Cash flows from investing activities:
Purchase of property, equipment and software	(165)	(251)	(1,770)	(249)

Net cash used in investing activities	(165)	(251)	(1,770)	(249)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	—	—	100,000	14,058
Proceeds from capital contribution in a subsidiary from a shareholder	400	5,600	4,000	562
Proceeds from short-term debts	4,000	1,952	5,000	703
Repayment of short-term debts	—	(5,952)	(5,000)	(703)
Interest expense and guarantee fee	(132)	(168)	(113)	(16)
Contribution from the then shareholder for the reorganization	—	—	602	85
Distribution to the then shareholders for the reorganization	—	—	(10,543)	(1,482)
Amount due from a related party	(1,000)	1,000	(4,803)	(675)
Amounts due to related parties	120	(2,181)	—	—

Net cash provided by financing activities	3,388	251	89,143	12,532

Net (decrease) increase in cash and cash equivalents	(2,764)	15,586	482,793	67,870
Cash and cash equivalents, at the beginning of year	6,805	4,041	19,627	2,759

Cash and cash equivalents at the end of year	4,041	19,627	502,420	70,629

Supplemental disclosure of cash flow information:
Cash paid for interest	94	168	92	13
Cash paid for guarantee fee	38	—	21	3

The accompanying notes are an integral part of these consolidated financial statements.

INTCHAINS GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

1.	Organization and principal activities

(a)	Principal activities

Intchains Group Limited (the “Company” or “Parent Company”), an exempted company with limited liability incorporated in the Cayman Islands and its subsidiaries are collectively referred to as the “Group”. The Group are principally engaged in integrated circuit (the “IC”) design and sale of application-specific IC (the “ASIC”) chips and the solution based on these chips in the People’s Republic of China (the “PRC”).

Intchains DQ Asset Holding Limited and Intchains SCH Holding Limited, limited liability companies incorporated in the British Virgin Islands (the “BVI”), are the ultimate holding companies of the Company and are owned by Mr. Qiang Ding (“Mr. Ding”) and Mr. Chaohua Sheng (“Mr. Sheng”). Mr. Ding and Mr. Sheng are the ultimate controlling shareholders (collectively, the “Controlling Shareholders” or the “Co-Founders”) of the Company.

As at the date of this report, the Company had direct and indirect interests in its subsidiaries, all of which are private limited liability companies, the particulars of which are set out below:

Name of subsidiaries	Date of incorporation	Place of incorporation	Equity interest held	Principal activities
Intchains Global Limited	October 29, 2021	The BVI	100%	Investment Holding
Intchains Pte. Ltd.	November 17, 2021	Singapore	100%	Research and development of ICs
Intchains Investment (BVI) Limited	July 1, 2021	The BVI	100%	Investment Holding
Intchains Technology (Hongkong) Limited	July 16, 2021	Hong Kong	100%	Investment Holding and Trading business
Jerryken Intelligent Technology (Shanghai) Co., Ltd.	September 28, 2021	Shanghai, China	100%	Research and development of ICs
Shanghai Intchains Technology Co., Ltd.	December 13, 2017	Shanghai, China	100%	Research and development of ICs
Shanghai Lianfa Information Technology Co., Ltd.	September 9, 2021	Shanghai, China	100%	Research and development of ICs
Shanghai Xinbaiwei Smart Technology Co., Ltd.	October 22, 2021	Shanghai, China	100%	Research and development of ICs
Yancheng Intchains Technology Co., Ltd.*	July 19, 2019	Yancheng, China	100%	Research and development of ICs
Shanghai Intchains Technology (Hong Kong) Company Limited.*	August 2, 2018	Hong Kong	100%	Trading business

*

Yancheng Intchains Technology Co., Ltd. was de-registered on September 17, 2021. Shanghai Intchains Technology (Hong Kong) Company Limited was transferred to an independent third party with consideration of RMB10,000 on August 19, 2021, the disposal loss was immaterial.

(b)	Reorganization and stock subdivision

Prior to the incorporation of the Company, the Group’s business was carried out by Shanghai Intchains Technology Co., Ltd. (“Shanghai Intchains”) and its subsidiaries. Shanghai Intchains was established by the Co-Founders and other minor shareholders. Yancheng Intchains Technology Co., Ltd. and Shanghai Intchains Technology (Hong Kong) Company Limited were then subsidiaries of Shanghai Intchains. To facilitate offshore financing, an offshore corporate structure was formed in December 2021 (the “Reorganization”), which was carried out as follows:

1) On June 28, 2021, the Company was incorporated in the Cayman Islands by the Controlling Shareholders and other minor shareholders of Shanghai Intchains*.

2) On July 1, 2021, Intchains Investment (BVI) Limited was incorporated in the BVI.

3) On July 16, 2021. Intchains Technology (Hongkong) Limited was incorporated in Hong Kong.

4) On September 9, 2021, Shanghai Lianfa Information Technology Co., Ltd. was incorporated in Shanghai, the PRC.

5) On September 28, 2021, Jerryken Intelligent Technology (Shanghai) Co., Ltd. (“Jerryken Shanghai”) was incorporated in Shanghai, the PRC.

6) On October 9, 2021, Golden Stone Hong Kong Holding Limited (“Golden Stone HK”), a Hong Kong company wholly-owned by an independent third party, acquired a 1% equity interest in Shanghai Intchains at a consideration of US$94,192.

7) On October 22, 2021, Shanghai Xinbaiwei Smart Technology Co., Ltd. was incorporated in Shanghai, the PRC.

8) On October 29, 2021, Intchains Global Limited was incorporated in the BVI.

9) On November 2, 2021, Jerryken Shanghai acquired approximately 82.49% equity interest in Shanghai Intchains at a consideration of RMB 49.4949 million.

10) On December 6, 2021, Jerryken Shanghai acquired the 0.18% equity interest in Shanghai Intchains from Golden Stone HK at a cash consideration of RMB 0.1055 million and the remaining 17.33% equity interest in Shanghai Intchains from its other shareholders at an aggregate cash consideration of RMB 10.4375 million, which was recorded as deemed distribution to these shareholders. Shanghai Intchains then became a wholly-owned subsidiary of Jerryken Shanghai.

11) On July 8, 2022, the Company effected 100 for 1 stock subdivision.

*As the shareholdings in the Company and Shanghai Intchains were with a high degree of common ownership immediately before and after the Reorganization, even though no single investor controlled the Group, the transaction of the Reorganization was determined as recapitalization with lack of economic substance, and was accounted for in a manner similar to a common control transaction. Consequently, the financial information of the Group is presented on a carryover basis for all periods presented. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company has been accounted for at historical cost at the beginning of the first period presented in the accompanying consolidated financial statements. The number of outstanding shares in the consolidated balance sheets, the consolidated statements of changes in shareholders’ equity, and per share information including the net (losses)/earnings per share have been presented retrospectively as of the beginning off the earliest period presented on the consolidated financial statements to reflect the final shares immediately after the stock subdivision on July 8, 2022. Such retrospective presentation had been replaced by actual issuance of share capital of the Company as of December 31, 2021, as applicable.

2.	Principal Accounting Policies

(a)	Basis of presentation

Pursuant to the reorganization as disclosed in Note 1(b), the Company was incorporated on June 28, 2021 and became the holding company of the companies now comprising the Group on December 6, 2021. As the Reorganization only involved inserting new holding entities at the top of an existing company and has not resulted in any change of respective interests of the shareholders, the Consolidated Financial Statement for the reporting periods has been presented as a continuation of the existing company by applying the principles of merger accounting as if the Reorganization had been completed at the beginning of the reporting periods.

The consolidated statements of operations and comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of the Group for the years ended December 31, 2019, 2020 and 2021 include the results and cash flows of all companies now comprising the Group from the earliest date presented or since the date when the subsidiaries and/or businesses first came under the common control of the Controlling Shareholders, where this is a shorter period. The consolidated statements of financial position of the Group as at December 31, 2020 and 2021 have been prepared to present the assets and liabilities of the subsidiaries and/or businesses using the existing book values from the Controlling Shareholders’ perspective. No adjustments are made to reflect fair values, or recognize any new assets or liabilities as a result of the Reorganization.

All intra-group transactions and balances have been eliminated on consolidation.

(b)	Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(c)	Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from such estimates.

The Company believes that accounting estimation of share-based compensation expense, allowance for doubtful accounts and provision for product warranty reflect significant judgments and estimates used in the preparation of its consolidated financial statements.

Management bases the estimates on historical experience and on various other assumptions as discussed elsewhere to the consolidated financial statements that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could materially differ from these estimates.

(d)	Consolidation

The Group’s consolidated financial statements include the financial statements of the Company and its subsidiaries, for which the Company or its subsidiary is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

(e)	Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is the United States dollar (“US$”), while the functional currency of the PRC entities in the Group is RMB as determined based on the criteria of ASC 830, Foreign Currency Matters.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured at the balance sheet date exchange rate. The resulting exchange differences are included in the consolidated statements of operations and comprehensive income as foreign exchange related gains or loss.

The financial statements of the Group are translated from the functional currency to the reporting currency, RMB. Assets and liabilities of the Company and its subsidiaries incorporated outside of PRC are translated into RMB at fiscal year-end exchange rates, income and expense items are translated at average exchange rates prevailing during the fiscal year, representing the index rates stipulated by the People’s Bank of China. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as a separate component of shareholders’ equity on the consolidated financial statement. The exchange rates used for translation on December 31, 2020 and 2021 were US$1.00=RMB 6.5249 and RMB 6.3757 respectively, representing the index rates stipulated by the People’s Bank of China.

(f)	Convenience translation

The unaudited United States dollar (“US$”) amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers. Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the rate of US$1.00=RMB7.1135 on September 30, 2022, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on December 31, 2021, or at any other rate.

(g)	Fair value of financial instruments

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value include:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, for the assets or liabilities either directly or indirectly.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Group’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, short-term debts and other liabilities.

As of December 31, 2020 and 2021, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, short-term debts and other liabilities approximated to their fair values reported in the consolidated balance sheets due to the short term nature of these instruments.

(h)	Cash and cash equivalents

Cash and cash equivalents include cash in bank with no restrictions.

(i)	Accounts receivable

Accounts receivables are presented net of allowance for doubtful accounts. The Group uses specific identification in providing for bad debts when facts and circumstances indicate that collection is doubtful and based on factors listed in the following paragraph. If the financial conditions of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

The Company maintains an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for doubtful accounts on general basis taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the customers as well as the age of the individual receivables balance. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability.

(j)	Inventories

The Group’s inventories consist of finished goods, work in process and raw materials, which are purchased from contract manufacturers and component suppliers. Inventories are stated at the lower of cost or net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving and obsolete inventory, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Group takes ownership, risks and rewards of the products purchased.

In accordance with ASC 855-10-55-1(b), the Group considers all data available, including future demand and subsequent changes in product prices that may provide additional information about the valuation of inventories at the balance sheet date.

(k)	Property, equipment and software

Property, equipment and software are stated at historical cost less accumulated depreciation, amortization and impairment loss, if any. Depreciation and amortization are calculated using the straight-line method over the shorter of their estimated useful lives of these assets or the term of the related leases. The estimated useful lives are as follows:

Leasehold improvements	the shorter of their useful lives or the lease terms
Computers and electronic equipment	3 years
Furniture	3-5 years
Software	3 years

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive income.

(l)	Impairment of long-lived assets

For other long-lived assets including property, equipment and software and other non-current assets, the Group evaluates for impairment whenever events or changes (triggering events) indicate that the carrying amount of an asset may no longer be recoverable. The Group assesses the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to receive from use of the assets and their eventual disposition. Such assets are considered to be impaired if the sum of the expected undiscounted cash flows is less than the carrying amount of the assets. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(m)	Contract liabilities

Cash proceeds received from customers before product delivery is recognized as contract liabilities and is recognized as revenue when revenue recognition criteria are met.

The prepayments received from customers as of December 31, 2020 and 2021 were nil and RMB3,002,000, respectively. The revenue recognized during years ended December 31, 2020 and 2021 for such contract liability was RMB5,737,000 and nil, respectively.

(n)	Revenue from contracts with customers (ASC 606)

The Group recognizes revenue to depict the transfer of promised goods to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services.

Products revenue

The Group generates revenue primarily from engaging in the IC design and sale of ASIC chips and ancillary software and hardware as a unified product.

The Group’s sales arrangements usually require full prepayment before the delivery of products after April 2021.Before that date, the Group offer credit sales to certain significant, long-standing customers in China. The payment terms was up to 6 months.

Generally, the sales of ASIC chips and ancillary software and hardware forms an integral part of the performance obligations. ASIC chips are the most crucial hardware component embedded into the Group’s products that provide computing power and are also the key factor determining efficiency of the applications of the Group’s products. Other key hardware includes the computing board, control board, and other accessories such as power supply and structural parts. Software is embedded in hardware to provide basic configuration of relevant hardware that enables end-users to monitor the working conditions of the chips in real time, including real-time hash rate, temperature, and network connection. All of these components are part of the Group’s products with regard to the Group in completing its performance obligations. Therefore, the Group recognizes product revenue, including sales of customized IC products designed based on the customer’s specifications and requirements which the Group could, if the customized IC products had not been purchased by the customers that ordered them, redirect the customized IC products for other use without practical limitations and contractual restriction with a reasonable profit margin reported due to no significant costs to be incurred/significant reduction in unit selling price, at a point in time based on management’s evaluation of when the control of the products has been passed to customers. The transfer of control is considered complete when products have been picked up by or deliver to shipper of the Group’s customers.

The Group offers a standard product warranty of not longer than six months that the product will operate under normal use. Except for the product warranty, the Group is not obligated to provide significant after-sales service such as hardware/software upgrades or updates. At the time revenue is recognized, an estimate of future warranty costs, is recorded as sales and marketing expenses. The reserves established are regularly monitored based upon historical experience and any actual claims charged against the reserve. The amount of total warranty costs incurred was immaterial for each of the years ended December 31, 2019, 2020 and 2021.

(o)	Value-added-tax (“VAT”) recoverable and surcharges

Value added tax recoverable represent amounts paid by the Group for purchases. The surcharges (i.e., Urban construction and maintenance tax, educational surtax, local educational surtax) were 5%-6% of the value-added-tax depending on the tax payer’s location.

(p)	Cost of revenue

Amounts recorded as cost of revenue relate to direct expenses incurred in order to generate revenue. Cost of revenue consists of product costs, including cost of raw materials, contract manufacturers for production, shipping and handling costs and research and development costs for production of customized hardware and chips in research phase.

(q)	Research and development expenses

Research and development expenses consist primarily of salary and welfare for research and development personnel, tape-out expenses, consulting and contractor expenses, testing and tooling materials and manufacturing for trial and other expenses in associated with research and development personnel. The Group recognizes research and development expenses as expenses when incurred.

(r)	Sales and marketing expenses

Sales and marketing expenses consist primarily of salary and welfare for sales and marketing personnel, traveling expenses and other expenses in associated with sales and marketing personnel.

(s)	General and administrative expenses

General and administrative expenses consist primarily of salary and welfare for general and administrative personnel, rental expenses and professional service fees.

(t)	Government grants

Government grants represent cash subsidies received from the PRC government. Cash subsidies which have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized as “other income” when received. Total government grants recognized in “other income” were RMB5,323,000, RMB2,495,000 and RMB661,000 for the years ended December 31, 2019, 2020 and 2021, respectively, and recognized in “other current liabilities” were nil, RMB2,520,000 and RMB2,520,000 as of December 31, 2019, 2020 and 2021, respectively. The amounts recognized under “other current liabilities” represent conditions for obtaining grants are not met but cash subsidies received as of December 31, 2019, 2020 and 2021.

(u)	Lease arrangement as lessee

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) asset, lease liability, and lease liability-non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, which it calculates based on the credit quality of the Company and by comparing interest rates available in the market for similar borrowings, and adjusting this amount based on the impact of collateral over the term of each lease.

(v)	Employee social security and welfare benefits

Employees of the Group in the PRC are entitled to staff welfare benefits including pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund plans through a PRC government-mandated multi-employer defined contribution plan. The Group is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government.

The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed and no legal obligation beyond the contributions made. Employee social security and welfare benefits included as expenses in the consolidated statements of operations and comprehensive income amounted to RMB1,297,000, RMB686,000 and RMB2,748,000 for the years ended December 31, 2019, 2020 and 2021, respectively.

(w)	Income taxes

The Group accounts for income taxes under the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and income tax bases of assets and liabilities and are measured using the tax income rates that will be in effect when the differences are expected to reverse. A valuation allowance is recorded if it is more likely than not that some portion or all of a deferred income tax assets will not be realized in the foreseeable future.

The Group evaluates its uncertain tax positions using the provisions of ASC 740-10, Income Taxes, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Group recognizes in the financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. It is the Group’s policy to recognize interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense.

(x)	Share-based compensation expense

The Company grants restricted shares and share options to eligible employees and accounts for share-based compensation expense in accordance with ASC 718, Compensation—Stock Compensation.

Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses immediately at the grant date if vested immediately.

On October 25, 2019, one of the Controlling Shareholders, Mr. Ding, granted approximately 0.5% shares to certain employees without vesting conditions. The Group calculated the fair value of those shares on the grant date based on the then transaction price of capital injection of the third parties. The total share-based compensation expense amounted to approximately RMB923,000 was fully recognized in the profit or loss in 2019.

No share-based compensation expense was recognized for the years ended December 31, 2020 and 2021.

(y)	Statutory reserves

The Group’s subsidiaries incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of after-tax profit determined in accordance with PRC accounting standards and regulations (“PRC GAAP”).

Appropriation to the statutory reserve should be at least 10% of the after tax net income determined in accordance with the legal requirements in the PRC until the reserve is equal to 50% of the entities’ registered capital. The Group is not required to make appropriation to other reserve funds and the Group does not have any intentions to make appropriations to any other reserve funds.

The general reserve fund can only be used for specific purposes, such as offsetting the accumulated losses, enterprise expansion or increasing the registered capital. Appropriations to the general reserve funds are classified in the consolidated balance sheets as statutory reserves.

There are no legal requirements in the PRC to fund these reserves by transfer of cash to restricted accounts, and the Group has not done so.

Relevant laws and regulations permit payments of dividends by the PRC subsidiaries and affiliated companies only out of their retained earnings, if any, as determined in accordance with respective accounting standards and regulations. Accordingly, the above balances are not allowed to be transferred to the Company in terms of cash dividends, loans or advances.

During the year ended December 31, 2021, the Group appropriated RMB 43,674,000 to statutory reserve mainly for Shanghai Intchains. No appropriations were made during years ended December 31, 2020 and 2019.

(z)	(Loss)/Earnings per share

Basic (loss)/earnings per share is computed by dividing net (loss)/income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

Diluted (loss)/earnings per share is calculated by dividing net (loss)/income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalents shares outstanding during the period. Dilutive equivalent shares are excluded from the computation of diluted (loss)/earnings per share if their effects would be anti-dilutive. Ordinary share equivalents consist of the ordinary shares issuable in connection with the Group’s ordinary shares issuable upon the conversion of the share-based awards, using the treasury stock method.

(aa)	Segment reporting

For management purposes, the Group has only one operating segment, which was IC development and research and sales of products in 2019, 2020 and 2021. All revenue from external customers is derived from Mainland China. Further, all the employee and principal assets employed by the Group are located in China, PRC.

The Group’s long-lived assets are substantially located in the PRC.

Accordingly, no segment analysis is provided.

(ab)	Recently issued accounting pronouncements

i. New and amended standards adopted by the Group:

In August 2018, the FASB released ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements on fair value measurements. The provisions ofASU2018-13 are to be applied using a prospective or retrospective approach, depending on the amendment, and are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Group adopted this guidance on January 1, 2020 and it did not have a material effect on the Company’s consolidated financial statements.

In January 2020, the FASB issued Accounting Standards Update No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments clarified that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The amendments also clarified that for the purpose of applying paragraph 815-10-15-141(a) an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option in accordance with the financial instruments guidance in Topic 825. An entity also would evaluate the remaining characteristics in paragraph 815-10-15-141 to determine the accounting for those forward contracts and purchased options. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The standard is effective for the Group for fiscal years beginning after December 15, 2021, with early adoption permitted. The Group has elected early adoption of this ASU on January 1, 2021. The Group reviewed the impact of this ASU on its consolidated financial statements and concluded that the impact was immaterial.

ii. New and amended standards not yet adopted by the Group:

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This guidance requires that financial assets measured at amortized cost be presented at the net amount expected to be collected. The measurement of expected credit losses is based on historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses (“ASU 2018-19”), which clarifies certain topics included within ASU 2016-13. In November 2019, the FASB issued ASU 2019-10, which extends the adoption date for certain registrants. The amendments in ASU 2016-13 and 2018-19 are effective for the Group for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group does not plan to early adopt the new guidance and will assess the impact before adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions and amending and clarify existing guidance. The standard is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3.	Risks and concentration

(a)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Group places its cash and cash equivalents with financial institutions with high credit ratings and quality.

The Group conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Accounts receivable are unsecured and are derived from revenue earned through customers. The Group manages the risk with respect to accounts receivable by credit evaluations performed on customers.

Accounts receivable concentration of credit risk is as below:

	As of December 31
	2020	2021
Customer A	58%	—
Customer B	41%	—

Customers which contributed more than 10% of total revenue are as below:

	For the years ended December 31,
	2019	2020	2021
Customer A	46%	60%	25%
Customer B	—	15%	18%
Customer C	—	—	23%
Hangzhou Maocheng Investment Management Partnership (Note a)	52%	—	—

Note a: Hangzhou Maocheng Investment Management Partnership is the related party of the Company for the years ended December 31, 2019, 2020 and 2021 (Note 16).

(b)	Supplier concentration

The Group currently purchases all of its integrated circuits, an important component of its IC products, from a third-party foundry partner. Although only a limited number of manufacturers for such integrated circuits are available, management believes that other suppliers could provide similar integrated circuits on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

4.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand. The following table sets forth a breakdown of cash and cash equivalents by currency denomination and jurisdiction as of December 31, 2020 and 2021:

	RMB		RMB equivalent (US$)	Total in RMB
	China	Hong Kong	Hong Kong
December 31, 2020	18,096	—	1,531	19,627
December 31, 2021	402,420	100,000	—	502,420

5.	Accounts receivable

	As of December 31,
	2020	2021
Accounts receivable, gross	6,530	—
Less: allowance for doubtful accounts	—	—

Accounts receivable	6,530	—

6.	Inventories

Inventories consist of the following:

	As of December 31,
	2020	2021
Finished goods	4,702	42,638
Work in process	3,096	5,833
Raw materials	1,683	18,347

Total	9,481	66,818

During the years ended December 31, 2019, 2020 and 2021, the Group did not have any write-downs for the obsolete inventories.

7.	Prepayments and other current assets

The current portion of prepayments and other current assets consist of the following:

	As of December 31,
	2020	2021
Prepayments and other current assets
VAT deductible	1,792	—
Prepayments to vendors (Note a)	5,692	31,590
Prepayments of listing expenses (Note b)	—	6,288
Rental and other deposits	100	72
Others	32	174

	7,616	38,124

Note a: Prepayments to vendors mainly represent prepayments made to a third-party supplier for foundry service.

Note b: The amount represents incremental costs directly attributable to the Company’s Initial Public Offering.

8.	Property, equipment and software, net

Property, equipment and software consist of the following:

	As of December 31
	2020	2021
	RMB	RMB
Cost:
Leasehold improvements	217	683
Computers and electronic equipment	1,204	1,811
Furniture	30	448
Software	30	308

Total cost	1,481	3,250
Less: Accumulated depreciation and amortization	(1,075)	(1,627)

Property, equipment and software, net	406	1,623

Depreciation and amortization expenses recognized for the years ended December 31, 2019, 2020 and 2021 are summarized as follows:

	Years Ended December 31
	2019	2020	2021
	RMB	RMB	RMB
Research and development expenses	333	297	442
Sales and marketing expenses	—	1	8
General and administrative expenses	71	60	103

Total	404	358	553

9.	Lease

The Group leases facilities under non-cancellable operating leases. The terms of substantially all of these leases are three years or less. When determining the lease term, the Group includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. All of the Group’s leases qualify as operating leases. Variable lease cost and short-term leases (lease terms less than 12 months) are recognized as incurred.

(a)	The components of lease expenses were as follows:

	Years Ended December 31,
	2019	2020	2021
Lease cost:
Amortization of right-of-use assets	36	329	801
Interest of lease liabilities	1	7	84
Expenses for short-term lease within 12 months	299	308	156

Total lease cost	336	644	1,041

(b)	Supplemental cash flow information related to leases was as follows:

	Years Ended December 31
	2019	2020	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	37	336	885

(c)	Supplemental balance sheet information related to leases was as follows:

	As of December 31,
	2020	2021
Weighted-average remaining lease term
Operating leases	10.5 months	30 months
Weighted-average discount rate
Operating leases	4% per annum	4% per annum

(d)	Maturities of lease liabilities were as follows:

As of December 31,
2021
Years Ending December 31,
2022	1,007
2023	1,007
2024	300

Total undiscounted lease payments	2,314

Less: imputed interest	(113)

Total lease liabilities	2,201

10.	Short-term debts

	As of December 31
	2020	2021
Short-term bank loans (Note a)	—	—

Note a:

During the year ended December 31, 2021, the Group entered into certain short-term loan agreements with Shanghai Pudong Development Bank Co., Ltd., new branch of Shanghai Pilot Free Trade Zone. with aggregated principal amount of RMB5,000,000, which was guaranteed by Mr. Sheng and his spouse, and an independent third party carried interest in fixed rate of 4% per annum. The amount was fully repaid on October 25, 2021.

11.	Accrued liabilities and other current liabilities

	As of December 31,
	2020	2021
Salary and welfare payable	1,212	3,810
Other tax payables	150	8,515
Other current liabilities (Note a)	2,520	2,520
Accrued listing expenses (Note b)	—	5,228
Others	115	542

Total	3,997	20,615

Note a: The amounts as of December 31, 2020 and 2021, represent the government grants received in advance.

Note b: The amount represents incremental costs directly attributable to the Company’s Initial Public Offering payable by the Group.

12.	Share capital

On June 28, 2021, Intchains Group Limited was incorporated in the Cayman Islands as an exempted company with limited liability to become our offshore holding company with authorized share capital of US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each. On June 28, 2021, the Company issued 1,000,000 ordinary shares to existing shareholders at a price of US$0.0001 per share for a total cash consideration of US$100. All share capital is unpaid yet.

On December 14, 2021, the directors of the Company and shareholders approved that, 176,470 ordinary shares of the Company was issued and allotted to Golden Stone Capital Limited at a consideration of RMB100,000,000.

On July 8, 2022, the Company effected 100 for 1 stock subdivision, such that the (i) authorised share capital of the Company was subdivided from US$50,000 divided into 500,000,000 shares, US$0.0001 par value each to US$50,000 divided into 50,000,000,000 shares, US$0.000001 par value each, and (ii) the issued and outstanding shares were 117,647,000 shares of par value of US$0.000001 each.

13.	Share-based compensation expense

On October 25, 2019, the Co-Founders granted 110,000 shares to certain employees which are vested immediately as without vesting conditions. The Group calculated the fair value of those shares on the grant date based on the then transaction price of capital injection of the third parties. The total share-based compensation expense amounted to approximately RMB923,000 was fully recognized in the net loss in 2019.

14.	Other income

	Years Ended December 31,
	2019	2020	2021
Government grants	5,323	2,495	661
Others	—	—	79

	5,323	2,495	740

The government grants are provided by local government to support the qualified projects of IC industry with no repayment obligations. The amount recognized represents conditions for meeting grants are fulfilled for the years ended December 31, 2019, 2020 and 2021. In addition, during the years ended December 31, 2019, Shanghai Intchains was also entitled to a further subsidy on lease payment from the local government authority. Such subsidy of approximately RMB308,000 was directly settled by the relevant local government authority to the landlord.

15.	Income Taxes

(a)	Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to income, corporation or capital gains tax, and no withholding tax is imposed upon the payment of dividends.

(b)	British Virgin Islands

Pursuant to the rules and regulations of the British Virgin Islands, the Group is not subject to any income tax in the British Virgin Islands.

(c)	Hong Kong Profits Tax

No provision for Hong Kong profits tax has been made as the Group had no assessable profits derived from or earned in Hong Kong.

(d)	PRC Enterprise Income Tax (“EIT”)

Shanghai Intchains obtained its High and New Technology Enterprises (“HNTE”) certificate with a valid period of three years in 2019. Therefore, Shanghai Intchains is eligible to enjoy a preferential tax rate of 15% from 2019 to 2021 to the extent it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority. In addition, Shanghai Intchains is qualified as an integrated circuit design enterprise and enjoying a 5-year tax holiday (two year full exemption followed by three year half reduction) beginning from 2021 after utilizing all prior years’ tax losses. Therefore, Shanghai Intchains is eligible to enjoy a preferential tax rate of 0% after utilizing all prior year’s tax losses in the future. The Group’s other PRC subsidiaries are subject to the statutory income tax rate of 25%.

As of December 31, 2019, 2020 and 2021, the Company had tax loss carry forwards of approximately RMB44,242,000, RMB54,649,000 and nil, which mainly arose from Shanghai Intchains. The carry forward period for net operating losses under the EIT Law is five years. However, Shanghai Intchains is eligible to enjoy a preferential tax rate of 0% after utilizing all prior year’s tax losses. These tax losses would not be expected to have effect on the effective taxation rate (0%).

(e)	PRC Withholding Income Tax on Dividends

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.”

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a Foreign-invested Enterprise (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within

China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company is incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if the immediate holding company in Hong Kong owns directly at least 25% of the shares of the FIE and could be recognized as a Beneficial Owner of the dividend from PRC tax perspective.

As of December 31, 2020 and 2021, the Company did not record any withholding tax on the retained earnings of its subsidiaries in the PRC as the Group does not have any plan to require its PRC subsidiaries to distribute their retained earnings and intends to retain them to operate and expand its business in the PRC.

A reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	Years Ended December 31,
	2019	2020	2021
PRC statutory income tax rates	25.00%	25.00%	25.00%
Effect of expenses not deductible for tax purposes	-0.29%	0.06%	0.01%
Effect of additional deduction of research and development expense	31.34%	-64.14%	-2.22%
Benefits of tax losses and temporary differences utilized	-8.75%	—	—
Effect of tax incentives	-56.05%	39.08%	-22.79%

Total	-8.75%	0.00%	0.00%

Composition of income tax expense

The current and deferred portions of income tax expense included in the consolidated statements of operations and comprehensive (loss)/income are as follows:

	Years Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Current tax	—	—	—
Deferred taxation
— Temporary differences	(1,831)	—	—
— Tax loss	2,069	—	—
Subtotal	238	—	—

Income tax expenses	238	—	—

Deferred taxation

Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. The unrecognized temporary differences and tax losses carried forward that may give rise to the deferred tax balances as of December 31, 2020 and 2021, are as follows:

	As of December 31,
	2020	2021
Tax losses carried forward (Note a)	54,649	—
Accrued revenue and expense	10,551	9,080
Accelerated tax depreciation	(399)	(1,252)

Total	64,801	7,828

Note a: Tax losses included the tax effect of additional deduction of research and development expenses.

No deferred taxation had been recognized for the above temporary difference and tax losses carried forward because the Group determines that it is likely that the effective tax rate would be at a preferential rate of 0% when the deferred tax assets would be utilized in the future during the tax holiday as approved by the relevant tax authorities. In making such determination, the Group considered factors including the expected schedule of future taxable income exclusive of reversing temporary differences and tax loss carry forwards. If events occur in the future that allow the Group to realize more of its deferred tax assets than the presently recorded amount, an adjustment to the deferred tax balances will decrease tax expense when those events occur.

As of December 31, 2020 and 2021, the Group did not have any significant unrecognized uncertain tax positions.

16.	Related party transactions

a)

For the years ended December 31, 2019, 2020 and 2021, the related party transactions are as follows:

	Years Ended December 31,
	2019	2020	2021
Transaction amounts with related parties
Revenue from related parties (Note a)	35,080	—	—

As of December 31, 2020 and 2021, the related party balances are as follows:

	As of December 31,
	2020	2021
Due from

Due to
Mr. Sheng (one of the Controlling Shareholders) (Note b)	13	—
Mr. Feng Yang (a share holder of the Company) (Note b)	4,790	—

Note a:

The related parties transactions represent revenue generated from provision of customized chips and hardware to Huzhou Yihong Intelligent Technology Co., Ltd. and Hangzhou Maocheng Investment Management Partnership, companies with common shareholders of the Group, of approximately RMB16,310,000 and RMB18,770,000, respectively, for the year ended December 31, 2019. Huzhou Yihong Intelligent Technology Co., Ltd. ceased to be the related party of the Group from October 17, 2019 onward.

The cost of revenue of the Group in relation to the related party transactions for the year ended December 31, 2019 is approximately RMB29,406,000.

Note b:	The amounts due to Mr. Sheng and Mr. Feng Yang, the shareholders of the Group, are non-trade in nature, unsecured, interest-free and repayable on demand and all repaid in 2021.

As disclosed in Note 10 to the consolidated financial statements, during the year ended December 31, 2021, the Group entered into certain short-term loan agreements with Shanghai Pudong Development Bank Co., Ltd., new branch of Shanghai Pilot Free Trade Zone. with aggregated principal amount of RMB5,000,000, which was guaranteed by Mr. Sheng, and his spouse, and an independent third party carried interest in fixed rate of 4% per annum. The amount was fully repaid on October 25, 2021.

17.	Basic and diluted net (loss)/earnings per share

Basic and diluted (loss)/earnings per share have been calculated in accordance with ASC 260 on computation of (loss)/earnings per share for each of the years ended December 31, 2019, 2020 and 2021, are calculated as follows:

	Years Ended December 31,
	2019	2020	2021
Basic and diluted net (loss)/earnings per share calculation
Numerator:
Net (loss)/earnings attributable to ordinary shareholders, basic and diluted	(2,950)	8,247	450,144
Denominator:
Weighted-average ordinary shares outstanding, basic and diluted(1)	100,000,000	100,000,000	100,870,300
Net (loss)/earnings per share attributable to ordinary shareholders:
Basic	(0.03)	0.08	4.46
Diluted	(0.03)	0.08	4.46

Note:

(1)	Retroactively restated for the stock subdivision as described in Note 1.

18.	Commitments and contingencies

On December 21, 2021, the Group entered into a sale and purchase agreement (the “S&P Agreement”) with an independent third party, pursuant to which, the Group agreed to purchase a premise located in Shanghai, the PRC, at a consideration of RMB112,855,500 and fulfill certain tax requirement in not less than approximately RMB50,000,000 in aggregate starting from the date of the S&P Agreement to December 31, 2024. On January 6, 2022, the Group has paid 10% of the total consideration which is refundable subject to (i) the agreement is terminated by uncontrollable factors of which the liability of breach of agreement does not lay on either the seller or the Group, or (ii) the agreement is terminated by the Group on the ground that the seller cannot fulfill the responsibility of the agreement. The remaining consideration is expected to be settled before August 31, 2022 and the construction and entire transaction are expected to be completed no later than August 31, 2024.

As of December 31, 2020 and 2021, except for disclosed above, the Group is not a party to any legal or administrative proceedings which will have a material adverse effect on the Group’s financial position, results of operations and cash flows. In addition to the information disclosed elsewhere in the notes to consolidated financial statements, the Group had no significant capital and other commitments, long-term obligations or guarantees as of December 31, 2020 and 2021.

19.	Subsequent events

The Group evaluated subsequent events through July 26, 2022. Subsequent to December 31, 2021, save as disclosed elsewhere in the consolidated financial statements, the Group has the following subsequent events:

•

In January 2022, the management of the Group has started to transfer certain of its business operations from Shanghai Intchains, which is eligible to enjoy a preferential income tax rate of 15% and 5- year tax holiday, to Jerryken Shanghai, which is subject to the statutory income tax rate of 25% and business operations will be carried in the location required and fulfill the terms and conditions as set out in the S&P Agreement. The changes of business operations within the Group has no significant impact on the consolidated financial statements.

•

The Group has acquired 100% equity interest on an entity incorporated in Singapore on 17 November 2021, namely Intchains Pte Ltd (“Intchains SG”), at a consideration of Singapore dollars 1 on February 8, 2022 (the “Acquisition Date”). At the date of acquisition, Intchains SG is a dormant company. Starting from the Acquisition Date, Intchains SG is the subsidiary of the Group.

•

The Group adopted the “Amended and Restated Articles of Association” by the way of special resolution passed on July 12, 2022, which will become effective immediately prior to the completion of the Company’s initial public offering of Class A Ordinary Shares represented by American Depositary Shares on the Designated Stock Exchange. The Group authorized 50,000,000,000 shares of a par value of US$0.000001 each, comprising (a) 49,934,912,000 Class A Ordinary Shares of a par value of US$0.000001 each and (b) 65,088,000 Class B Ordinary Shares of a par value of US$0.000001 each. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company. Each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Ordinary Share calculated at the Conversion Rate. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

•

The Group adopted the “2022 Share Incentive Plan” on July 12, 2022 (“The Plan”), by the way of special resolution passed on July 12, 2022, which shall become effective upon the completion of the proposed initial public offering of American Depositary Shares of the Company and shall continue for 10 years unless amended or terminated by the Board. The Company could use the following awards authorized for issuance or grant under the Plan: options, share appreciation rights, share awards, restricted share units, dividend equivalents or other share-based awards. The maximum aggregate number of shares that may be issued under the Plan is initially 6,500,000 Shares and shall automatically increase on the first trading day in January each calendar year during the term of the Plan, beginning on the first trading day in January 2023, by an amount equal to 1% of the total number of Shares outstanding as measured as of the last trading day in the immediately preceding calendar year, or such fewer number of Shares as determined by the Board, but in no event shall any such annual increase exceed 1,350,000 Shares. The shares issued under the Plan may be authorized, but unissued, or reacquired shares (subject to applicable laws), including shares repurchased by the Company on the open market.

20.	Condensed financial information of the parent company

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The following condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Parent Company used the equity method to account for its investment in its subsidiaries. Such investment is presented on the separate condensed balance sheets of the Parent Company as “Receivables from a subsidiary“. The Parent Company and its subsidiaries were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation.

The Parent Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted.

As of December 31, 2021, there were no material commitments or contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

As the Group’s business was operated through Shanghai Intchains prior to the Parent Company being incorporated in 28 June 2021, no Parent Company financial information of 2019 and 2020 is presented. The consolidated financial statements have been prepared as if the equity structure of the Parent Company had been in existence throughout the periods, but 100% of consolidated net assets and all of results of operations for the year ended December 31, 2019 and 2020 were restricted.

Condensed Financial Information of the Parent Company

CONDENSED BALANCE SHEET

	As of December 31, 2021
	RMB	US$
		(Note2(f)
ASSETS
Current assets:
Receivables from subsidiary	100,000	14,058

Total current assets	100,000	14,058

Total assets	100,000	14,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	—	—

Shareholders’ equity(1)
Ordinary shares (US$0.000001 par value; 50,000,000,000 shares authorized, 117,647,000 shares issued and outstanding as of December 31, 2021)	1	—
Subscriptions receivable from shareholders	(1)	—
Additional paid in capital	100,000	14,058

Total shareholders’ equity	100,000	14,058

Total liabilities and shareholders’ equity	100,000	14,058

(1) Retroactively restated for the stock subdivision as described in Note 1.

CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For the period from the inception to December 31, 2021
Gross profit	—	—
Total operating expense.	—	—
Income before income tax expenses
Net income and total comprehensive income	—	—

CONDENSED STATEMENT OF CASH FLOWS

For the period from the inception to December 31, 2021
	RMB	US$
(Note2(f)
Cash flows from operating activities	—	—
Cash flows from investing activities	—	—
Cashflow from financing activities
Effect of exchange rate changes on cash	—	—
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of the year	—	—
Cash and cash equivalents, end of the year	—	—

INTCHAINS GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2021 and September 30, 2022

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

	Note	As of December 31, 2021	As of September 30, 2022
ASSETS		RMB	RMB	US$ (Note 2(f))
Current assets:
Cash and cash equivalents	4	502,420	703,105	98,841
Inventories, net	5	66,818	76,598	10,768
Prepayments and other current assets	6	38,124	42,923	6,035

Total current assets		607,362	822,626	115,644

Non-current assets:
Property, equipment, and software, net	7	1,623	4,441	625
Right-of-use assets	8	2,275	1,566	220
Prepayments on long-term assets	9	—	112,856	15,865

Total non-current assets		3,898	118,863	16,710

Total assets		611,260	941,489	132,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		6,583	2,259	318
Contract liabilities	2(l)	3,002	1,115	157
Income tax payable		—	2,377	334
Lease liabilities	8	934	963	135
Provision for warranty		463	385	54
Accrued liabilities and other current liabilities	10	20,615	12,905	1,814

Total current liabilities		31,597	20,004	2,812

Non-current liabilities:
Lease liabilities	9	1,267	541	76

Total non-current liabilities		1,267	541	76

Total liabilities		32,864	20,545	2,888

Shareholders’ equity
Ordinary shares (US$0.000001 par value; 50,000,000,000 shares authorized, 117,647,000 shares issued and outstanding as of both September 30, 2022 and December 31, 2021)(1)	11	1	1	—
Subscriptions receivable from shareholders	11	(1)	(1)	—
Additional paid-in capital		144,577	144,577	20,324
Statutory reserve		43,674	43,674	6,140
Retained earnings		390,145	732,693	103,002

Total equity		578,396	920,944	129,466

Total liabilities and shareholders’ equity		611,260	941,489	132,354

Note:

(1)	Retroactively restated for the stock subdivision as described in Note 1.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INTCHAINS GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the Nine Months Ended September 30, 2021 and 2022

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

	Note	For the Nine month ended September 30,
		2021	2022
		RMB	RMB	US$ (Note 2(f))
Products revenue		330,331	440,076	61,865
Cost of revenue		(47,547)	(67,030)	(9,423)

Gross profit		282,784	373,046	52,442

Operating expenses:
Research and development expenses		(25,416)	(38,429)	(5,403)
Sales and marketing expenses		(1,846)	(2,989)	(420)
General and administrative expenses		(5,404)	(9,867)	(1,387)

Total operating expenses		(32,666)	(51,285)	(7,210)

Income from operations
Interest income		1,146	7,658	1,077
Interest expense and guarantee fee		(98)	(58)	(8)
Foreign exchange (loss)/gains, net		(95)	3,566	501
Other income	12	519	19,196	2,699

Income before income tax expenses		251,590	352,123	49,501
Income tax expense	13	—	9,575	1,346

Net income and total comprehensive income		251,590	342,548	48,155

Weighted average number of shares used in per share calculation(1):
— Basic and diluted	15	100,000,000	117,647,000	117,647,000
Net earnings per share
— Basic and diluted	15	2.52	2.91	0.41

Note:

(1)	Retroactively restated for the stock subdivision as described in Note 1.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INTCHAINS GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2021 and 2022

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

	Ordinary Shares(1)		Subscription receivables from shareholders	Additional paid-in capital	Statutory reserve	Accumulated (deficit) profit	Total
	Number of Shares	Amount
Balance as of January 1, 2021	100,000,000	1	(1)	50,518	—	(16,325)	34,193

Net income and total comprehensive income for the period	—	—	—	—	—	251,590	251,590
Appropriations to statutory reserve	—	—	—	—	24,018	(24,018)	—
Capital injection	—	—	—	4,000	—	—	4,000
Balance as of September 30, 2021	100,000,000	1	(1)	54,518	24,018	211,247	289,783

Balance as of January 1, 2022	117,647,000	1	(1)	144,577	43,674	390,145	578,396

Net income and total comprehensive income for the period	—	—	—	—	—	342,548	342,548
Balance as of September 30, 2022	117,647,000	1	(1)	144,577	43,674	732,693	920,944

Note:

(1)	Retroactively restated for the stock subdivision as described in Note 1.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INTCHAINS GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2021 and 2022

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

	For the nine months ended September 30,
	2021	2022
	RMB	RMB	US$ (Note 2(f))
Cash flows from operating activities
Net income	251,590	342,548	48,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	248	912	128
Amortization of right-of-use assets	589	709	100
Inventory provision	—	1,919	270
Interest expense and guarantee fee	98	—	—
Changes in assets and liabilities:
Decrease (Increase) in accounts receivable	6,530	—	—
Decrease (Increase) in inventories	(102,095)	(11,699)	(1,645)
Decrease (Increase) in prepayments and other current assets	(4,375)	(4,799)	(675)
Increase (Decrease) in accounts payable	7,826	(4,324)	(608)
Increase (Decrease) in contract liabilities	51,123	(1,887)	(265)
Increase (Decrease) in income tax payable	—	2,377	334
Increase (Decrease) in lease liabilities	(411)	(697)	(98)
Increase (Decrease) in provision for warranty	549	(78)	(11)
Increase (Decrease) in accrued liabilities and other liabilities	8,660	(8,772)	(1,233)

Net cash provided by operating activities	220,332	316,209	44,452

Cash flows from investing activities:
Purchase of property, equipment and software	(1,070)	(2,668)	(375)
Prepayments on long-term assets	—	(112,856)	(15,865)

Net cash used in investing activities	(1,070)	(115,524)	(16,240)

Cash flows from financing activities:
Proceeds from capital contribution in a subsidiary from a shareholder	4,000	—	—
Proceeds from short-term debts	5,000	—	—
Interest expense and guarantee fee	(98)	—	—
Amounts due to related parties	(4,803)	—	—

Net cash provided by financing activities	4,099	—	—

Net increase in cash and cash equivalents	223,361	200,685	28,212
Cash and cash equivalents, at the beginning of period	19,627	502,420	70,629

Cash and cash equivalents at the end of period	242,988	703,105	98,841

Supplemental disclosure of cash flow information:
Cash paid for interest	77	—	—
Cash paid for guarantee fee	21	—	—
Cash paid for income taxes	—	7,198	1,012

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INTCHAINS GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of RMB, except share and per share data, or as otherwise noted)

1.	Organization and principal activities

(a)	Principal activities

Intchains Group Limited (the “Company” or “Parent Company”), an exempted company with limited liability incorporated in the Cayman Islands and its subsidiaries are collectively referred to as the “Group”. The Group are principally engaged in integrated circuit (the “IC”) design and sale of application-specific IC (the “ASIC”) chips and the solution based on these chips in the People’s Republic of China (the “PRC”).

Intchains DQ Asset Holding Limited and Intchains SCH Holding Limited, limited liability companies incorporated in the British Virgin Islands (the “BVI”), are the ultimate holding companies of the Company and are owned by Mr. Qiang Ding (“Mr. Ding”) and Mr. Chaohua Sheng (“Mr. Sheng”). Mr. Ding and Mr. Sheng are the ultimate controlling shareholders (collectively, the “Controlling Shareholders” or the “Co-Founders”) of the Company.

As at the date of this report, the Company had direct and indirect interests in its subsidiaries, all of which are private limited liability companies, the particulars of which are set out below:

Name of subsidiaries	Date of incorporation	Place of incorporation	Equity interest held	Principal activities
Intchains Global Limited	October 29, 2021	The BVI	100%	Investment Holding
Intchains Pte. Ltd.	November 17, 2021	Singapore	100%	Research and development of ICs
Intchains Investment (BVI) Limited	July 1, 2021	The BVI	100%	Investment Holding
Intchains Technology (Hongkong) Limited	July 16, 2021	Hong Kong	100%	Investment Holding and Trading business
Jerryken Intelligent Technology (Shanghai) Co., Ltd.	September 28, 2021	Shanghai, China	100%	Research and development of ICs
Shanghai Intchains Technology Co., Ltd.	December 13, 2017	Shanghai, China	100%	Research and development of ICs
Shanghai Lianfa Information Technology Co., Ltd.	September 9, 2021	Shanghai, China	100%	Research and development of ICs
Shanghai Xinbaiwei Smart Technology Co., Ltd.	October 22, 2021	Shanghai, China	100%	Research and development of ICs
Yancheng Intchains Technology Co., Ltd.*	July 19, 2019	Yancheng, China	100%	Research and development of ICs
Shanghai Intchains Technology (Hong Kong) Company Limited.*	August 2, 2018	Hong Kong	100%	Trading business

*

Yancheng Intchains Technology Co., Ltd. was de-registered on September 17, 2021. Shanghai Intchains Technology (Hong Kong) Company Limited was transferred to an independent third party with consideration of RMB10,000 on August 19, 2021, the disposal loss was immaterial.

(b)	Reorganization and stock subdivision

Prior to the incorporation of the Company, the Group’s business was carried out by Shanghai Intchains Technology Co., Ltd. (“Shanghai Intchains”) and its subsidiaries. Shanghai Intchains was established by the Co-Founders and other minor shareholders. Yancheng Intchains Technology Co., Ltd. and Shanghai Intchains Technology (Hong Kong) Company Limited were then subsidiaries of Shanghai Intchains. To facilitate offshore financing, an offshore corporate structure was formed in December 2021 (the “Reorganization”), which was carried out as follows:

1) On June 28, 2021, the Company was incorporated in the Cayman Islands by the Controlling Shareholders and other minor shareholders of Shanghai Intchains*.

2) On July 1, 2021, Intchains Investment (BVI) Limited was incorporated in the BVI.

3) On July 16, 2021. Intchains Technology (Hongkong) Limited was incorporated in Hong Kong.

4) On September 9, 2021, Shanghai Lianfa Information Technology Co., Ltd. was incorporated in Shanghai, the PRC.

5) On September 28, 2021, Jerryken Intelligent Technology (Shanghai) Co., Ltd. (“Jerryken Shanghai”) was incorporated in Shanghai, the PRC.

6) On October 9, 2021, Golden Stone Hong Kong Holding Limited (“Golden Stone HK”), a Hong Kong company wholly-owned by an independent third party, acquired a 1% equity interest in Shanghai Intchains at a consideration of US$94,192.

7) On October 22, 2021, Shanghai Xinbaiwei Smart Technology Co., Ltd. was incorporated in Shanghai, the PRC.

8) On October 29, 2021, Intchains Global Limited was incorporated in the BVI.

9) On November 2, 2021, Jerryken Shanghai acquired approximately 82.49% equity interest in Shanghai Intchains at a consideration of RMB 49.4949 million.

10) On December 6, 2021, Jerryken Shanghai acquired the 0.18% equity interest in Shanghai Intchains from Golden Stone HK at a cash consideration of RMB 0.1055 million and the remaining 17.33% equity interest in Shanghai Intchains from its other shareholders at an aggregate cash consideration of RMB 10.4375 million, which was recorded as deemed distribution to these shareholders. Shanghai Intchains then became a wholly-owned subsidiary of Jerryken Shanghai.

11) On July 8, 2022, the Company effected 100 for 1 stock subdivision.

*As the shareholdings in the Company and Shanghai Intchains were with a high degree of common ownership immediately before and after the Reorganization, even though no single investor controlled the Group, the transaction of the Reorganization was determined as recapitalization with lack of economic substance, and was accounted for in a manner similar to a common control transaction. Consequently, the financial information of the Group is presented on a carryover basis for all periods presented. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company has been accounted for at historical cost at the beginning of the first period presented in the accompanying consolidated financial statements. The number of outstanding shares in the consolidated balance sheets, the consolidated statements of changes in shareholders’ equity, and per share information including the net (losses)/earnings per share have been presented retrospectively as of the beginning off the earliest period presented on the consolidated financial statements to reflect the final shares immediately after the stock subdivision on July 8, 2022.

2.	Principal Accounting Policies

(a)	Basis of presentation

Pursuant to the reorganization as disclosed in Note 1(b), the Company was incorporated on June 28, 2021 and became the holding company of the companies now comprising the Group on December 6, 2021. As the Reorganization only involved inserting new holding entities at the top of an existing company and has not resulted in any change of respective interests of the shareholders, the Consolidated Financial Statement for the reporting periods has been presented as a continuation of the existing company by applying the principles of merger accounting as if the Reorganization had been completed at the beginning of the reporting periods.

The consolidated statements of operations and comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of the Group for nine months ended September 30, 2021 and 2022 include the results and cash flows of all companies now comprising the Group from the earliest date presented or since the date when the subsidiaries and/or businesses first came under the common control of the Controlling Shareholders, where this is a shorter period. The consolidated statements of financial position of the Group as at December 31, 2021 and September 30, 2022 have been prepared to present the assets and liabilities of the subsidiaries and/or businesses using the existing book values from the Controlling Shareholders’ perspective. No adjustments are made to reflect fair values, or recognize any new assets or liabilities as a result of the Reorganization.

All intra-group transactions and balances have been eliminated on consolidation.

(b)	Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(c)	Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from such estimates.

The Company believes that accounting estimation of share-based compensation expense, inventory provision, allowance for doubtful accounts and provision for product warranty reflect significant judgments and estimates used in the preparation of its consolidated financial statements.

Management bases the estimates on historical experience and on various other assumptions as discussed elsewhere to the consolidated financial statements that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could materially differ from these estimates.

(d)	Consolidation

The Group’s consolidated financial statements include the financial statements of the Company and its subsidiaries, for which the Company or its subsidiary is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

(e)	Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is the United States dollar (“US$”), while the functional currency of the PRC entities in the Group is RMB as determined based on the criteria of ASC 830, Foreign Currency Matters.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured at the balance sheet date exchange rate. The resulting exchange differences are included in the consolidated statements of operations and comprehensive income as foreign exchange related gains or loss.

The financial statements of the Group are translated from the functional currency to the reporting currency, RMB. Assets and liabilities of the Company and its subsidiaries incorporated outside of PRC are translated into RMB at fiscal year-end exchange rates, income and expense items are translated at average exchange rates prevailing during the fiscal year, representing the index rates stipulated by the People’s Bank of China. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as a separate component of shareholders’ equity on the consolidated financial statement. The exchange rates used for translation on December 31, 2021 and September 30, 2022 were US$1.00=RMB 6.3757 and 7.0998, respectively, representing the index rates stipulated by the People’s Bank of China.

(f)	Convenience translation

The unaudited United States dollar (“US$”) amounts disclosed in the accompanying financial statements are presented solely for the convenience of the readers. Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the rate of US$1.00=RMB7.1135 on September 30, 2022, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on September 30, 2022, or at any other rate.

(g)	Fair value of financial instruments

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value include:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, for the assets or liabilities either directly or indirectly.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Group’s financial instruments consist principally of cash and cash equivalents, other receivables, accounts payable and other liabilities.

As of December 31, 2021 and September 30, 2022, the carrying values of cash and cash and cash equivalents, other receivables, accounts payable and other liabilities approximated to their fair values reported in the consolidated balance sheets due to the short term nature of these instruments.

(h)	Cash and cash equivalents

Cash and cash equivalents include cash in bank with no restrictions.

(i)	Inventories

The Group’s inventories consist of finished goods, work in process and raw materials, which are purchased from contract manufacturers and component suppliers. Inventories are stated at the lower of cost or net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving and obsolete inventory, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Group takes ownership, risks and rewards of the products purchased.

In accordance with ASC 855-10-55-1(b), the Group considers all data available, including future demand and subsequent changes in product prices that may provide additional information about the valuation of inventories at the balance sheet date.

(j)	Property, equipment and software

Property, equipment and software are stated at historical cost less accumulated depreciation, amortization and impairment loss, if any. Depreciation and amortization are calculated using the straight-line method over the shorter of their estimated useful lives of these assets or the term of the related leases. The estimated useful lives are as follows:

Leasehold improvements	the shorter of their useful lives or the lease terms
Computers and electronic equipment	3 years
Furniture	3-5 years
Software	3 years

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive income.

(k)	Impairment of long-lived assets

For other long-lived assets including property, equipment and software and prepayments on long-term assets, the Group evaluates for impairment whenever events or changes (triggering events) indicate that the carrying amount of an asset may no longer be recoverable. The Group assesses the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to receive from use of the assets and their eventual disposition. Such assets are considered to be impaired if the sum of the expected undiscounted cash flows is less than the carrying amount of the assets. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(l)	Contract liabilities

Cash proceeds received from customers before product delivery is recognized as contract liabilities and is recognized as revenue when revenue recognition criteria are met.

The prepayments received from customers as of December 31, 2021 and September 30, 2022 were RMB3,002,000 and RMB 1,115,000, respectively. The revenue recognized during the nine months ended September 30, 2021 and 2022 for such contract liability was nil and RMB3,002,000, respectively.

(m)	Revenue from contracts with customers (ASC 606)

The Group recognizes revenue to depict the transfer of promised goods to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services.

Products revenue

The Group generates revenue primarily from engaging in the IC design and sale of ASIC chips and ancillary software and hardware as a unified product.

The Group’s sales arrangements usually require full prepayment before the delivery of products after April 2021. Before that date, the Group offer credit sales to certain significant, long-standing customers in China. The payment terms was up to 6 months.

Generally, the sales of ASIC chips and ancillary software and hardware forms an integral part of the performance obligations. ASIC chips are the most crucial hardware component embedded into the Group’s products that provide computing power and are also the key factor determining efficiency of the applications of the Group’s products. Other key hardware includes the computing board, control board, and other accessories such as power supply and structural parts. Software is embedded in hardware to provide basic configuration of relevant hardware that enables end-users to monitor the working conditions of the chips in real time, including real-time hash rate, temperature, and network connection. All of these components are part of the Group’s products with regard to the Group in completing its performance obligations. Therefore, the Group recognizes product revenue, including sales of customized IC products designed based on the customer’s specifications and requirements which the Group could, if the customized IC products had not been purchased by the customers that ordered them, redirect the customized IC products for other use without practical limitations and contractual restriction with a reasonable profit margin reported due to no significant costs to be incurred/significant reduction in unit selling price, at a point in time based on management’s evaluation of when the control of the products has been passed to customers. The transfer of control is considered complete when products have been picked up by or deliver to shipper of the Group’s customers.

The Group offers a standard product warranty of not longer than six months that the product will operate under normal use. Except for the product warranty, the Group is not obligated to provide significant after- sales service such as hardware/software upgrades or updates. At the time revenue is recognized, an estimate of future warranty costs, is recorded as sales and marketing expenses. The reserves established are regularly monitored based upon historical experience and any actual claims charged against the reserve. The amount of total warranty costs incurred was immaterial for the nine months ended September 30, 2021 and 2022, respectively.

(n)	Value-added-tax (“VAT”) recoverable and surcharges

Value added tax recoverable represent amounts paid by the Group for purchases. The surcharges (i.e., Urban construction and maintenance tax, educational surtax, local educational surtax) were 5%-6% of the value- added-tax depending on the tax payer’s location.

(o)	Cost of revenue

Amounts recorded as cost of revenue relate to direct expenses incurred in order to generate revenue. Cost of revenue consists of product costs, including cost of raw materials, contract manufacturers for production, shipping and handling costs and research and development costs for production of customized hardware and chips in research phase.

(p)	Research and development expenses

Research and development expenses consist primarily of salary and welfare for research and development personnel, tape-out expenses, consulting and contractor expenses, testing and tooling materials and manufacturing for trial and other expenses in associated with research and development personnel. The Group recognizes research and development expenses as expenses when incurred.

(q)	Sales and marketing expenses

Sales and marketing expenses consist primarily of salary and welfare for sales and marketing personnel, traveling expenses and other expenses in associated with sales and marketing personnel.

(r)	General and administrative expenses

General and administrative expenses consist primarily of salary and welfare for general and administrative personnel, rental expenses and professional service fees.

(s)	Government grants

Government grants represent cash subsidies received from the PRC government. Cash subsidies which have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized as “other income” when received. Total government grants recognized in “other income” were RMB440,000 and RMB 19,196,000 for the nine months ended September 30, 2021 and 2022, respectively, and recognized in “other current liabilities” were RMB2,520,000 and RMB2,520,000 as of December 31, 2021 and September 30, 2022, respectively. The amounts recognized under “other current liabilities” represent conditions for obtaining grants are not met but cash subsidies received as of December 31, 2021 and September 30, 2022.

(t)	Lease arrangement as lessee

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) asset, lease liability, and lease liability-non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, which it calculates based on the credit quality of the Company and by comparing interest rates available in the market for similar borrowings, and adjusting this amount based on the impact of collateral over the term of each lease.

(u)	Employee social security and welfare benefits

Employees of the Group in the PRC are entitled to staff welfare benefits including pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund plans through a PRC government-mandated multi-employer defined contribution plan. The Group is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government.

The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed and no legal obligation beyond the contributions made. Employee social security and welfare benefits included as expenses in the consolidated statements of operations and comprehensive income amounted to RMB1,827,000 and RMB3,484,000 for the nine months ended September 30, 2021 and 2022, respectively.

(v)	Income taxes

The Group accounts for income taxes under the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and income tax bases of assets and liabilities and are measured using the tax income rates that will be in effect when the differences are expected to reverse. A valuation allowance is recorded if it is more likely than not that some portion or all of a deferred income tax assets will not be realized in the foreseeable future.

The Group evaluates its uncertain tax positions using the provisions of ASC 740-10, Income Taxes, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Group recognizes in the financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. It is the Group’s policy to recognize interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense.

(w)	Statutory reserves

The Group’s subsidiaries incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of after-tax profit determined in accordance with PRC accounting standards and regulations (“PRC GAAP”).

Appropriation to the statutory reserve should be at least 10% of the after tax net income determined in accordance with the legal requirements in the PRC until the reserve is equal to 50% of the entities’ registered capital. The Group is not required to make appropriation to other reserve funds and the Group does not have any intentions to make appropriations to any other reserve funds.

The general reserve fund can only be used for specific purposes, such as offsetting the accumulated losses, enterprise expansion or increasing the registered capital. Appropriations to the general reserve funds are classified in the consolidated balance sheets as statutory reserves.

There are no legal requirements in the PRC to fund these reserves by transfer of cash to restricted accounts, and the Group has not done so.

Relevant laws and regulations permit payments of dividends by the PRC subsidiaries and affiliated companies only out of their retained earnings, if any, as determined in accordance with respective accounting standards and regulations. Accordingly, the above balances are not allowed to be transferred to the Company in terms of cash dividends, loans or advances.

The Group has made RMB24,018,000 and nil appropriations to statutory reserve mainly for Shanghai Intchains for the nine months ended September 30, 2021 and 2022, respectively.

(x)	(Loss)/Earnings per share

Basic (loss)/earnings per share is computed by dividing net (loss)/income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

Diluted (loss)/earnings per share is calculated by dividing net (loss)/income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalents shares outstanding during the period. Dilutive equivalent shares are excluded from the computation of diluted (loss)/earnings per share if their effects would be anti-dilutive. Ordinary share equivalents consist of the ordinary shares issuable in connection with the Group’s ordinary shares issuable upon the conversion of the share-based awards, using the treasury stock method. For the nine months ended September 30, 2021 and 2022, the number of dilutive shares was nil.

(y)	Segment reporting

For management purposes, the Group has only one operating segment, which was IC development and research and sales of products for the nine months ended September 30, 2021 and 2022. All revenue from external customers is derived from Mainland China. Further, all the employee and principal assets employed by the Group are located in China, PRC.

The Group’s long-lived assets are substantially located in the PRC.

Accordingly, no segment analysis is provided.

(z)	Recently issued accounting pronouncements

The Company does not believe the recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited consolidated financial statements.

3.	Risks and concentration

(a)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Group places its cash and cash equivalents with financial institutions with high credit ratings and quality.

The Group’s sales arrangements usually require full prepayment before the delivery of products after April 2021. For credit sales, the Group conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Accounts receivable are unsecured and are derived from revenue earned through customers. The Group manages the risk with respect to accounts receivable by credit evaluations performed on customers. As of December 31, 2021, and September 30, 2022, accounts receivable from customers was nil.

Customers which contributed more than 10% of total revenue are as below:

	For the nine months ended September 30,
	2021	2022
Customer A	20%	46%
Customer B	15%	1%
Customer C	9%	34%
Customer D	—	18%

(b)	Supplier concentration

The Group currently purchases all of its integrated circuits, an important component of its IC products, from a third-party foundry partner. Although only a limited number of manufacturers for such integrated circuits are available, management believes that other suppliers could provide similar integrated circuits on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

4.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand. The following table sets forth a breakdown of cash and cash equivalents by currency denomination and jurisdiction as of December 31, 2021 and September 30, 2022:

	RMB		RMB equivalent USD		RMB equivalent SGD	Total in RMB
	China	Overseas	China	Overseas	Overseas
December 31, 2021	402,420	100,000	—	—	—	502,420
September 30, 2022	602,676	94,712	669	80	4,968	703,105

5.	Inventories, net

Inventories consist of the following:

	As of December 31,	As of September 30,
	2021	2022
Finished goods	42,638	28,288
Work in process	5,833	6,891
Raw materials	18,347	43,338
Inventories	66,818	78,517

Less: inventory provision	—	(1,919)

Total	66,818	76,598

During the nine months ended September 30, 2021 and 2022, the Group recorded a reserve of nil and RMB 1,919,000 for the slowing moving and obsolete inventories in cost of revenues, respectively.

6.	Prepayments and other current assets

The current portion of prepayments and other current assets consist of the following:

	As of December 31,	As of September 30,
	2021	2022
Prepayments and other current assets
VAT deductible	—	3,619
Prepayments to vendors (Note a)	31,590	23,970
Prepayments of listing expenses (Note b)	6,288	15,206
Rental and other deposits	72	72
Others	174	56

Total	38,124	42,923

Note a: Prepayments to vendors mainly represent prepayments made to a third-party supplier for foundry service.

Note b: The amount represents incremental costs directly attributable to the Company’s Initial Public Offering.

7.	Property, equipment and software, net

Property, equipment and software consist of the following:

	As of December 31,	As of September 30,
	2021	2022
Cost
Leasehold improvements	683	683
Computers and electronic equipment	1,811	3,422
Furniture	448	486
Software	308	2,389

Total cost	3,250	6,980
Less: Accumulated depreciation and amortization	(1,627)	(2,539)

Property, equipment and software, net	1,623	4,441

Depreciation and amortization expenses recognized for the nine months ended September 30, 2021 and 2022 are summarized as follows:

	For the nine months ended September 30
	2021	2022
Research and development expenses	178	760
Sales and marketing expenses	5	29
General and administrative expenses	65	123

Total	248	912

8.	Lease

The Group leases facilities under non-cancellable operating leases. The terms of substantially all of these leases are three years or less. When determining the lease term, the Group includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. All of the Group’s leases qualify as operating leases. Variable lease cost and short-term leases (lease terms less than 12 months) are recognized as incurred.

(a)	The components of lease expenses were as follows:

	For the nine months ended September 30
	2021	2022
Lease cost:
Amortization of right-of-use assets	589	709
Interest of lease liabilities	28	58
Expenses for short-term lease within 12 months	128	(51)

Total lease cost	745	716

(b)	Supplemental cash flow information related to leases was as follows:

	For the nine months ended September 30
	2021	2022
Cash paid for amounts included in the measurement of lease
Operating cash flows from operating leases	439	755

(c)	Supplemental balance sheet information related to leases was as follows:

	For the nine months ended September 30
	2021	2022
Weighted-average remaining lease term
Operating leases	28.5 months	21.44 months
Weighted-average discount rate
Operating leases	4% per annum	4% per annum

(d)	Maturities of lease liabilities were as follows:

As of September 30
2022
Years Ending December 31,
Remainder of 2022	252
2023	1,007
2024	300

Total undiscounted lease payments	1,559
Less: imputed interest	(55)

Total lease liabilities	1,504

9.	Prepayments on long-term assets

The following is a summary of prepayments on long-term assets as of December 31, 2021 and September 30, 2022:

	As of December 31,	As of September 30,
	2021	2022
Payments on buildings	—	112,856

On December 21, 2021, the Group entered into a sale and purchase agreement (the “S&P Agreement”) with an independent third party, pursuant to which, the Group agreed to purchase a premise located in Shanghai, the PRC, at a consideration of RMB112,855,500, and fulfill certain tax requirement that during the period starting from the date of the S&P Agreement to December 31, 2024, the total amount of taxes payments would be not less than approximately RMB50,000,000 in aggregate. As of September 30, 2022, the consideration has been fully paid. The prepayments are refundable subject to (i) the agreement is terminated by uncontrollable factors of which the liability of breach of agreement does not lay on either the seller or the Group, or (ii) the agreement is terminated by the Group on the ground that the seller cannot fulfill the responsibility of the agreement.

10.	Accrued liabilities and other current liabilities

	As of December 31,	As of September 30,
	2021	2022
Salary and welfare payable	3,810	3,313
Other tax payables	8,515	1,702
Other current liabilities (Note a)	2,520	2,520
Accrued listing expenses (Note b)	5,228	3,628
Others	542	1,742

Total	20,615	12,905

Note a: The amounts as of December 31, 2021, and September 30, 2022, represent the government grants received in advance.

Note b: The amount represents incremental costs directly attributable to the Company’s Initial Public Offering payable by the Group.

11.	Share capital

On June 28, 2021, Intchains Group Limited, was incorporated in the Cayman Islands as an exempted company with limited liability to become our offshore holding company with authorized share capital of US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each. On June 28, 2021, the Company issued 1,000,000 ordinary shares to existing shareholders at a price of US$0.0001 per share for a total cash consideration of US$100. All share capital is unpaid yet.

On December 14, 2021, the directors of the Company and shareholders approved that, 176,470 ordinary shares of the Company was issued and allotted to Golden Stone Capital Limited at a consideration of RMB100,000,000.

On July 8, 2022, the Company effected 100 for 1 stock subdivision, such that the (i) authorized share capital of the Company was subdivided from US$50,000 divided into 500,000,000 shares, US$0.0001 par value each to US$50,000 divided into 50,000,000,000 shares, US$0.000001 par value each, and (ii) the issued and outstanding shares were 117,647,000 shares of par value of US$0.000001 each.

The Group adopted the “Amended and Restated Articles of Association” by the way of special resolution passed on July 12, 2022, which will become effective immediately prior to the completion of the Company’s initial public offering of Class A Ordinary Shares represented by American Depositary Shares on the Designated Stock Exchange. The Group authorized 50,000,000,000 shares of a par value of US$0.000001 each, comprising (a) 49,934,912,000 Class A Ordinary Shares of a par value of US$0.000001 each and (b) 65,088,000 Class B Ordinary Shares of a par value of US$0.000001 each. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company. Each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Ordinary Share calculated at the Conversion Rate. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. As of September 30, 2022, the Amended and Restated Articles of Association have not yet come into effect.

The Group adopted the “2022 Share Incentive Plan” on July 12, 2022 (“The Plan”), by the way of special resolution passed on July 12, 2022, which shall become effective upon the completion of the proposed initial public offering of American Depositary Shares of the Company and shall continue for 10 years unless amended or terminated by the Board. The Company could use the following awards authorized for issuance or grant under the Plan: options, share appreciation rights, share awards, restricted share units, dividend equivalents or other share-based awards. The maximum aggregate number of shares that may be issued under the Plan is initially 6,500,000 Shares and shall automatically increase on the first trading day in January each calendar year during the term of the Plan, beginning on the first trading day in January 2023, by an amount equal to 1% of the total number of Shares outstanding as measured as of the last trading day in the immediately preceding calendar year, or such fewer number of Shares as determined by the Board, but in no event shall any such annual increase exceed 1,350,000 Shares. The shares issued under the Plan may be authorized, but unissued, or reacquired shares (subject to applicable laws), including shares repurchased by the Company on the open market. As of September 30, 2022, the 2022 Share Incentive Plan has not yet come into effect.

12.	Other income

	For the nine months ended September 30
	2021	2022
Government grants	440	19,196
Others	79	—

	519	19,196

The government grants are provided by local government to support the qualified projects of IC industry with no repayment obligations. The amount recognized represents conditions for meeting grants are fulfilled for the nine months ended September 30, 2021 and 2022.

13.	Income Taxes

(a)	Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to income, corporation or capital gains tax, and no withholding tax is imposed upon the payment of dividends.

(b)	British Virgin Islands

Pursuant to the rules and regulations of the British Virgin Islands, the Group is not subject to any income tax in the British Virgin Islands.

(c)	Hong Kong Profits Tax

Profits tax for the first HK$2 million of profits of corporations is 8.25 percent. Profits above that amount will be subject to the tax rate of 16.5 percent. No provision for Hong Kong profits tax has been made as the Group had no assessable profits derived from or earned in Hong Kong, for the nine months ended September 30, 2021 and 2022.

(d)	Singapore

Tax on corporate income is imposed at a flat rate of 17%. A partial tax exemption and a three-year start-up tax exemption for qualifying start-up companies are available. Under partial tax exemption, 75% of the first SGD 10,000 of chargeable income is tax exempt and 50% of the next SGD 290,000 of chargeable income is tax exempt. Under start-up tax exemption, 75% of the first SGD 100,000 of chargeable income is tax exempt and 50% of the next SGD 100,000 of chargeable income is tax exempt. The start-up exemption is not available to property development and investment holding companies. No provision for Singapore has been made as the Group had no assessable profits derived from or earned in Singapore.

(d)	PRC Enterprise Income Tax (“EIT”)

Shanghai Intchains obtained its High and New Technology Enterprises (“HNTE”) certificate with a valid period of three years in 2019. Therefore, Shanghai Intchains is eligible to enjoy a preferential taxrate of 15% from 2019 to 2021 to the extent it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority. In addition, Shanghai Intchains is qualified as an integrated circuit design enterprise and enjoying a 5-year tax holiday (two year full exemption followed by three year half reduction) beginning from 2021 after utilizing all prior years’ tax losses. Therefore, Shanghai Intchains is eligible to enjoy a preferential tax rate of 0% after utilizing all prior year’s tax losses in the future. The Group’s other PRC subsidiaries are subject to the statutory income tax rate of 25%. The carry forward period for net operating losses under the EIT Law is five years and all tax losses have been utilized during the year of 2021. However, Shanghai Intchains is eligible to enjoy a preferential tax rate of 0% after utilizing all prior year’s tax losses. These tax losses would not be expected to have effect on the effective taxation rate (0%).

(e)	PRC Withholding Income Tax on Dividends

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.”

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a Foreign- invested Enterprise (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company is incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if the immediate holding company in Hong Kong owns directly at least 25% of the shares of the FIE and could be recognized as a Beneficial Owner of the dividend from PRC tax perspective.

As of December 31, 2021 and as of September 30, 2022, the Company did not record any withholding tax on the retained earnings of its subsidiaries in the PRC as the Group does not have any plan to require its PRC subsidiaries to distribute their retained earnings and intends to retain them to operate and expand its business in the PRC.

A reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	For the nine months ended September 30
	2021	2022
PRC statutory income tax rates	25.00%	25.00%
Effect of expenses not deductible for tax purposes	0.01%	0.01%
Effect of additional deduction of research and development expense	(2.41%)	(2.04%)
Benefit from tax losses and temporary differences utilized	—	(0.67%)
Effect of tax incentive	(22.60%)	(19.58%)

Total	0.00%	2.72%

Composition of income tax expense

The current and deferred portions of income tax expense included in the consolidated statements of operations and comprehensive income are as follows:

	For the nine months ended September 30
	2021	2022
Current tax	—	9,575
Deferred taxation	—	—

Income tax expenses	—	9,575

Deferred taxation

Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. The unrecognized temporary differences carried forward that may give rise to the deferred tax balances as of December 31, 2021 and September 30, 2022, are as follows:

	As of December 31,	As of September 30,
	2021	2022
Accrued revenue and expense	9,080	3,383
Accelerated tax depreciation	(1,252)	(2,415)
Inventory provision	—	1,919

Total	7,828	2,887

No deferred taxation had been recognized for the above temporary difference and tax losses carried forward because the Group determines that it is likely that the effective tax rate would be at a preferential rate of 0% when the deferred tax assets would be utilized in the future during the tax holiday as approved by the relevant tax authorities. In making such determination, the Group considered factors including the expected schedule of future taxable income exclusive of reversing temporary differences and tax loss carry forwards. If events occur in the future that allow the Group to realize more of its deferred tax assets than the presently recorded amount, an adjustment to the deferred tax balances will decrease tax expense when those events occur.

As of December 31, 2021 and September 30, 2022, the Group did not have any significant unrecognized uncertain tax positions.

14.	Related party transactions

During the nine months ended September 30, 2021, the Group entered into certain short-term loan agreements with Shanghai Pudong Development Bank Co., LTD. New Branch of Shanghai Pilot Free Trade Zone. with aggregated principal amount of RMB5,000,000, which was guaranteed by a controlling shareholder, and his spouse, and an independent third party with the interest fixed rates 4% per annum. The amount was fully repaid on October 25, 2021.

During the nine months ended September 30, 2021 and 2022, except for disclosed above, the Group did not conduct any transaction with related parties. As of December 31, 2021 and September 30, 2022, the amount due to (or due from) related parties was nil.

15.	Basic and diluted net earnings per share

Basic and diluted earnings per share have been calculated in accordance with ASC 260 on computation of earnings per share for each of the periods ended September, 2021 and 2022, are calculated as follows:

	For the nine months ended September 30
	2021	2022
Basic and diluted net earnings per share calculation
Numerator:
Net earnings attributable to ordinary shareholders, basic and diluted	251,590	342,548
Denominator:
Weighted-average ordinary shares outstanding, basic and diluted(1)	100,000,000	117,647,000
Net earnings per share attributable to ordinary shareholders:
Basic	2.52	2.91
Diluted	2.52	2.91

Note:

(1)	Retroactively restated for the stock subdivision as described in Note 1.

16.	Subsequent events

The Group evaluated subsequent events through November 3, 2022. Subsequent to September 30, 2022, except as disclosed elsewhere in the unaudited interim condensed consolidated financial statements, the Group has no other material events or transactions identified that should have been recorded or disclosed in the unaudited interim condensed consolidated financial statements.

3,575,000 American Depositary Shares

Representing 7,150,000 Class A Ordinary Shares

Intchains Group Limited

PROSPECTUS

Maxim Group LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Purchaser	Date of Sale or Issuance	Number and type of Security	Consideration		Underwriting Discount and Commission
Osiris International Cayman Limited	June 28, 2021	1 ordinary share		US$0.0001	n/a
DQ BVI	June 28, 2021	259,615 ordinary shares		US$25.9615	n/a
SCH BVI	June 28, 2021	173,077 ordinary shares		US$17.3077	n/a
Intchains ZWM Holding Limited	June 28, 2021	76,919 ordinary shares		US$7.6919	n/a
Yang Feng 888 Capital Limited	June 28, 2021	53,846 ordinary shares		US$5.3846	n/a
Intchains YL Holding Limited	June 28, 2021	53,846 ordinary shares		US$5.3846	n/a
MAOCITY LIMITED	June 28, 2021	42,323 ordinary shares		US$4.2323	n/a
Intchains PW Holding Limited	June 28, 2021	28,835 ordinary shares		US$2.8835	n/a
Intchains GH Holding Limited	June 28, 2021	13,462 ordinary shares		US$1.3462	n/a
Intchains CZX Holding Limited	June 28, 2021	51,043 ordinary shares		US$5.1043	n/a
Intchains HZZ Holding Limited	June 28, 2021	48,077 ordinary shares		US$4.8077	n/a
Intchains RH Holding Limited	June 28, 2021	19,231 ordinary shares		US$1.9231	n/a
Intchains DQ Holding Limited	June 28, 2021	30,000 ordinary shares		US$3.0000	n/a
CHX 1 BVI	June 28, 2021	125,000 ordinary shares		US$12.5000	n/a
CHX 2 BVI	June 28, 2021	24,726 ordinary shares		US$2.4726	n/a
Golden Stone Capital Limited	December 14, 2021	176,470 ordinary shares	RMB	100,000,000	n/a

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Intchains Group Limited

EXHIBIT INDEX

Exhibit Number		Description of Document

1.1	†	Form of Underwriting Agreement

3.1	†	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1	†	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	†	Registrant’s Specimen Certificate for Class A ordinary shares

4.3	†	Form of Deposit Agreement, among the Registrant, the Depositary and holders of the American Depositary Receipts

4.4	†	Form of the Underwriter’s Warrants (included in Exhibit 1.1)

5.1	†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares and Underwriter’s Warrants being registered

5.2	†	Opinion of Morgan, Lewis & Bockius regarding the validity of the Underwriter’s Warrants being registered

8.1	†	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

8.2	†	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

8.3	†	Opinion of Morgan, Lewis & Bockius LLP regarding certain U.S. tax matters

10.1	†	Share Incentive Plan

10.2	†	Form of Indemnification Agreement with the Registrant’s directors

10.3	†	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

21.1	†	Subsidiaries of the registrant

23.1		Consent of Mazars USA LLP

23.2	†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3	†	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.3)

23.4	†	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)

23.5	†	Consent of Conway Kong-Wai Lee

23.6	†	Consent of Qingyang Gu

23.7	†	Consent of Weiping Ma

23.8	†	Consent of Morgan, Lewis & Bockius (included in Exhibit 5.2)

24.1	†	Power of Attorney (included on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

99.3	†	Consent of Frost & Sullivan

107	†	Calculation of Filing Fee Tables

*	To be filed by amendment
†	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 3, 2022.

Intchains Group Limited

By:	/s/ Qiang Ding
Name:	Qiang Ding
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Qiang Ding Name: Qiang Ding	Chairman and Chief Executive Officer (principal executive officer)	November 3, 2022

* Name: Chaohua Sheng	Chief Technology Officer and Director	November 3, 2022

* Name: Chaowei Yan	Chief Financial Officer (principal financial and accounting officer)	November 3, 2022

*By:	/s/ Qiang Ding
Name: Qiang Ding
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Intchains Group Limited has signed this registration statement or amendment thereto in Newark, Delaware on November 3, 2022.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi

Title:	Managing Director